UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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CARDTRONICS PLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 2, 2019

Dear Shareholder:

Over the course of our twenty five year operating history, Cardtronics has evolved into the world’s leading owner/operator of ATMs with an unrivaled position in each of its key markets. The combination of our ATM footprint at major retailers in the U.S. and extensive financial institution relationships creates a unique value network. Our retailers benefit from our ATMs in their stores, financial institutions benefit from lower costs to provide key cash-based financial services to their customers, and consumers benefit from convenient access to ATMs.

Cardtronics operates approximately 227,000 ATMs across four continents. A company of our scale is equipped to respond to and grow from changes in its customer base. In 2018, we navigated the loss of our largest partner relationship, 7-Eleven in the U.S., which accounted for 12.5% of our revenues the previous year. Despite this headwind, we delivered strong free cash flow growth when compared with the prior year and our stock price increased throughout 2018. We have a solid financial position and, as we move forward, expect our established business franchise to continue delivering strong free cash flows and organic growth.

Our succession planning successfully transitioned Edward H. West seamlessly to CEO from CFO on January 1, 2018, and our new CFO, Gary W. Ferrera, completed his first full year with the Company in 2018. We also appointed two new members to the Cardtronics Board of Directors (the “Board”):

•	Douglas Braunstein, founder and managing partner of Hudson Executive Capital, which, through its funds, is our largest shareholder. Mr. Braunstein brings over 30 years of experience in financial services and served in several senior leadership roles at JPMorgan Chase & Co., including as CFO.
•	Warren Jenson brings strong transformational experience critical to Cardtronics and has helped shape several companies at important inflection points, most notably NBC, Delta Air Lines, Amazon.com, Electronic Arts and LiveRamp (formally known as Acxiom).

In November, 2018, I succeeded Dennis Lynch as independent Board Chair, and, in keeping with our focus on good governance, the Board rotated committee assignments. The current iteration of our Board brings together nine professionals from highly relevant and diverse backgrounds, including two women, one of whom is chair of our audit committee.

As management communicated at our first investor day on March 27, 2019, Cardtronics is well-positioned to leverage our leading ATM network and end-to-end capabilities for sustainable growth and value creation. Cash remains an important payment choice for consumers across our markets. Moreover, the ongoing evolution of payment technologies, consumer behaviors and the financial services industry is providing growth opportunities for Cardtronics. We are commited to investing in new products and technology to continue delivering meaningful value to our financial institution, retailer and financial technology partners. We remain focused on utilizing our unrivaled platform to drive sustainable growth and additional transactions to the Company’s network while expanding margins.

As the Chairman of Cardtronics Plc, it is my pleasure to invite you on behalf of the entire Board to attend our 2019 annual meeting of shareholders. I also ask for your voting support, welcome your input, and thank you for your investment in Cardtronics.

Sincerely,

Mark Rossi
Chair of the Board of Directors

April 2, 2019

Dear Shareholder:

We cordially invite you to attend our 2019 Annual General Meeting of Shareholders. We will hold our meeting on Wednesday, May 15, 2019 at 5 p.m. BST at Weil, Gotshal & Manges LLP, 110 Fetter Lane, London EC4A 1AY, United Kingdom.

As a shareholder of Cardtronics plc, you play an important role in our company by considering and taking action on the matters set forth in the attached proxy statement. We appreciate the time and attention you invest in making thoughtful decisions.

Attached you will find a notice of meeting and proxy statement that contain further information about the items upon which you will be asked to vote and the meeting itself, including:

•	How to obtain admission to the meeting if you plan to attend; and
•	Different methods you can use to vote your proxy, including by internet, telephone and mail.

Every shareholder vote is important, and we encourage you to vote as promptly as possible. If you cannot attend the meeting in person, you may listen to the meeting via webcast. Instructions on how to access the live webcast are included in the proxy statement.

Sincerely,

Edward H. West
Chief Executive Officer

Cardtronics plc
2050 West Sam Houston Parkway South, Suite 1300
Houston, Texas 77042

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

April 2, 2019

Dear Shareholder:

Notice is hereby given that the 2019 Annual General Meeting of Shareholders (the “Annual Meeting”) of Cardtronics plc, an English public limited company (“Cardtronics”), will be held on Wednesday, May 15, 2019 at 5 p.m. BST at Weil, Gotshal & Manges LLP, 110 Fetter Lane, London EC4A 1AY, United Kingdom.

At the Annual Meeting, you will be asked to consider and vote on the following:

1.	To elect three Class III directors, Julie Gardner, Mark Rossi and Warren C. Jenson, each by separate ordinary resolution, to our Board of Directors to serve until the 2022 Annual General Meeting of Shareholders;
2.	To elect Edward H. West as a Class II director to our Board of Directors to serve until the 2021 Annual General Meeting of Shareholders;
3.	To elect Douglas L. Braunstein as a Class I director to our Board of Directors to serve until the 2020 Annual General Meeting of Shareholders;
4.	To ratify, on an advisory basis, our Audit Committee’s selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2019;
5.	To re-appoint KPMG LLP (U.K.) as our U.K. statutory auditors under the U.K. Companies Act 2006, to hold office until the conclusion of the next annual general meeting of shareholders at which accounts are presented to our shareholders;
6.	To authorize our Audit Committee to determine our U.K. statutory auditors’ remuneration;
7.	To approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the proxy statement;
8.	To approve, on an advisory basis, the directors’ remuneration report (other than the directors remuneration policy) for the fiscal year ended December 31, 2018;
9.	To receive our U.K. Annual Reports and Accounts for the fiscal year ended December 31, 2018, together with the reports of the auditors therein;
10.	To approve the terms of the agreements and counterparties pursuant to which we may purchase our Class A ordinary shares; and
11.	To generally and unconditionally authorize Cardtronics, subject to and in accordance with the provisions of the U.K. Companies Act 2006, to send, convey or supply all types of notices, documents or information to our shareholders by electronic means, including making such notices, documents or information available on a website.

Resolutions in proposals 1-11 will be proposed during the Annual Meeting as ordinary resolutions, which means that, assuming a quorum is present, each such resolution will be approved if a simple majority of votes cast (whether in person or by proxy) for or against a resolution are cast in favor of the resolution.

Further details of the proposals are set out in the proxy statement under the relevant descriptions of the proposals.

2019 PROXY STATEMENT | 3

With respect to the non-binding advisory votes in proposals 4, 7, and 8, the result of the vote for each proposal will not require our Board of Directors to take any action. Our Board of Directors values the opinions of our shareholders as expressed through advisory votes and other communications. Our Board of Directors will carefully consider the outcome of the advisory vote on each proposal.

During the Annual Meeting, our Board of Directors will present to our shareholders our U.K. statutory accounts together with our U.K. statutory reports, including the directors’ report, the strategic report, the directors’ remuneration report and the auditors’ report for the fiscal year ended December 31, 2018 (our “U.K. Annual Reports and Accounts”). Our Board of Directors will also provide an opportunity for shareholders to raise questions in relation to our U.K. Annual Reports and Accounts.

Only shareholders of record at the close of business on March 18, 2019 are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponements thereof. A list of shareholders will be available commencing April 30, 2019 and may be inspected at our offices during normal business hours prior to the Annual Meeting. The list of shareholders also will be available for review at the Annual Meeting. In the event there are not sufficient votes for a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

The proxy materials include this notice, the proxy statement, our U.K. Annual Reports and Accounts for the fiscal year ended December 31, 2018 and the enclosed proxy card. The proxy statement provides information about the agenda and related matters for the Annual Meeting. It also describes how our Board of Directors operates, provides information about its director candidates and provides information about the other items of business to be conducted at the Annual Meeting.

Your vote is important. Even if you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card as promptly as possible to ensure that your shares are represented. If you attend the Annual Meeting, you may withdraw any previously submitted proxy and vote in person.

Sincerely,

Aimie Killeen Company Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 15, 2019

The Notice of Annual General Meeting of Shareholders, Proxy Statement for the Annual General Meeting of Shareholders and our Annual Report on Form 10-K to Shareholders for the fiscal year ended December 31, 2018 are available at www.proxyvote.com

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PROXY STATEMENT		7
ABOUT THE ANNUAL MEETING		8
PROPOSAL 1:	ORDINARY RESOLUTIONS TO ELECT CLASS III DIRECTORS	12
PROPOSAL 2:	AN ORDINARY RESOLUTION TO ELECT NEWLY APPOINTED CLASS II DIRECTOR	14
PROPOSAL 3:	AN ORDINARY RESOLUTION TO ELECT NEWLY APPOINTED CLASS I DIRECTOR	15
CONTINUING DIRECTORS		15
PROPOSAL 4:	AN ORDINARY RESOLUTION TO RATIFY THE SELECTION OF KPMG LLP (U.S.) AS OUR U.S. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	17
PROPOSAL 5:	AN ORDINARY RESOLUTION TO RE-APPOINT KPMG LLP (U.K.) AS OUR U.K. STATUTORY AUDITORS UNDER THE U.K. COMPANIES ACT 2006	18
PROPOSAL 6:	AN ORDINARY RESOLUTION TO AUTHORIZE OUR AUDIT COMMITTEE TO DETERMINE OUR U.K. STATUTORY AUDITORS’ REMUNERATION	19
PROPOSAL 7:	AN ORDINARY RESOLUTION OF A NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	20
PROPOSAL 8:	AN ORDINARY RESOLUTION OF A NON-BINDING ADVISORY VOTE TO APPROVE THE DIRECTORS’ REMUNERATION REPORT	22
PROPOSAL 9:	AN ORDINARY RESOLUTION TO RECEIVE OUR U.K. ANNUAL REPORTS AND ACCOUNTS	23
PROPOSAL 10:	AN ORDINARY RESOLUTION TO APPROVE THE TERMS OF AGREEMENTS PURSUANT TO WHICH WE MAY PURCHASE OUR CLASS A ORDINARY SHARES	24
PROPOSAL 11:	AN ORDINARY RESOLUTION TO GENERALLY AND UNCONDITIONALLY AUTHORIZE CARDTRONICS, SUBJECT TO AND IN ACCORDANCE WITH THE U.K. COMPANIES ACT 2006 TO SEND, CONVEY OR SUPPLY ALL TYPES OF NOTICES, DOCUMENTS OR INFORMATION TO SHAREHOLDERS BY ELECTRONIC MEANS, INCLUDING MAKING SUCH NOTICES, DOCUMENTS OR INFORMATION AVAILABLE ON A WEBSITE	27
CORPORATE GOVERNANCE		28
SHARE OWNERSHIP MATTERS		34
EXECUTIVE OFFICERS		37
COMPENSATION DISCUSSION AND ANALYSIS		39
COMPENSATION COMMITTEE REPORT		53
2019 PROXY STATEMENT | 5

2019 PROXY STATEMENT | 6

Cardtronics plc
2050 West Sam Houston Parkway South, Suite 1300
Houston, Texas 77042

PROXY STATEMENT

These proxy materials are furnished to you in connection with the solicitation of proxies by the Board of Directors (our “Board”) of Cardtronics plc, an English public limited company (“Cardtronics”), for use at our 2019 Annual General Meeting of Shareholders and any adjournments or postponements of the meeting (the “Annual Meeting”). The Annual Meeting will be held on May 15, 2019 at 5 p.m. BST at Weil, Gotshal & Manges LLP, 110 Fetter Lane, London EC4A 1AY, United Kingdom.

On or prior to April 22, 2019, we will mail a Notice of Internet Availability to our shareholders of record and beneficial owners who owned our Class A ordinary shares at the close of business on March 18, 2019 (the “Record Date”). The Notice of Internet Availability contains information on how to access the proxy materials and vote online at www.proxyvote.com. The Notice of Annual General Meeting of Shareholders, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 are available to you in the Investor Relations section of our website at www.cardtronics.com or, upon your request, paper versions of these materials will be delivered to you by mail.

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ABOUT THE ANNUAL MEETING

What is the purpose of the 2019 Annual General Meeting of Shareholders?

At the Annual Meeting, our shareholders will be asked to: (1) elect three Class III directors, Julie Gardner, Mark Rossi and Warren C. Jenson, each by separate ordinary resolution, to our Board to serve until the 2022 Annual General Meeting of Shareholders; (2) elect Edward H. West as a Class II director to our Board of Directors to serve until the 2021 Annual General Meeting of Shareholders; (3) elect Douglas L. Braunstein as a Class I director to our Board of Directors to serve until the 2020 Annual General Meeting of Shareholders; (4) ratify our Audit Committee’s selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2019; (5) re-appoint KPMG LLP (U.K.) as our U.K. statutory auditors under the U.K. Companies Act 2006, to hold office until the conclusion of the next Annual General Meeting of Shareholders at which accounts are presented to our shareholders; (6) authorize our Audit Committee to determine our U.K. statutory auditors’ remuneration; (7) approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in this proxy statement; (8) approve, on an advisory basis, the directors’ remuneration report; (9) receive our U.K. statutory accounts together with our U.K. statutory reports, including the directors’ report, the strategic report, the directors’ remuneration report and the auditors’ report for the fiscal year ended December 31, 2018 (our “U.K. Annual Reports and Accounts”); (10) approve the terms of agreements and counterparties pursuant to which we may purchase our Class A ordinary shares and authorize all or any of our Directors to enter into, complete and do all things necessary to effect the share repurchase contracts; and (11) generally and unconditionally authorize us, subject to and in accordance with the provisions of the U.K. Companies Act 2006 to send, convey or supply all types of notices, documents or information to our shareholders by electronic means, including making such notices, documents or information available on a website. Each of the above matters that will be submitted to shareholders for their approval is described in more detail herein.

Resolutions in the proposals will be proposed as ordinary resolutions which means that, assuming a quorum is present, each such resolution will be approved if a simple majority of votes cast (whether in person or by proxy) for or against a resolution are cast in favor of the resolution.

With respect to the non-binding advisory votes in Proposal 4 (ratification of our Audit Committee’s selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2019), Proposal 7 (approval, on an advisory basis, of the compensation of the Named Executive Officers as disclosed in this proxy statement) and Proposal 8 (approval, on an advisory basis, of the directors’ remuneration report), the result of the vote for each proposal will not require our Board to take any action. Our Board values the opinions of our shareholders as expressed through advisory votes and other communications and will carefully consider the outcome of the advisory vote on each proposal.

Certain proposals are items that are required to be approved by shareholders periodically in accordance with the U.K. Companies Act 2006 and may not have an analogous requirement under U.S. laws or regulations. As such, while these proposals may be familiar to shareholders accustomed to being shareholders of companies incorporated in England and Wales, other shareholders may be less familiar with these proposals and should review and consider each proposal carefully.

Who may vote at the Annual Meeting?

Our Board has fixed March 18, 2019 as the record date for the Annual Meeting. If you are a shareholder of Cardtronics as of the close of business on the Record Date, you are qualified to receive notice of and to vote at the Annual Meeting.

As of the Record Date there were 46,307,928 shares outstanding and entitled to vote at the Annual Meeting. As of the Record Date, our directors and executive officers beneficially owned, in the aggregate, approximately 8,467,685 such shares, representing beneficial ownership of 18.3% of the outstanding shares as of that date, and these shares are included in the number of shares entitled to vote at the Annual Meeting.

A complete list of shareholders of record entitled to vote will be open to the examination of any shareholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting at our offices in Houston, Texas during ordinary business hours. Such list shall also be open to the examination of any shareholder present at the Annual Meeting.

When and where is the Annual Meeting?

Our Annual Meeting will take place on Wednesday, May 15, 2019 at 5 p.m. BST at Weil, Gotshal & Manges LLP, 110 Fetter Lane, London EC4A 1AY, United Kingdom.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, then you own shares through multiple accounts with our transfer agent and/or your broker, bank or other nominee. Please sign and return all proxy cards to ensure that all of your shares are voted at the Annual Meeting.

What is the difference between holding shares as a “shareholder of record” and holding shares in “street name”?
•	Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered a “shareholder of record” with respect to those shares, and you are receiving these proxy materials directly from us. As the shareholder of record, you have the right to mail your proxy directly to us or to vote in person at the Annual Meeting.
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•	Street Name Shareholder. If your shares are held in a stock brokerage account, by a bank or other holder of record (commonly referred to as being held in “street name”), you are the “beneficial owner” with respect to those shares and these proxy materials are being forwarded to you by that custodian, which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and you are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker, bank or other nominee has provided voting instructions for you to use in directing the broker, bank or other nominee how to vote your shares. If you fail to provide sufficient instructions to your broker, bank or other nominee, the shareholder of record may be prohibited from voting your shares as discussed elsewhere in this proxy statement.
How do I vote my shares?
•	Shareholder of Record. Shares held directly in your name as the shareholder of record can be voted in person at the Annual Meeting or you can provide a proxy to be voted at the Annual Meeting by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you plan to vote in person at the Annual Meeting, please bring proof of identification. Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.
•	Street Name Shareholder. If you hold your shares in “street name,” please follow the instructions provided by your broker, bank or other holder of record (the record holder). Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. If you hold your shares in street name and wish to simply attend the Annual Meeting, please bring proof of ownership and identification.
What is a proxy?

A proxy is your legal designation of another person to vote the shares that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Our Board has appointed the individuals indicated on the enclosed proxy card (the “Proxy Holders”) to serve as proxies for the Annual Meeting.

If you are a shareholder of record and you properly complete and submit a proxy, your shares will be voted by the Proxy Holders in accordance with your instructions on this proxy. If you complete and submit a proxy, but do not indicate how you wish to vote, the Proxy Holders will vote in accordance with the recommendations of our Board as set forth after each proposal.

If you hold shares in “street name” through a broker, in some cases your shares may be voted even if you do not provide your broker, bank or other nominee with voting instructions. At the Annual Meeting, a broker will not have discretionary authority to vote on any of the proposals in the absence of timely instructions from the beneficial owners, except for Proposal 4 (ordinary resolution to ratify our Audit Committee’s selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2019), Proposal 5 (ordinary resolution to re-appoint KPMG LLP (U.K.) as our U.K. statutory auditors under the U.K. Companies Act 2006), Proposal 6 (ordinary resolution to authorize our Audit Committee to determine our U.K. statutory auditors’ remuneration) and Proposal 9 (ordinary resolution to receive our U.K. Annual Reports and Accounts). See “What is the effect of abstentions and broker non-votes and what vote is required to approve each proposal discussed in this proxy statement?” below for additional information.

How many votes must be present to hold the Annual Meeting?

There must be a quorum present for any business to be transacted at the Annual Meeting. A quorum is the presence at the Annual Meeting, in person or by proxy, of shareholders who together are entitled to cast at least the majority of the voting rights of Cardtronics as of the Record Date. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the Annual Meeting. As of the Record Date, there were 46,307,928 shares issued outstanding and entitled to vote at the Annual Meeting. Consequently, the presence of the holders of at least 23,153,964 shares, in person or by proxy, is required to establish a quorum for the Annual Meeting.

If less than a quorum is represented at the Annual Meeting, the meeting will be adjourned by the chair of the meeting, or as otherwise provided in our Articles of Association, to such other day and such other time and/or place as determined in accordance with our Articles of Association.

How many votes do I have?

You are entitled to one vote for each share that you owned on the Record Date on all proposals considered at the Annual Meeting. Pursuant to our Articles of Association, cumulative voting rights are prohibited.

Can I change my vote after I return my proxy card?

Yes. Even after you have returned your proxy card, you may revoke your proxy at any time before it is exercised by: (i) submitting a written notice of revocation to our Company Secretary, Aimie Killeen, by mail to Cardtronics plc, 2050 West Sam Houston Parkway South, Suite 1300, Houston, Texas 77042 or by facsimile at (832) 308-4770 no later than May 15, 2019; (ii) mailing in a new proxy card bearing a later date, but received by us no later than May 15, 2019; or (iii) attending the Annual Meeting and voting in person, which suspends the powers of the Proxy Holders.

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If you hold your shares in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or nominee in accordance with that entity’s procedures.

Could other matters be decided at the Annual Meeting?

At the time this proxy statement was filed, we did not know of any matters to be raised at the Annual Meeting other than those proposals referenced in this proxy statement. With respect to any other matter that properly comes before the Annual Meeting, the Proxy Holders will vote the proxies as recommended by our Board or, if no recommendation is given, in their own discretion.

What is the effect of abstentions and broker non-votes and what vote is required to approve each proposal discussed in this proxy statement?

Proposal 1. Each of the proposed directors will be elected if a simple majority of votes cast at the Annual Meeting (whether in person or by proxy) for or against a resolution are cast in favor of the proposed director as required for the uncontested election of each of the proposed directors. This means that each of the Class III director nominees must receive the simple majority of votes cast (whether in person or by proxy) for that Class III director nominee to be elected to our Board. Warren C. Jenson was appointed to our Board as a Class III director during the calendar year 2018 and is being nominated by our Board for election by the shareholders for the first time. You may vote “FOR,” “AGAINST” or “ABSTAIN” for each Class III director nominee. If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, but will not be taken into account in determining the outcome of the proposal. This proposal is considered a non-routine matter, so if you are a street name shareholder, your broker, bank, or other nominee is not permitted to vote your shares on this proposal without your instruction (a “Broker Non-Vote”). Broker Non-Votes are not treated as entitled to cast a vote and therefore will have no impact on the proposal.

Proposal 2. Edward H. West was appointed to our Board as a Class III director during the calendar year 2018 in connection with his appointment as our Chief Executive Officer and is being nominated by our Board for election by the shareholders for the first time. In light of the currently unequal number of directors in each of the classes of our Board, Mr. West has agreed to shift from Class III to Class II (see discussion in Proposals 1 and 3 for background on this determination). This proposal will be approved if a simple majority of votes cast at the Annual Meeting (whether in person or by proxy) for or against a resolution are cast in favor of the resolution. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, but will not be taken into account in determining the outcome of the proposal. Broker Non-Votes are not treated as entitled to cast a vote and therefore will have no impact on the proposals.

Proposal 3. Douglas L. Braunstein was appointed to our Board as a Class I director during the calendar year 2018 and is being nominated by our Board for election by the shareholders for the first time. This proposal will be approved if a simple majority of votes cast at the Annual Meeting (whether in person or by proxy) for or against a resolution are cast in favor of the resolution. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, but will not be taken into account in determining the outcome of the proposal. Broker Non-Votes are not treated as entitled to cast a vote and therefore will have no impact on the proposals.

Proposals 4, 5, 6, 8 and 9. Each proposal will be approved if a simple majority of votes cast at the Annual Meeting (whether in person or by proxy) for or against a resolution are cast in favor of the resolution. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of these proposals. If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, but will not be taken into account in determining the outcome of the proposal. These proposals are considered “routine” matters, so if you are a street name shareholder, your broker, bank, or other nominee has discretion to vote your shares on each of these proposals even if your broker does not receive voting instructions from you.

Proposals 7, 10 and 11. Each proposal will be approved if a simple majority of votes cast at the Annual Meeting (whether in person or by proxy) for or against a resolution are cast in favor of the resolution. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of these proposals. If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, but will not be taken into account in determining the outcome of the proposal. Broker Non-Votes are not treated as entitled to cast a vote and therefore will have no impact on the proposals.

Who is participating in this proxy solicitation and who will pay for its cost?

We will bear the entire cost of soliciting proxies, including the cost of the preparation and distribution of this proxy statement, the proxy card and any additional information furnished to our shareholders. In addition to this solicitation, our directors, officers and other employees may solicit proxies by use of mail, telephone, facsimile, electronic means, in person or otherwise. These persons will not receive any additional compensation for assisting in the solicitation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation.

What is “householding” and how does it affect me?

We participate, and some brokers, banks, trustees, custodians and other nominees may be participating, in the practice of “householding” proxy materials. This procedure allows multiple shareholders residing at the same address the convenience of receiving a single proxy statement and Annual Report on Form 10-K and Notice of Internet Availability. You may request a separate copy of this proxy statement by

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calling 1-866-540-7095 or by writing us at Cardtronics plc, c/o Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Whom should I contact with questions about the Annual Meeting?

If you have any questions about this proxy statement or the Annual Meeting, please contact our Company Secretary, Aimie Killeen, at 2050 West Sam Houston Parkway South, Suite 1300, Houston, Texas 77042 or by telephone at (832) 308-4518.

Where may I obtain additional information about Cardtronics plc?

We refer you to our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 28, 2019. Our Annual Report on Form 10-K, including audited financial statements, is available on our website at www.cardtronics.com.

IF YOU WOULD LIKE TO RECEIVE ADDITIONAL INFORMATION ABOUT CARDTRONICS PLEASE CONTACT OUR COMPANY SECRETARY, AIMIE KILLEEN, AT 2050 WEST SAM HOUSTON PARKWAY SOUTH, SUITE 1300, HOUSTON, TEXAS 77042.

On the following pages, we have set forth the proposals that are being submitted to the shareholders for their approval. Following each proposal is a summary of the proposal as well as our Board’s recommendation in support thereof.

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PROPOSAL 1:	ORDINARY RESOLUTIONS TO ELECT CLASS III DIRECTORS

Our Class III Director Nominees

In connection with the addition of two new directors to our Board in June 2018, our Board increased its size to ten. Then, following the departure of Dennis Lynch from our Board in October 2018, our Board reduced its size to nine. Accordingly, our Board is currently comprised of nine directors divided into three classes, with one class elected at each annual general meeting of shareholders to serve for a three-year term. The term of our Class III directors expires at the Annual Meeting, the term of our Class I directors expires at the 2020 Annual General Meeting of Shareholders, and the term of our Class II directors expires at the 2021 Annual General Meeting of Shareholders, with each director to hold office until his or her successor is duly elected and qualified or until the earlier of his or her death, resignation, retirement or removal.

As a result of the changes to our Board in 2018 described above, the size of the classes of our Board are not as nearly equal in number as possible as required by our Articles of Association. We currently have three Class I directors: Jorge M. Diaz, G. Patrick Phillips and Douglas L. Braunstein; two Class II directors: J. Tim Arnoult and Juli C. Spottiswood; and four Class III directors: Julie Gardner, Edward H. West, Mark Rossi and Warren C. Jenson. However, Mr. West has agreed to shift from a Class III director to a Class II director (see Proposal 2 below). Therefore, following the Annual Meeting, if all director nominees are elected, each of our classes will consist of three directors, consistent with the requirements of our Articles of Association.

Accordingly, acting upon the recommendation of our Nominating & Governance Committee, our Board nominated Julie Gardner, Mark Rossi and Warren C. Jenson for election as Class III directors at the Annual Meeting. Each nominee is currently a director, has consented to being named a nominee in this proxy statement, and has indicated a willingness to serve if elected. Class III directors elected at the Annual Meeting will serve for a term to expire at the 2022 Annual General Meeting of Shareholders, with each director to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement or removal.

Unless authority to vote for a particular nominee is withheld, the shares represented by the enclosed proxy will be voted FOR the election of each of Julie Gardner, Mark Rossi and Warren C. Jenson as Class III directors. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as our Board may recommend in his or her place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

The names and certain information about the Class III director nominees, including their ages as of the Annual Meeting date, positions with Cardtronics, as well as the specific experience, qualifications, attributes and skills that led our Board to the conclusion that the director should be nominated to serve on our Board in light of our business, are set forth below:

Name	Age	Position
Julie Gardner	61	Class III Director
Warren C. Jenson	62	Class III Director
Mark Rossi	63	Class III Director

Julie Gardner has served as a director of our Company since October 2013. Ms. Gardner has over 25 years of marketing experience in the retail industry and was cited by Forbes in 2012, as the 11th most influential Chief Marketing Officer in the world. Ms. Gardner served as the North American Chairwoman of the Bonial International Group’s Advisory Board from 2013 to 2015. Ms. Gardner retired from her retail career in 2012, after most recently serving as Executive Vice President and Chief Marketing Officer for Kohl’s Department Stores. During her 14 year tenure at Kohl’s, 887 new stores were opened and 25 new brands were launched to the portfolio of private, exclusive and national brands. She has been credited for the successful launch of numerous exclusive brands including Simply Vera Wang, Elle, Food Network, Chaps, Dana Buchman, Candies, Lauren Conrad, Jennifer Lopez and Tony Hawk. While at Kohl’s, Ms. Gardner created the Kohl’s Cares program, which raised over $200 million between 2000 and 2012 for children’s health and educational programs, and lead the funding and development of the TED educational program with the TED organization. From 1985 to 1999, Ms. Gardner served in a number of positions for Eckerd Corporation, a retail drug store company operating over 3,000 stores in the Southeast and Southwest, serving as Chief Marketing Officer from 1994 to 1999. Prior to joining Eckerd Corporation, Ms. Gardner served in Account Management with two advertising firms. Her vast success has led to numerous awards, including 20 Addy Awards, 30 RACie awards and an Emmy Award from the Arts and Sciences.

Ms. Gardner has expansive marketing and advertising experience in the retail industry and we believe her experience and her background with rapid business expansion, as well as her insights with drugstore chains, a key retailer constituent of Cardtronics, make her well-qualified to serve on our Board, our Audit Committee and our Compensation Committee.

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Warren C. Jenson has served as a director of our Company since June 2018. Mr. Jenson currently serves as the President, Chief Financial Officer (“CFO”) and Executive MD of International at LiveRamp Holdings, Inc. (formerly known as Acxiom Holdings). He has served at LiveRamp since 2012. Prior to joining LiveRamp, Mr. Jenson served as COO at Silver Spring Networks. From 2002 to 2008 he was the CFO at Electronic Arts Inc. Mr. Jenson has more than 30 years of experience in strategy and operational finance as CFO of Amazon.com, NBC and Electronic Arts. Mr. Jenson also helped shape and successfully navigate digital transformations at NBC and Delta Air Lines. Mr. Jenson was twice designated one of the “Best CFOs in America” by Institutional Investor magazine, and he was also honored as Bay Area Venture CFO of the Year in 2010. Mr. Jenson’s board experience includes DigitalGlobe, Tapjoy, and the Marshall School of Business at the University of Southern California. Mr. Jenson holds a bachelor’s degree in accounting and a master of accountancy degree, both from Brigham Young University.

Mr. Jenson’s extensive experience as a CFO and in other executive positions of several successful public and private companies makes him well qualified to serve on our Board, our Compensation Committee and as Chair of our Finance Committee.

Mark Rossi has served as a director of our Company since November 2010 and Chair of our Board since October 31, 2018. Mr. Rossi is a founder and Senior Managing Director of Cornerstone Equity Investors, L.L.C. (“Cornerstone”), a Connecticut based private equity firm. The investment principals of Cornerstone have funded approximately 100 companies in a variety of industries but with a particular emphasis on technology and telecommunications, health care services and products and business services. Cornerstone and its predecessor firm have provided financing to a large number of successful companies including Dell Computer, Health Management Associates, Linear Technology, Micron Technology, Novatel Wireless, Inc. and Equitrac, Inc. Prior to the formation of Cornerstone in 1996, Mr. Rossi was President of Prudential Equity Investors, Inc., the private equity arm of Prudential Financial. Mr. Rossi’s industry focus is on business services and technology companies. After graduating with highest honors from Saint Vincent College in 1978 with a Bachelor of Arts Degree in Economics, Mr. Rossi earned a Master of Business Administration Degree from the J.L. Kellogg School of Management at Northwestern University where he was an F.C. Austin Scholar.

Mr. Rossi has extensive financial services experience, is a member of the board of directors of several companies and previously served as Chair of the board of directors of Maxwell Technologies Inc. (a publicly traded company), which makes him well-qualified to serve on our Board as Chairman, our Nominating & Governance Committee and our Finance Committee.

Recommendation and Required Vote

Each of the Class III directors must be separately elected. For a director nominee to be elected, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the director nominee’s election. Our Board believes that the election or re-election of each Class III director nominee identified above is advisable and in the best interests of Cardtronics and our shareholders.

ACCORDINGLY, OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RE-ELECTION OF EACH OF THE CLASS III DIRECTOR NOMINEES IDENTIFIED ABOVE.

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PROPOSAL 2:	AN ORDINARY RESOLUTION TO ELECT NEWLY APPOINTED CLASS II DIRECTOR

Edward H. West was appointed to our Board as a Class III director as of January 1, 2018 in connection with his promotion to Chief Executive Officer. Following certain changes in our Board’s composition during 2018 (see Proposal 1 above), Mr. West agreed to shift to a Class II director in order for our classes of directors to be as nearly equal in number as possible in accordance with our Articles of Association. Accordingly, Mr. West will stand for election at the Annual Meeting as a Class II director, rather than as a Class III director, to serve for the remaining portion of a Class II director’s term of office until 2021. Mr. West is currently a director, has consented to being named a nominee in this proxy statement, and has indicated a willingness to serve for a term to expire at the 2021 Annual General Meeting of Shareholders if elected. He will hold office until his successor is duly elected and qualified or until his earlier death, resignation, retirement or removal.

Unless authority to vote for the election of Mr. West is withheld, the shares represented by the enclosed proxy will be voted FOR the election of Edward H. West as a Class II director. In the event that he becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as our Board may recommend in his place. We have no reason to believe that Mr. West will be unable or unwilling to serve as a director.

Certain information about Mr. West, including his age as of the Annual Meeting date, positions with Cardtronics, as well as the specific experience, qualifications, attributes and skills that led our Board to the conclusion that Mr. West should be nominated to serve on our Board in light of our business, is set forth below:

Edward H. West, age 52, joined Cardtronics in January 2016 and was appointed Chief Executive Officer and Director effective January 1, 2018. Mr. West previously served as our CFO effective February 23, 2016, and also assumed the role of Chief Operations Officer effective July 2016. Prior to joining Cardtronics, Mr. West most recently served as President and Chief Executive Officer of Education Management Corporation, joining that company initially as CFO in 2006. Prior to 2006, Mr. West held various executive positions within Internet Capital Group, including serving as Chief Executive Officer of ICG Commerce, the largest subsidiary of the group from 2002-2006. Prior to his time at Internet Capital Group, Mr. West served as CFO for Delta Air Lines. Mr. West began his career at SunTrust. Mr. West holds a Bachelor of Business Administration in Finance from Emory University’s Goizueta School of Business. Mr. West received the “CFO of the Year”award from Institutional Investor Magazine in 2012 and was previously named one of the “Top 40 Under 40” by CFO Magazine.

Mr. West’s current position as our Chief Executive Officer enables him to bring invaluable operational, financial, regulatory and governance insights to our Board; and his considerable role in the management of our Company enables him to continually educate and advise our Board on our business, industry and related opportunities and challenges.

Recommendation and Required Vote

For the director nominee to be elected, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of his election. Our Board believes that the election of Edward H. West is advisable and in the best interests of Cardtronics and our shareholders.

ACCORDINGLY, OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EDWARD H. WEST.

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PROPOSAL 3:	AN ORDINARY RESOLUTION TO ELECT NEWLY APPOINTED CLASS I DIRECTOR

Douglas L. Braunstein was appointed to our Board as a Class I director in June 2018. Acting upon the recommendation of our Nominating & Governance Committee and in accordance with our Articles of Association, Mr. Braunstein will stand for election at the Annual Meeting for the remaining portion of his term of office. Mr. Braunstein is currently a director, has consented to being named a nominee in this proxy statement, and has indicated a willingness to serve for a term to expire at the 2020 Annual General Meeting of Shareholders if elected. He will hold office until his successor is duly elected and qualified or until his earlier death, resignation, retirement or removal.

Unless authority to vote for the election of Mr. Braunstein is withheld, the shares represented by the enclosed proxy will be voted FOR the election of Douglas L. Braunstein as a Class I director. In the event that he becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as our Board may recommend in his place. We have no reason to believe that Mr. Braunstein will be unable or unwilling to serve as a director.

Certain information about Mr. Braunstein, including his age as of the Annual Meeting date, positions with Cardtronics, as well as the specific experience, qualifications, attributes and skills that led our Board to the conclusion that Mr. Braunstein should be nominated to serve on our Board in light of our business, are set forth below:

Douglas L. Braunstein, age 58, has served as a director of our Company since June 2018. Mr. Braunstein has served as a Managing Partner and Founder of Hudson Executive Capital LP (“HEC”) since January 2015, which through its funds has beneficial ownership of approximately 17.6% of the Company’s common stock and is our largest shareholder. Prior to HEC, Mr. Braunstein’s service at JPMorgan Chase & Co., from March 1997 to January 2015, included roles as CFO, Vice Chair, a member of the Operating Committee, and Head of Americas Investment Banking and Global M&A, among others. Mr. Braunstein currently serves as a director of Eagle Pharmaceuticals, Inc. and Corindus Vascular Robotics, Inc. Mr. Braunstein is a trustee of Cornell University, Chair of the Finance Committee and a member of Cornell’s Investment Committee. He received his B.S. from Cornell University in 1983 and his J.D. from Harvard Law School in 1986.

Mr. Braunstein’s extensive executive experience and background in investment strategy and banking, as well as a strong financial background, makes him well-qualified to serve on our Board, our Finance Committee and our Compensation Committee.

Recommendation and Required Vote

For the director nominee to be elected, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of his election. Our Board believes that the election of Douglas L. Braunstein is advisable and in the best interests of Cardtronics and our shareholders.

ACCORDINGLY, OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF DOUGLAS L. BRAUNSTEIN.

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CONTINUING DIRECTORS

In addition to the directors to be elected at the Annual Meeting (see Proposals 1-3 above) the directors who will continue to serve on our Board after the Annual Meeting, their ages as of the Annual Meeting date, Board class, and the specific experience, qualifications, attributes and skills that led our Board to the conclusion that the director should serve on our Board in light of our business are set forth below:

Name	Age	Position
J. Tim Arnoult	70	Class II Director
Jorge M. Diaz	54	Class I Director
G. Patrick Phillips	69	Class I Director
Juli C. Spottiswood	52	Class II Director

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J. Tim Arnoult has served as a director of our Company since January 2008. Mr. Arnoult provides over 30 years of banking, payments and information technology experience to our Board. From 1979 to 2006, Mr. Arnoult served in various positions at Bank of America, N.A., including President of Global Treasury Services in 2005 and 2006, President of Global Technology and Operations from 2000 to 2005, President of Central U.S. Consumer and Commercial Banking from 1996 to 2000, and President of Private Banking from 1992 to 1996. Mr. Arnoult also serves on the board of directors of Stellus Capital Investment Corporation and AgileCraft, LLC. Mr. Arnoult is experienced in the integration of complex mergers including NationsBank and Bank of America in 1998 and Bank of America and Fleet Boston in 2004. Since 2006 Mr. Arnoult has worked as a consultant and corporate director. Mr. Arnoult holds a Bachelor of Arts and Masters of Business Administration degrees from the University of Texas at Austin.

Mr. Arnoult has experience serving as a director for public and private companies as well as significant nonprofit and industry association boards, including the board of Visa USA. We believe Mr. Arnoult’s broad financial services background, including international responsibilities, past directorship experience and active community involvement make him well-qualified to serve on our Board, on our Finance Committee and as Chair of our Nominating & Governance Committee.

Jorge M. Diaz has served as a director of our Company since December 2004. Mr. Diaz has served as Operating Partner for Platform Partners since November 2018. Prior to that, Mr. Diaz served as vice chair of strategy and business development of Fiserv from February 2017 to September 2018, where he supported the billings and payments group. He previously held the position of Division President and Chief Executive Officer of Fiserv Output Solutions, a division of Fiserv. In January 1985, Mr. Diaz co-founded National Embossing Company, which he sold to Fiserv in April 1994. Mr. Diaz currently serves as a director at Beneplace LLC and Envoy Mortgage.

Mr. Diaz’s extensive experience in the electronic funds transfer processing industry, as well as his long-standing association with our Company, makes him uniquely qualified to serve on our Board, our Audit Committee and our Nominating & Governance Committee.

G. Patrick Phillips has served as a director of our Company since February 2010. Mr. Phillips retired from Bank of America in 2008, after a 35-year career, most recently serving as President of Bank of America’s Premier Banking and Investments group from August 2005 to March 2008. During his tenure at Bank of America, Mr. Phillips led a variety of consumer, commercial, wealth management and technology businesses. Mr. Phillips also serves on the board of directors of USAA Federal Savings Bank (“USAA FSB”) where he served as Chair of the Finance and Audit Committee and Chair of the Compensation Committee through March 2018 and now serves as lead independent director and Chair of the Risk and Compliance Committees. He also is Chair of the board of Novant Health, a non-profit healthcare company operating in North Carolina, South Carolina, Georgia and Virginia. In addition, Mr. Phillips serves as an adviser to the financial services practice of Bain & Company, a global management consulting firm. Mr. Phillips previously served as a director of Visa USA and Visa International from 1990 to 2005 and 1995 to 2005, respectively. Mr. Phillips received a Masters of Business Administration from the Darden School of Business at the University of Virginia in 1973 and graduated from Presbyterian College in Clinton, South Carolina in 1971.

Mr. Phillips’s extensive experience in the banking industry and the electronic payments industry makes him uniquely qualified to serve on our Board, our Audit Committee and as Chair of our Compensation Committee.

Juli C. Spottiswood has served as a director of our Company since May 2011. From October 2014 to July 2015, Ms. Spottiswood served as Senior Vice President of Blackhawk Network Holdings Inc. (NASDAQ: HAWK), a leading prepaid and payments network (“Blackhawk”), and General Manager of Blackhawk Engagement Solutions (“BES”), a division of Blackhawk. BES provides customized engagement and incentive programs for consumers, employees and sales channels. She was previously an Independent Advisor to Blackhawk. Ms. Spottiswood was also previously President, Chief Executive Officer and a member of the board at Parago, Inc., a marketing services company, which was sold in October 2014 to Blackhawk. Ms. Spottiswood co-founded Parago in 1999, originally serving as the company’s CFO. Ms. Spottiswood also brings to our Board significant experience within the prepaid card industry; previously serving as a board member and treasurer of the Network Branded Prepaid Card Association, a nonprofit association formed to promote the use of prepaid cards as an alternative payment vehicle. In October 2017, Ms. Spottiswood joined a newly formed private equity backed holding company-Syncapay, Inc. as Chair & CEO. Syncapay’s mission is to acquire and consolidate high-growth, leading edge payments companies. In 2009, Ms. Spottiswood was the recipient of the Ernst & Young Entrepreneur of the Year award in the Southwest region. Ms. Spottiswood holds a Bachelors of Business Administration in Accounting from the University of Texas.

Ms. Spottiswood has expansive business and financial services experience, which includes experience as an accountant with Arthur Andersen. Her knowledge of the payment industry and innovation makes her a well-qualified to serve on our Board, on our Nominating & Governance Committee and as Chair of our Audit Committee.

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PROPOSAL 4:	AN ORDINARY RESOLUTION TO RATIFY THE SELECTION OF KPMG LLP (U.S.) AS OUR U.S. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected KPMG LLP (U.S.) as our U.S. independent registered public accounting firm to conduct our audit for the year ending December 31, 2019.

We engaged KPMG LLP (U.S.) to serve as our U.S. independent registered public accounting firm and to audit our consolidated financial statements beginning with the fiscal year ended December 31, 2001. The engagement of KPMG LLP (U.S.) for the fiscal year ending December 31, 2019 has been approved by our Audit Committee. Our Audit Committee has reviewed and discussed the consolidated financial statements included in our Annual Report on Form 10-K and has approved their inclusion therein. See “Audit Matters—Report of our Audit Committee” for more details.

Although shareholder ratification of the selection of KPMG LLP (U.S.) is not required, our Audit Committee considers it desirable for our shareholders to vote upon this selection. If the selection is not ratified, our Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, our Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of Cardtronics and our shareholders.

A representative of KPMG LLP (U.S.) is expected to be present at the Annual Meeting and will have an opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions from shareholders at the Annual Meeting.

Recommendation and Required Vote

For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Our Board believes that the ratification of the selection of KPMG LLP (U.S.) as our U.S. independent registered public accounting firm for the fiscal year ending December 31, 2019 is advisable and in the best interests of Cardtronics and our shareholders.

ACCORDINGLY, OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP (U.S.) AS OUR U.S. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

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PROPOSAL 5:	AN ORDINARY RESOLUTION TO RE-APPOINT KPMG LLP (U.K.) AS OUR U.K. STATUTORY AUDITORS UNDER THE U.K. COMPANIES ACT 2006

In accordance with the U.K. Companies Act 2006, our U.K. statutory auditors must be re-appointed at each meeting at which the U.K. Annual Reports and Accounts are presented to our shareholders. KPMG LLP (U.K.) has served as Cardtronics’ U.K. statutory auditors since June 29, 2016.

If this proposal is not approved by our shareholders at the Annual Meeting, our Board may appoint auditors to fill the vacancy.

Recommendation and Required Vote

For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Our Board believes, following a recommendation to this effect by our Audit Committee, that the re-appointment of KPMG LLP (U.K.) as Cardtronics’ U.K. statutory auditors is advisable and in the best interests of Cardtronics and our shareholders.

ACCORDINGLY, OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RE-APPOINTMENT OF KPMG LLP (U.K.) AS OUR U.K. STATUTORY AUDITORS TO HOLD OFFICE FROM THE CONCLUSION OF THE ANNUAL MEETING UNTIL THE CONCLUSION OF THE NEXT ANNUAL GENERAL MEETING OF SHAREHOLDERS AT WHICH THE U.K. ANNUAL REPORTS AND ACCOUNTS ARE PRESENTED TO OUR SHAREHOLDERS.

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PROPOSAL 6:	AN ORDINARY RESOLUTION TO AUTHORIZE OUR AUDIT COMMITTEE TO DETERMINE OUR U.K. STATUTORY AUDITORS’ REMUNERATION

In accordance with the U.K. Companies Act 2006, the remuneration of our U.K. statutory auditors must be fixed in a general meeting of shareholders or in such manner as may be determined in a general meeting of shareholders. We are asking our shareholders to authorize our Audit Committee to determine the remuneration of KPMG LLP (U.K.) in its capacity as Cardtronics’ U.K. statutory auditors under the U.K. Companies Act 2006 in accordance with our Audit Committee’s procedures and applicable law.

Recommendation and Required Vote

For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Our Board believes that authorizing our Audit Committee to determine the remuneration of KPMG LLP (U.K.) as Cardtronics’ U.K. statutory auditors is advisable and in the best interests of Cardtronics and our shareholders.

ACCORDINGLY, OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE AUTHORIZATION OF OUR AUDIT COMMITTEE TO DETERMINE OUR U.K. STATUTORY AUDITORS’ REMUNERATION.

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PROPOSAL 7:	AN ORDINARY RESOLUTION OF A NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking shareholders to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Delivering on our Executive Compensation Program Key Objectives

The primary objectives of our executive compensation program are to attract, retain and motivate qualified individuals who are capable of leading our Company to meet its business objectives and to increase overall shareholder value.

To do so, our compensation program aligns the interests of management with those of our investors, creates incentives for, and rewards performances of, the individuals based on our overall success and the achievement of financial objectives. Specifically, our compensation program provides management with the incentive to achieve or maximize certain company-level performance measures. Based upon the expectations for that year, our Compensation Committee establishes performance metrics and targets that it believes will promote the best return for our shareholders given the then-current conditions. A number of business disruptions, which collectively had a significant impact on the projected financial performance of Cardtronics in 2018, influenced 2018 compensation program decisions, as discussed in detail in the “Compensation Discussion and Analysis” section of this proxy statement.

Overview of Compensation Program Governance Practices

We endeavor to maintain strong governance standards in the oversight of our executive compensation programs, including the following policies and practices that were in effect during 2018:

•	Performance-based compensation arrangements, including performance-based equity awards that use select performance measures intended to drive shareholder value represents a significant portion of the overall compensation opportunity.
•	No excise tax gross-ups or executive-only perquisites such as company cars, security systems or financial planning.
•	A compensation clawback policy that entitles the Board of Directors to seek recoupment of cash and equity awards for a portion of their awards if financial statements are restated resulting in a lesser payout or for their entire awards if they are involved in fraud or misconduct leading to the restatement.
•	Share ownership guidelines for executive officers and directors.
•	Prohibition on repricing of stock options and stock appreciation rights.
•	Annual advisory shareholder vote to approve the Company’s executive compensation.
•	An independent compensation consultant for the Compensation Committee, which performs no other consulting or other services for the Company.
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Advisory Say on Pay Proposal

We urge shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives as well as the Summary Compensation Table for the year ended December 31, 2018 and other related compensation tables and narrative discussions, which provide detailed information of the compensation of our Named Executive Officers. Our Compensation Committee believes that the policies and procedures articulated in the “Compensation Discussion and Analysis” section of this proxy statement are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this proxy statement help position us for long-term success.

We are asking shareholders to adopt the following advisory resolution at the Annual Meeting:

RESOLVED, that the shareholders of Cardtronics approve, on an advisory basis, the compensation of Cardtronics’ Named Executive Officers as disclosed in the proxy statement for the 2019 Annual General Meeting of Shareholders of Cardtronics pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion.

Although the vote is non-binding and is not meant to address any particular element of our executives’ compensation arrangements, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

Recommendation and Required Vote

For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Our Board believes that approving Named Executive Officer compensation is advisable and in the best interests of Cardtronics and our shareholders.

ACCORDINGLY, OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION.

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PROPOSAL 8:	AN ORDINARY RESOLUTION OF A NON-BINDING ADVISORY VOTE TO APPROVE THE DIRECTORS’ REMUNERATION REPORT

In accordance with Section 439 of the U.K. Companies Act 2006, shareholders are voting to approve, on an advisory basis, the directors’ remuneration report (other than the directors’ remuneration policy which was approved at the 2017 Annual Meeting). The report sets out the remuneration that has been paid to each person who has served as a director of Cardtronics at any time during the fiscal year ended December 31, 2018.

In accordance with the U.K. Companies Act 2006, the directors’ remuneration report has been approved by and signed on behalf of our Board, and the remuneration report will be delivered to the Registrar of Companies in the United Kingdom following the Annual Meeting.

We encourage shareholders to read the directors’ remuneration report as set forth in Annex A to this proxy statement.

This advisory vote is not binding on our Board or our Compensation Committee. A vote against this proposal will not overrule any decisions made by our Board or our Compensation Committee, or require our Board or our Compensation Committee to take any action with respect to the remuneration decisions set out therein. However, our Compensation Committee will take into account the outcome of the vote when considering future director compensation decisions.

Recommendation and Required Vote

For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Our Board believes that the adoption of the ordinary resolution approving the directors’ remuneration report is advisable and in the best interests of Cardtronics and our shareholders.

ACCORDINGLY, OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTORS’ REMUNERATION REPORT.

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PROPOSAL 9:	AN ORDINARY RESOLUTION TO RECEIVE OUR U.K. ANNUAL REPORTS AND ACCOUNTS

In accordance with the U.K. Companies Act 2006, our Board is required to present our audited U.K. statutory accounts, together with the directors’ report, the strategic report, the directors’ remuneration report and the auditors’ report for the fiscal year ended December 31, 2018, to the shareholders at the Annual Meeting. We will propose an ordinary resolution for the shareholders at the Annual Meeting to receive our U.K. Annual Reports and Accounts and to ask questions of the representative of KPMG LLP (U.K.) in attendance at the Annual Meeting.

Recommendation and Required Vote

For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Our Board believes that receiving our U.K. Annual Reports and Accounts is advisable and in the best interests of Cardtronics and our shareholders.

ACCORDINGLY, OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RECEIPT OF OUR U.K. ANNUAL REPORTS AND ACCOUNTS.

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PROPOSAL 10:	AN ORDINARY RESOLUTION TO APPROVE THE TERMS OF THE AGREEMENTS AND COUNTERPARTIES PURSUANT TO WHICH WE MAY PURCHASE OUR CLASS A ORDINARY SHARES

Under the U.K. Companies Act 2006, we, like other U.K. companies, are prohibited from purchasing our outstanding ordinary shares unless such purchase has been approved by a resolution of our shareholders. U.K. companies may purchase their own shares by “market” purchases or “off-market” purchases. Any purchases by a U.K. company of its own shares other than on a recognized investment exchange is considered to be an “off-market” purchase. NASDAQ, which is the only exchange on which our shares are traded, does not fall within the definition of a “recognized investment exchange” for the purposes of the U.K. Companies Act 2006. As such, we may only conduct off-market purchases pursuant to a form of share repurchase contract the terms of which have been approved by our shareholders. Shareholder authorization for share repurchases may only be for a maximum period of up to five years after the date of the relevant shareholder approval. We are permitted to seek approval more frequently.

On March 27, 2019, our Board approved a share repurchase program under which the Company is authorized to repurchase up to $50 million of its Class A ordinary shares outstanding through August 31, 2020. Our Board considers it prudent for the Company to have the flexibility to authorize a share repurchase program under which the Company would be able to effect off-market purchases of a certain number or value of our Class A ordinary shares. This share repurchase program may be implemented in conjunction with brokers for the Company and other financial institutions and may be effected through open market transactions, privately negotiated transactions or otherwise, including pursuant to agreements intended to comply with Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”). Prior to the completion of the our redomiciliation to the U.K., an ordinary resolution was passed on June 29, 2016, by our then sole shareholder, inter alia, authorizing the terms of a share repurchase contract with Barclays Capital Inc. to execute our repurchases (the “Barclays Repurchase Contract”), which approval remains in effect through June 28, 2021.

In order to ensure the effectiveness of any repurchase program that our Board may implement, and offer greater flexibility, we are seeking shareholder approval of the terms of six forms of share repurchase contracts.

Two of the share repurchase contracts for which we are seeking approval are proposed to be entered into with Goldman Sachs & Co. LLC (“Goldman Sachs”) only (the “GS Repurchase Contracts”):

•	One of the GS Repurchase Contracts provides that we may instruct Goldman Sachs periodically to purchase for resale to us such number of Class A Ordinary Shares and at such price(s) as we may determine, subject to the conditions and limitations specified in Rule 10b-18 under the Exchange Act. Goldman Sachs would receive a commission for any share purchases effected pursuant to this agreement. The agreement provides that Goldman Sachs will purchase our Class A Ordinary Shares as principal and sell any Class A Ordinary Shares so purchased to Cardtronics.
•	The other GS Repurchase Contract provides us with the ability to periodically repurchase our Class A Ordinary Shares through Goldman Sachs pursuant to a purchase agreement intended to comply with Rule 10b5-1 under the Exchange Act. Goldman Sachs may receive a commission pursuant to this agreement. The agreement provides that Goldman Sachs will purchase our Class A Ordinary Shares as principal and sell any Class A Ordinary Shares so purchased to Cardtronics.

Two of the share repurchase contracts for which we are also seeking approval are proposed to be entered into with HSBC Securities (USA) Inc. (“HSBC Securities”) only (the “HSBC Repurchase Contracts”):

•	One of the HSBC Repurchase Contracts provides that we may instruct HSBC Securities periodically to purchase for resale to us such number of Class A Ordinary Shares and at such price(s) as we may determine, subject to the conditions and limitations specified in Rule 10b-18 under the Exchange Act. HSBC Securities would receive a fee for any share purchases effected pursuant to this agreement. The agreement provides that HSBC Securities will purchase our Class A Ordinary Shares as principal and sell any Class A Ordinary Shares so purchased to Cardtronics.
•	The other HSBC Repurchase Contract provides us with the ability to periodically repurchase our Class A Ordinary Shares through HSBC Securities pursuant to a purchase agreement intended to comply with Rule 10b5-1 under the Exchange Act. HSBC Securities would receive a commission pursuant to this agreement. The agreement provides that HSBC Securities will purchase our Class A Ordinary Shares as principal and sell any Class A Ordinary Shares so purchased to Cardtronics.
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We are also seeking approval for two forms of share repurchase contracts which may be entered into with the Approved Counterparties (as defined below) (the “Approved Form Repurchase Contracts”, and together with the GS Repurchase Contracts and the HSBC Repurchase Contracts, the “Repurchase Contracts”):

•	One form of agreement provides that we may instruct the Approved Counterparty periodically to purchase for resale to us such number of Class A Ordinary Shares and at such price(s) as we may determine, subject to the conditions and limitations specified in Rule 10b-18 under the Exchange Act. The Approved Counterparty would receive a commission for any share purchases effected pursuant to this agreement. The agreement provides that the Approved Counterparty will purchase our Class A Ordinary Shares as principal and sell any Class A Ordinary Shares so purchased to Cardtronics.
•	The other form of agreement is a form of repurchase plan that provides us with the ability to periodically repurchase our Class A Ordinary Shares through the Approved Counterparty pursuant to a purchase agreement intended to comply with Rule 10b5-1 under the Exchange Act. The Approved Counterparty may receive a commission pursuant to this agreement. The agreement provides that the Approved Counterparty will purchase our Class A Ordinary Shares as principal and sell any Class A Ordinary Shares so purchased to Cardtronics.

We may only enter into the Approved Form Repurchase Contracts with counterparties approved by our shareholders. Accordingly, we are seeking approval to conduct share repurchases through the following counterparties (or their subsidiaries or affiliates from time to time) (collectively, the “Approved Counterparties”):

Bank of America & Merrill Lynch	BNY Mellon Capital Markets, LLC	Deutsche Bank Securities, Inc.
J.P. Morgan Securities, LLC	ScotiaBank Capital Markets	Morgan Stanley & Co., LLC
RBS Securities Inc.	Citibank Global Markets	Wells Fargo Securities, LLC
Barclays Capital Inc.	UBS Securities LLC	Goldman, Sachs & Co.
KeyBanc Capital Markets, Inc.	BBVA Compass	HSBC Securities
PNC Financial Services	Bank of Montreal	Canadian Imperial Bank of Commerce

We are also seeking authority for all and any of our directors to enter into, complete and do all things necessary to effect each of the Repurchase Contracts for and on behalf of the Company.

Approval of the Repurchase Contracts and counterparties does not constitute the approval of any share repurchase program or the amount or timing of any share repurchase activity, which will be at the discretion of our Board. There can be no assurance as to the duration, amount or timing of any such repurchases under our authorized share repurchase program. Under the U.K. Companies Act 2006, shares repurchased may be held in treasury or may be cancelled. If the terms of the Repurchase Contracts are approved by our shareholders and shares are repurchased under such agreements, we will decide at the time of purchase whether to cancel them immediately or to hold them in treasury.

The authorization to approve the terms of the Repurchase Contracts and the counterparties thereto and to authorize our directors to enter into, complete and do all things necessary to effect each of the Repurchase Contracts, if granted, will be valid for five (5) years after the date the resolution is passed by our shareholders. If the resolution is not approved, the Board may utilize the Barclays Repurchase Contract to repurchase shares through the expiration of its authorization on June 28, 2021.

Each of the Repurchase Contracts will be made available in accordance with the U.K. Companies Act 2006 for inspection by our shareholders (i) at our registered office for not less than 15 days ending with the date of the Annual Meeting and (ii) at the Annual Meeting itself.

We are asking shareholders to adopt the following resolution at the Annual Meeting:

RESOLVED, that, (a) the terms of the share repurchase contracts produced at the meeting to be entered into between Cardtronics plc (“Cardtronics”) and Goldman Sachs & Co. LLC (the “GS Repurchase Contracts”) relating to the purchase by Cardtronics of its Class A ordinary shares of $0.01 each (“Class A Ordinary Shares”); (b) the terms of the share repurchase contracts produced at the meeting to be entered into between Cardtronics and HSBC Securities (USA) Inc. (the “HSBC Repurchase Contracts”) relating to the purchase by Cardtronics of its Class A Ordinary Shares; and (c) the terms of the share repurchase contracts produced at the meeting relating to the purchase by Cardtronics of its Class A Ordinary Shares (the “Approved Form Repurchase Contracts”), be and are hereby approved, that Cardtronics be authorized to enter into the GS Repurchase Contracts with Goldman Sachs & Co. LLC, to enter into the HSBC Repurchase Contracts with HSBC Securities (USA) Inc. and to enter into the Approved Form Repurchase Contracts with any of the counterparties set out in the proxy statement, and that the directors of Cardtronics be and are hereby authorized to enter into, complete and do all things necessary to execute the share repurchases under the GS Repurchase Contracts, the HSBC Repurchase

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Contracts and/or any Approved Form Repurchase Contract with any of the approved counterparties for and on behalf of Cardtronics. The authorities conferred by this resolution shall, unless varied, revoked or renewed prior to such time, expire five years after the date of the passing of this resolution.

Recommendation and Required Vote

For the terms of the Repurchase Contracts and the counterparties thereto to be approved, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Our Board believes that the terms of each of the Repurchase Contracts and the authorization to our directors to enter into, complete and do all things necessary to effect the Repurchase Contracts are advisable and in the best interests of Cardtronics and our shareholders.

ACCORDINGLY, OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE TERMS OF THE AGREEMENTS AND COUNTERPARTIES PURSUANT TO WHICH WE MAY PURCHASE OUR CLASS A ORDINARY SHARES.

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PROPOSAL 11:	AN ORDINARY RESOLUTION TO GENERALLY AND UNCONDITIONALLY AUTHORIZE CARDTRONICS, SUBJECT TO AND IN ACCORDANCE WITH THE U.K. COMPANIES ACT 2006, TO SEND, CONVEY OR SUPPLY ALL TYPES OF NOTICES, DOCUMENTS OR INFORMATION TO SHAREHOLDERS BY ELECTRONIC MEANS, INCLUDING MAKING SUCH NOTICES, DOCUMENTS OR INFORMATION AVAILABLE ON A WEBSITE

This resolution allows us to take advantage of the provisions of the U.K. Companies Act 2006 which, subject to complying with certain requirements, permit a company to send or supply documents and information to shareholders by electronic means, including making such documents and information available on a website, if they have agreed (generally or specifically) to such receipt and have not revoked that agreement. The documents and information covered by this resolution include, but is not limited to, our annual accounts and reports, notices of general meetings and any other documents that we are required to send to our shareholders under the U.K. Companies Act 2006.

Per the requirements of the U.K. Companies Act 2006, we have also sent a letter to each of our shareholders asking them to agree to receipt of documents and information by website posting. If a shareholder has not responded within 28 days of the sending of this request, we may take that as consent to receive documents and information by website posting, after which we intend to use website posting as the default position, without sending paper copies to the shareholder.

A shareholder can revoke its agreement to receipt by website posting at any time by writing to us. In addition, each shareholder can request a paper copy from us at any time.

Recommendation and Required Vote

For this resolution to be passed, a simple majority of votes cast (whether in person or by proxy) at the Annual Meeting must be cast in favor of the resolution. Our Board believes that authorizing Cardtronics to send, convey or supply all types of notices, documents or information to shareholders by electronic means, including by making such notices, documents or information available on a website, is advisable and in the best interests of Cardtronics and our shareholders.

ACCORDINGLY, OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE AUTHORIZATION TO SEND, CONVEY OR SUPPLY NOTICES, DOCUMENTS OR INFORMATION TO SHAREHOLDERS BY ELECTRONIC MEANS, INCLUDING BY MAKING THEM AVAILABLE ON A WEBSITE.

* * *

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CORPORATE GOVERNANCE

Our Governance Practices

Commitment to Good Corporate Governance

We are committed to good corporate governance. Our Board has adopted several governance documents, which include our Corporate Governance Principles, Code of Business Conduct and Ethics, Financial Code of Ethics, Related Persons Transactions Policy, Whistleblower Policy and charters for each standing committee of our Board. Each of these documents is available on our website at www.cardtronics.com and you may also request a copy of each document at no cost by writing or telephoning the following: Cardtronics plc, Attention: Company Secretary, 2050 West Sam Houston Parkway South, Suite 1300, Houston, Texas 77042, or by telephone at (832) 308-4518.

Key Corporate Governance Highlights

•	Non-executive, independent Chair of the Board
•	All directors are independent, other than the CEO
•	Board’s four committees are fully independent and meet regularly
•	Executive sessions held in conjunction with each quarterly Board meeting
•	Majority vote for directors in uncontested elections
•	No supermajority shareholder approval requirements
•	We have two “audit committee financial experts” on our Audit Committee
•	Directors must notify Nominating & Governance Committee prior to joining another public company Board
•	Board of Directors and committees have the authority to retain independent advisors
•	Board of Directors and committees conduct performance reviews annually
•	Robust stock ownership and retention guidelines for directors and executive officers
•	22% of the Board is female (2 of 9 directors), including the Chair of our Audit Committee
•	Insider trading policy prohibits hedging and pledging transactions in our shares

Code of Ethics

Our Board has adopted a Code of Business Conduct and Ethics (“Code of Ethics”) for our directors, officers and employees. In addition, our Board has adopted a Financial Code of Ethics for our principal executive officer, principal financial officer, principal accounting officer, and other accounting and finance officers. We intend to disclose any amendments to or waivers of these codes on behalf of our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and persons performing similar functions, on our website at www.cardtronics.com promptly following the date of any amendment or waiver.

Recent Stockholder Engagement

Our Board and management team place great value on the opinions and feedback of our stockholders, which is why we have proactively reached out to many shareholders to hear their views on corporate governance, social responsibility and executive compensation matters. During 2018, our outreach program targeted investors representing over 75% of our outstanding common stock, soliciting input on these key areas.

Our Board

Board Composition

In connection with the addition of two new directors to our Board in June 2018, our Board increased its size to ten. Following the departure of Dennis Lynch from our Board in October 2018, our Board reduced its size to nine. Accordingly, our Board is currently comprised of nine directors divided into three classes, with one class elected at each annual general meeting of shareholders to serve for a three-year term. The term of our Class III directors expires at the Annual Meeting, the term of our Class I directors expires at the 2020 Annual General Meeting of Shareholders, and the term of our Class II directors expires at the 2021 Annual General Meeting of Shareholders, with each director to hold office until his or her successor is duly elected and qualified or until the earlier of his or her death, resignation, retirement or removal.

As a result of the changes to our Board in 2018 described above, the size of the classes of our Board are not as nearly equal in number as possible as required by our Articles of Association. We currently have three Class I directors: Jorge M. Diaz, G. Patrick Phillips and Douglas L. Braunstein; two Class II directors: J. Tim Arnoult and Juli C. Spottiswood; and four Class III directors: Julie Gardner, Edward H. West, Mark Rossi and Warren C. Jenson. In order to reconfigure our classes so that they are as nearly equal as possible, and subject to election pursuant to Proposal 2, Mr. West has agreed to shift from a Class III director to a Class II director (see Proposal 2 above). Therefore, following the Annual Meeting, if all director nominees are elected, each of our classes will consist of three directors, consistent with the requirements of our Articles of Association.

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Our Nominating & Governance Committee considers and makes recommendations to our Board concerning the appropriate size and needs of our Board and considers candidates to fill new positions created by expansion or vacancies that occur by resignation, retirement or any other reason.

Director Independence

Our Nominating & Governance Committee assesses the independence of each director and each prospective director and recommends to the full Board for its determination of whether or not each director and each prospective director is independent.

Based on the evaluation of all relevant transactions or relationships between each director, or any of his or her family members, and our Company, senior management, U.S. independent registered accounting firm and U.K. statutory auditors, the Board has affirmatively determined that all of our directors are independent under the applicable standards set forth by NASDAQ and the SEC, with the exception of Mr. West, our Chief Executive Officer. In making these independence determinations, our Nominating & Governance Committee reviewed, and presented to the Board to consider, the following relationships and transactions, which the Board found did not affect the independence of the applicable directors:

•	Douglas L. Braunstein. Mr. Braunstein is the Managing Partner and Co-Founder of HEC, which currently owns approximately 17.6% of our outstanding shares.
•	G. Patrick Phillips. Mr. Phillips serves on the board of directors of USAA FSB where he served on the Finance and Audit Committees and currently serves on the Executive Committee and as Chair of the Risk Committee and USAA FSB is one of many financial institutions that brand our ATMs and is a customer of our Allpoint network. The amounts received from USAA FSB for the years ended December 31, 2016, 2017 and 2018 were not material. The Company has a managed services agreement with Bain & Company, which provides services to the Company from time to time and Mr. Phillips is an adviser to Bain & Company, but he does not provide significant services for Bain & Company.

Board Leadership Structure

Our Board has determined that having a non-executive director serve as Chair of our Board is in the best interest of our shareholders at this time. Our Chief Executive Officer is responsible for setting our strategic direction and providing us day-to-day leadership, while the Chair of our Board provides guidance to our Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board as well as the executive sessions of independent directors. We believe this structure ensures a greater role for the non-executive directors in the oversight of our Company and active participation of the non-executive directors in setting agendas and establishing priorities and procedures for the work of our Board.

On October 31, 2018, Dennis Lynch stepped down as Chair of the Board and as a director. The Board appointed Mark Rossi to succeed Mr. Lynch as the independent, non-executive director.

Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic and regulatory risks, and others, such as the impact of competition, change in consumer behavior, and technological changes. Management is responsible for the day-to-day management of risks faced by our Company, while our Board, as a whole and through its committees, has the responsibility for the oversight of risk management. In its risk oversight role, our Board is responsible for ensuring that the risk management processes designed and implemented by management are adequate and functioning as designed. Specifically, the Board has regularly discussed and focused on cybersecurity risks and the effectiveness of our strategy.

Our Board believes that establishing the right “tone at the top” and that full and open communication between management and our Board are essential for effective risk management and oversight. Our Chair has regular discussions with our Chief Executive Officer and other executive officers to discuss strategy and risks facing us, and our Board is regularly updated by our management on strategic matters involving our operations.

While our Board is ultimately responsible for risk oversight, each of our Board committees assists our Board in fulfilling its oversight responsibilities in certain areas of risk. Our Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and, in accordance with NASDAQ listing standards, discusses policies with respect to risk assessment and risk management. Our Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs as described in more detail in “Compensation Discussion and Analysis” below. For example, a minimum performance qualifier under our cash bonus program requires that executives are required to complete a specifically assigned corporate and compliance training demonstrating our commitment to ethics and compliance at all levels of our Company. Our Nominating & Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance. Our Finance Committee assists our Board in fulfilling its oversight responsibilities with respect to our capital structure, interest rate risk management and insurance policies and coverage.

Meetings

Meetings. Our Board held a total of six (four quarterly and two special meetings) during the year ended December 31, 2018. During 2018, each director attended at least 75% of the aggregate of the total number of meetings of our Board and the total number of meetings held by all Board committees on which such person served.

Executive Sessions – Presiding Director. According to our Corporate Governance Principles, our independent directors

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must meet in executive session at each quarterly meeting. The Chair of our Board presides at these meetings and is responsible for preparing an agenda for these executive sessions.

Annual Meeting Attendance. All of our serving directors attended our 2018 annual meeting held on May 16, 2018. We do not have a formal policy regarding director attendance at annual meetings. However, our directors are expected to attend all Board and committee meetings, as applicable, and to meet as frequently as necessary to properly discharge their responsibilities.

Limitation on Public Company Board Service

Members of our Audit Committee are prohibited from serving on audit committees of more than two other public companies. In addition, our Board monitors the number of public company boards on which each director serves and develops limitations on such service as appropriate to ensure the ability of each director to fulfill his or her duties, as required by applicable securities laws and NASDAQ listing standards.

Board and Committee Self-Evaluation

Our Board and each standing committee of our Board conduct an annual self-evaluation to determine whether they are functioning effectively. Our Nominating & Governance Committee leads our Board’s self-evaluation effort by conducting an annual evaluation of our Board’s performance. Similarly, each committee reviews the results of its evaluation to determine whether any changes need to be made to the committee or its procedures.

Director Selection and Nomination Process

Our Nominating & Governance Committee is responsible for establishing criteria for selecting new directors and actively seeking individuals to become directors for recommendation to our Board. In addition to having a proven track record of high business ethics and integrity, the present criteria for director qualifications include: (i) possessing the qualifications of an “independent” director in accordance with applicable NASDAQ listing rules; (ii) capacity to devote sufficient time to learn and understand our marketplace and industry and to prepare for and attend our meetings; (iii) commitment to enhancing shareholder value; (iv) ability to develop productive working relationships with other board members and management; (v) demonstrated skills, background and competencies that complement and add diversity to our Board; and (vi) possessing demonstrated experience in international business. Our Nominating & Governance Committee does not require that a successful candidate possess each and every criteria.

Our Board values diversity as a factor in selecting nominees to serve on our Board, and believes that the diversity among our directors provides significant benefit to our Board and Cardtronics. Therefore, our Nominating & Governance Committee considers diversity as part of its criteria in selecting nominees for directors. Such considerations may include gender, race, national origin, functional background, executive or professional experience and international business experience.

Our Nominating & Governance Committee may consider candidates for our Board from any reasonable source, including from a search firm engaged by our Nominating & Governance Committee or shareholder recommendations, provided that the procedures set forth below are followed. Our Nominating & Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a shareholder or not. However, in evaluating a candidate’s relevant business experience, our Nominating & Governance Committee may consider previous experience as a member of our Board. Any invitation to join our Board must be extended by our Board.

Shareholders may recommend potential candidates to our Board by sending a written request to our Company Secretary, Aimie Killeen, at 2050 West Sam Houston Parkway South, Suite 1300, Houston, Texas 77042, in accordance with our Articles of Association. The requirements and procedures for shareholder recommendations are described in the section of this proxy statement entitled “Proposals for the 2020 Annual General Meeting of Shareholders.”

From time to time, our Nominating & Governance Committee may request additional information from the nominee or the nominating shareholder.

Committees of Our Board

General

Board Committees. Our Board currently has four standing committees: an Audit Committee, a Compensation Committee, a Nominating & Governance Committee and a Finance Committee. Each committee is comprised of independent directors as currently required under the applicable SEC’s rules and regulations and NASDAQ listing standards, and each committee is governed by a written charter approved by our Board. These charters form an integral part of our corporate governance policies, and a copy of each charter is available on our website at www.cardtronics.com.

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The table below provides the current composition of each committee of our Board:

Director	Audit Committee	Compensation Committee	Nominating & Governance Committee	Finance Committee
J. Tim Arnoult
Douglas L. Braunstein
Jorge M. Diaz
Julie Gardner
Warren C. Jenson
G. Patrick Phillips
Mark Rossi
Juli C. Spottiswood
Edward H. West

Committee Chair

Audit Committee

Our Audit Committee is comprised entirely of directors who satisfy the standards of independence established under the applicable SEC rules and regulations, NASDAQ listing standards and our Corporate Governance Principles. In addition, each member of our Audit Committee satisfies the financial literacy requirements of NASDAQ listing standards. Ms. Spottiswood (our Chair) and Mr. Phillips each qualify as an “audit committee financial expert” within the meaning of the SEC’s rules and regulations.

Our Audit Committee is appointed by our Board to:

•	assist our Board in fulfilling its oversight responsibilities with respect to our accounting and financial reporting process (including management’s development and maintenance of a system of internal accounting and financial reporting controls) and audits of our financial statements;
•	assist our Board in overseeing the integrity of our financial statements;
•	assist our Board in overseeing our compliance with legal and regulatory requirements;
•	assist our Board in overseeing the qualifications, independence and performance of both our U.S. independent registered public accounting firm and the independent U.K. auditor firm engaged to act as Cardtronics’ U.K. statutory auditors, in each case, engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services;
•	assist our Board in overseeing the effectiveness and performance of our internal audit function;
•	in consultation with our Board, meet with management regularly regarding the Company’s key risks related to data and cybersecurity;
•	prepare the Annual Audit Committee Report for inclusion in our proxy statement for our annual general meeting of shareholders; and
•	perform such other functions as our Board may assign to our Audit Committee from time to time.

The Report of our Audit Committee is set forth under “Audit Matters — Report of our Audit Committee” below.

Our Audit Committee held eight meetings during the fiscal year ended December 31, 2018.

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Compensation Committee

Our Compensation Committee is comprised entirely of directors who satisfy the standards of independence established under the applicable SEC rules and regulations, NASDAQ listing standards and our Corporate Governance Principles.

Pursuant to its charter, the purposes of our Compensation Committee are to:

•	oversee the responsibilities of our Board relating to compensation of our directors and executive officers;
•	produce the annual Compensation Committee Report for inclusion in our proxy statement and Annual Report on Form 10-K, as applicable, in accordance with applicable rules and regulations; and
•	design, recommend and evaluate our director and executive compensation plans, policies and programs.

In addition, our Compensation Committee works with our executive officers, including our Chief Executive Officer, to implement and promote our executive compensation strategy. See “Compensation Discussion and Analysis” and “Executive Compensation” for additional information on our Compensation Committee’s processes and procedures for the consideration and determination of executive compensation and “Director Compensation” for additional information on its consideration and determination of director compensation. Pursuant to its charter, our Compensation Committee has the sole authority, at our expense, to retain, terminate and approve the fees and other retention terms of outside consultants to advise our Compensation Committee in connection with the exercise of its powers and responsibilities.

The Report of our Compensation Committee is set forth under “Compensation Committee Report” below.

Our Compensation Committee held six meetings during the fiscal year ended December 31, 2018.

Nominating & Governance Committee

Our Nominating & Governance Committee identifies individuals qualified to become members of our Board, makes recommendations to our Board regarding director nominees for the next annual general meeting of shareholders and develops and recommends corporate governance principles to our Board. Our Nominating & Governance Committee, in its business judgment, has determined that it is comprised entirely of directors who satisfy the applicable standards of independence established under the SEC’s rules and regulations, NASDAQ listing standards and our Corporate Governance Principles. For information regarding our Nominating & Governance Committee’s policies and procedures for identifying, evaluating and selecting director candidates, including candidates recommended by shareholders, see “Corporate Governance—Our Board—Director Selection and Nomination Process” above.

The purpose of our Nominating & Governance Committee is to serve as an independent and objective body to:

•	assist our Board by identifying individuals qualified to become Board members and to recommend that our Board select the director nominees for election at the annual meetings of shareholders or for appointment to fill vacancies on our Board;
•	recommend to our Board director nominees for each committee of our Board;
•	advise our Board about appropriate composition of our Board and its committees;
•	advise our Board about and recommend to our Board appropriate corporate governance practices and to assist our Board in implementing those practices;
•	lead our Board in its annual review of the performance of our Board, its committees and management; and
•	perform such other functions as our Board may assign to our Nominating & Governance Committee from time to time.

Our Nominating & Governance Committee held five meetings during the fiscal year ended December 31, 2018.

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Finance Committee

Our Nominating & Governance Committee, in its business judgment, has determined that our Finance Committee is comprised entirely of directors who satisfy the applicable standards of independence established under NASDAQ listing standards and our Corporate Governance Principles. To assist our Finance Committee our Chief Executive Officer, Chief Financial Officer and Treasurer are invited to all meetings. Our Finance Committee assists our management with respect to corporate insurance programs, derivative arrangements, significant financing arrangements and investment decisions, reviewing and approving certain acquisitions/investments above management’s approval level and the development and oversight of a comprehensive plan to mitigate interest rate exposure. Accordingly, our Finance Committee will review and recommend to our Board an Interest Rate Risk Management Policy and any changes thereto at least annually.

Our Finance Committee held five meetings during the fiscal year ended December 31, 2018.

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SHARE OWNERSHIP MATTERS

Communications from Shareholders and Interested Parties

Our Board welcomes communications from our shareholders and other interested parties. Shareholders and any other interested parties may send communications to our Board, any committee of our Board, the Chair of our Board or any director in particular to: c/o Cardtronics plc, 2050 West Sam Houston Parkway South, Suite 1300, Houston, Texas 77042, Attention: Company Secretary.

Our Company Secretary (or any successor to the duties thereof) will review each such communication received from shareholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (i) the communication complies with the requirements of any applicable policy adopted by us relating to the subject matter of the communication; and (ii) the communication falls within the scope of matters generally considered by our Board. To the extent the subject matter of a communication relates to matters that have been delegated to a committee of our Board to or to an executive officer, our Company Secretary may forward such communication to the executive or the chair of the committee to which such matter has been delegated. The acceptance and forwarding of communications to the members of our Board or an executive officer does not imply or create any fiduciary duty of our Board members or executive officer to the person submitting the communications.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such executive officers, directors and 10% shareholders are also required by securities laws to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of these reports, or written representations from reporting persons, we believe that during the year ended December 31, 2018, our executive officers, directors and persons who own more than 10% of a registered class of our equity securities filed under Section 16(a) on a timely basis except for the following late filings: Form 4 filings to report RSUs and Options granted on March 30, 2018 were filed one day late for the following officers and directors due to an administrative error: Juli Spottiswood, Julie Gardner, G. Patrick Phillips, Mark Rossi, Dennis Lynch, Jorge M. Diaz, J. Tim Arnoult, Gary Ferrera, E. Brad Conrad, Brad Nolan, Geri House, Aimie Killeen, Brian Bailey, Stuart Mackinnon, Marc Terry, Dan Antilley and Edward West.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information as of December 31, 2018, with respect to the compensation plans under which our equity awards are authorized for issuance, aggregated as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by security holders(2)	234,959	$22.31	4,050,223
Total	234,959	$22.31	4,050,223
(1)	Excluding Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights.
(2)	Represents our 2007 Plan. For additional information on the terms of this plan, see the “Equity Compensation Plans” section in “Compensation Discussion and Analysis” below.
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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our shares as of March 22, 2019 for:

•	each person known by us to beneficially own more than 5% of our shares;
•	each of our directors and director nominees;
•	each of our Named Executive Officers; and
•	all directors and executive officers as a group.

The number of shares and the percentages of beneficial ownership are based on 46,307,982 shares outstanding as of March 22, 2019, and the number of shares owned and acquirable within 60 days of March 22, 2019 by the named person, with the exception of the amounts reported in filings on Schedule 13D and 13G, which amounts are based on holdings as of December 31, 2018, or as otherwise disclosed in such filings and reported below.

To our knowledge and except as indicated in the footnotes to this table and subject to applicable laws, the persons named in this table have the sole voting and investment power with respect to all shares listed as beneficially owned by them.

Name and Address of Beneficial Owners(1)(2)	Shares Beneficially Owned(3)	Percent of Shares Beneficially Owned
5% Shareholders:
Hudson Executive Capital LP and Affiliates(4)	8,130,743	17.6%
BlackRock, Inc.(5)	5,500,254	11.9%
The Vangard Group(6)	5,055,401	10.9%
Wellington Management Group LLP(7)	4,336,799	9.4%
Van Berkom & Associates Inc.(8)	2,555,054	5.5%
The Bank of New York Mellon Corporation(9)	2,466,609	5.3%

Directors and Named Executive Officers:
Douglas L. Braunstein(4)	8,130,743	17.6	%*
Edward H. West	90,008	0.2	%*
Jorge M. Diaz	51,943	0.1	%*
Mark Rossi	49,975	0.1	%*
G. Patrick Phillips	30,463	0.1	%*
Juli C. Spottiswood	25,673	0.1	%*
Julie Gardner	19,298	—	%*
Stuart Mackinnon	16,924	—	%*
J. Tim Arnoult	16,376	—	%*
Gary W. Ferrera	5,250	—	%*
Dan Antilley	4,262	—	%*
Warren C. Jenson	3,810	—	%*
Marc Terry	3,307	—	%*

All directors and executive officers as a group (17 persons)	8,467,685	18.3	%*
*	Less than 1.0% of our outstanding shares
(1)	Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of March 22, 2019, and RSUs that are currently vested or will be vested within 60 days of March 22, 2019. Shares issuable pursuant to options and RSUs are deemed outstanding for computing the percentage of the person holding such options or RSUs but are not deemed outstanding for computing the percentage of any other person.
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(2)	The address for each Named Executive Officer and director set forth in the table, unless otherwise indicated, is c/o Cardtronics plc, 2050 West Sam Houston Parkway South, Suite 1300, Houston, Texas 77042. The address of Hudson Executive Capital LP is 1185 Avenue of the Americas, 32nd Floor, New York, NY 10036. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The address of Wellington Management Group LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210. The address of Van Berkom & Associates Inc. is 1130 Sherbrooke Street West, Suite 1005, Montreal, Quebec H3A 2M8. The address of The Bank of New York Mellon Corporation is 240 Greenwich Street New York, New York 10286.
(3)	Amounts shown include shares and restricted shares beneficially owned. There are 6,874 RSUs that will vest within 60 days of March 22, 2019, but no exercisable options or unvested options that will vest within 60 days of March 22, 2019.
(4)	As reported on the Form 4, filed with the SEC on March 12, 2019, Hudson Executive Capital LP ("Hudson Executive") has shared voting and dispositive power over 8,130,743 shares as of March 8, 2019. ln addition to Hudson Executive, this Form 4 was filed jointly by HEC Management GP LLC, a Delaware limited liability company ("Management GP"), and Douglas L. Braunstein, a citizen of the United States of America (together with Hudson Executive and Management GP, the "Reporting Persons"), each of whom has the same business address as Hudson Executive and may be deemed to have a pecuniary interest in the securities reported on the Form 4 (the "Subject Securities"). Hudson Executive, as the investment adviser to certain affiliated investment funds, may be deemed to be the beneficial owner of the Subject Securities for purposes of Rule 16a-1(a) under the Securities Exchange Act of 1934. Management GP, as the general partner of Hudson Executive, may be deemed to be the beneficial owner of the Subject Securities for purposes of Rule 16a-1(a). By virtue of Mr. Braunstein's position as Managing Partner of Hudson Executive and Managing Member of Management GP, Mr. Braunstein may be deemed to be the beneficial owner of the Subject Securities for purposes of Rule 16a-1(a) and Hudson Executive and Management GP may be deemed to be the beneficial owner of the Subject Securities held by Mr. Braunstein. Each of the Reporting Persons disclaims any beneficial ownership of any of the Subject Securities, except to the extent of any pecuniary interest therein. Mr. Braunstein, a member of the Cardtronics board of directors and was appointed to that board as a representative of the Reporting Persons. As a result, each of those persons are directors by deputization for purposes of Section 16 of the Securities Exchange Act of 1934.
(5)	As reported on Schedule 13G, dated as of December 31, 2018 and filed with the SEC on January 24, 2019 BlackRock, Inc. has sole voting power over 5,403,841 shares and sole dispositive power over 5,500,254 shares.
(6)	As reported on Schedule 13G/A, dated as of December 31, 2018 and filed with the SEC on February 11, 2019, the Vanguard Group, Inc. has sole voting power over 74,289 shares, sole dispositive power over 4,975,412 shares, shared dispositive power over 79,989 shares and shared voting power over 10,800 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 69,189 shares or .15% of the Common Stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 15,900 shares or .03% of the Common Stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings.
(7)	As reported on Schedule 13F, dated as of December 31, 2018 and filed with the SEC on February 14, 2019, by Wellington Management Group LLP (“Wellington Management”), these shares are owned by clients of Wellington Management. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities. Wellington Management has shared voting power over 2,080,901 shares and shared dispositive power over 4,336,799 shares.
(8)	As reported on Schedule 13G, dated as of December 31, 2018 and filed with the SEC on February 11, 2019 by Van Berkom & Associates Inc. has sole voting power over 2,555,054 shares and sole dispositive power over 2,555,054 shares.
(9)	As reported on Schedule 13G/A, dated as of December 31, 2018 and filed with the SEC on February 4, 2019, The Bank of New York Mellon Corporation has sole voting power over 2,719,398 shares, sole dispositive power over 2,642,698 shares and shared dispositive power over 108,058 shares.
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EXECUTIVE OFFICERS

Our executive officers are appointed by our Board on an annual basis and serve until removed by our Board or their successors have been duly appointed. The following table sets forth the name, age (as per the date of the Annual Meeting) and position of each person who is currently an executive officer of Cardtronics:

Name	Age	Position
Dan Antilley	51	Chief Information Security Officer
Brian Bailey	47	Executive Vice President & Managing Director, North America
Gary W. Ferrera	56	Chief Financial Officer
Paul A. Gullo	53	Chief Accounting Officer
Geri House	43	Chief Human Resources Officer
Aimie Killeen	40	General Counsel and Secretary
Stuart Mackinnon	47	Executive Vice President—Technology and Operations & Chief Information Officer
Marc Terry	57	Managing Director—International
Edward H. West	52	Chief Executive Officer

The following biographies describe the business experience of our executive officers:

Dan Antilley has served as our Chief Information Security Officer since May 30, 2017. In this role, Mr. Antilley is responsible for leading the Company’s global information security and technology risk strategy program, focused on safeguarding Company and customer assets, and ATM user information. Mr. Antilley has more than 20 years of information security leadership experience, including retail banking industry expertise. Most recently prior to joining Cardtronics, Mr. Antilley capped a 16+ year career at Bank of America by serving as Senior Vice President and Global Information Security Operations Executive, a role in which he directed a multi-site global team of 400 information security professionals, with an emphasis on threat and vulnerability management, malware protection and cyber forensics. Earlier in his career, Mr. Antilley served in technology roles at Genuity, Check Point Software Technologies and the Texas Department of Housing and Community Affairs. Earned over the course of his career, Mr. Antilley holds multiple patents for systems and methods related to information security risk assessment.

Brian Bailey has served as our Managing Director, North America, since November 2016. Prior to joining Cardtronics, Mr. Bailey served as Vice President and General Manager for NCR Corporation’s Financial Services Division, responsible for Product Management and Marketing. At NCR, Mr. Bailey held various leadership roles in sales, marketing, and product management, including assignments in NCR’s Asia Pacific and Europe regions, all focused on the financial services industry segment. Mr. Bailey holds a Bachelor of Science degree in Finance and Marketing from the University of Dayton.

Gary W. Ferrera has served as our Chief Financial Officer since November 28, 2017. In this role, Mr. Ferrera is responsible for leading all financial functions of the Company, and he provides oversight for accounting and reporting, strategic planning and analysis, treasury, tax, internal audit, risk management, investor relations and corporate development. Ferrera has more than

20 years of leadership experience in corporate finance and corporate development roles. Prior to joining Cardtronics, Mr. Ferrera was at DigitalGlobe, Inc., where he served as Chief Financial Officer since early 2015. Previously serving in that same capacity over a decade, predominantly at public companies in the leisure and media sectors, Mr. Ferrera’s career as a Chief Financial Officer is notable for overseeing periods of rapid growth, mergers and acquisitions, initial public offerings, along with cost-efficient operating and capital structures and tax efficiency. Prior to his Chief Financial Officer positions, Mr. Ferrera developed his M&A and capital markets expertise with Citigroup and Bear Stearns. Mr. Ferrera also started his commercial career as an international tax consultant with Arthur Andersen. Mr. Ferrera holds an M.B.A. from the Kellogg School of Management, Northwestern University and a B.S. in Accounting from Bentley University, magna cum laude.

Paul A. Gullo has served as our Chief Accounting Officer since May 21, 2018. Previously, Mr. Gullo, served in a number of roles at TechnipFMC plc, including as Chief Financial Officer, Technip Stone & Webster Process Technology, Inc. since August 2013, as Chief Financial Officer, Technip USA Inc. from January 2012 to August 2013 and as Vice President - Finance, Technip USA, Inc. from March 2009 to December 2011. Mr. Gullo has also held various finance and accounting positions at Friedkin Companies, Inc., Kellogg Brown & Root, Continental Airlines, Inc., and IQ 2000, Inc. and served in the Audit Practice at Ernst & Young LLP in Houston, Texas. Mr. Gullo holds a Bachelors of Business Administration in Accounting and Finance from The University of Texas and is a licensed Certified Public Accountant in the state of Texas.

Geri House has served as our Chief Human Resources Officer since February 12, 2018. In this role, Ms. House is responsible for leading the Company’s global human resources function, overseeing human resources strategy, talent acquisition, employee engagement, development and relations, along with compensation and benefits programs. Ms. House is an experienced, strategic human resources executive with a demonstrated ability to align people and culture to the

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corporate vision, strategies and values to drive effective execution of Company goals. Prior to joining Cardtronics, Ms. House was Executive Vice President, People & Organization, at National CineMedia, where she also previously served as Vice President and Deputy General Counsel. Earlier in her career, Ms. House was in private practice, serving as outside counsel for an array of clients of two international law firms. Ms. House holds a Juris Doctor from Harvard Law School and a Bachelor of Arts from Simon Fraser University.

Aimie Killeen has served as our General Counsel and Secretary since March 2017, leading our legal, corporate governance and compliance sections. Ms. Killeen joined Cardtronics through our acquisition of DirectCash Payments Inc. (“DCP”) in January 2017, where she served as Global General Counsel from March 2013. Prior to joining DCP, Ms. Killeen practiced for nine years at one of Australia’s premier global law firms. Her experience there included leveraged and acquisition finance, aviation finance, structured asset finance, securitization, debt capital markets, general corporate banking and restructuring. Ms. Killeen is a graduate from the University of Technology in Sydney, Australia, holds a Bachelors of Business and a Bachelors of Laws and was admitted to practice law in the Supreme Court of New South Wales.

Stuart Mackinnon has served as our Executive Vice President—Technology and Operations & Chief Information Officer since February 1, 2017. Mr. Mackinnon is responsible for the global information technology infrastructure for Cardtronics. Mr. Mackinnon directs the strategy and implementation of innovative solutions for the business focusing on efficiency and service. Mr. Mackinnon joined Cardtronics in 2015 through the acquisition of Columbus Data Services, the largest ATM processor in North America, where he held the position of President for five years. Prior to Columbus Data Services, Mr. Mackinnon held senior technology roles at Threshold Financial Technologies and Choice Hotels Canada.

Marc Terry has served as our Executive Vice President and Managing Director—International since September 17, 2017. In this role, Mr. Terry oversees all commercial activities for the Company in Europe, the Middle East, Africa and Australia. Mr. Terry has nearly 30 years of payments and financial services technology business and leadership experience. Prior to joining Cardtronics, Mr. Terry was Group Managing Director—EMEA at FIS, where he was responsible for all banking and payments products. Earlier in his career, Mr. Terry served as Managing Director Commercial for Vocalink, where he was responsible for all commercial activities and relationships including management of the LINK ATM network in the United Kingdom. Mr. Terry previously held roles as International Sales Director for Metavante, Managing Director—EMEA for Clear2Pay, and Vice President—International Sales for S1 UK, following a 15+ year career in multiple global leadership roles for ACI Worldwide.

Edward H. West Mr. West’s biographical information is located under “Proposal 2: An Ordinary Resolution to Elect Newly Appointed Class II Director.”

There are no family relationships among any of our directors or executive officers.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (“CD&A”) set forth below provides an explanation of our compensation programs, including the objectives of such programs and the rationale for each element of compensation, for our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and the three other highest compensated executive officers serving as of December 31, 2018 (collectively, the “Named Executive Officers”). This CD&A also describes the actions and decisions of our Compensation Committee as it relates to 2018 compensation decisions.

Our 2018 Named Executive Officers

For the year ended December 31, 2018, our Named Executive Officers were as follows:

Named Executive Officer	Position
Edward H. West	Chief Executive Officer and Director
Gary W. Ferrera	Chief Financial Officer
Dan Antilley	Chief Information Security Officer
Stuart Mackinnon	Executive Vice President—Technology and Operations & Chief Information Officer
Marc Terry	Executive Vice President & Managing Director—International

Executive Summary

Compensation Program Philosophy and Design. The primary objectives of our executive compensation program are to attract, retain, and motivate qualified individuals who are capable of leading our Company to meet its business objectives and increase overall shareholder value. To achieve these objectives, our Compensation Committee’s philosophy is to implement a total compensation program that aligns the interests of management with those of our shareholders, creates incentives for the achievement of financial performance objectives, and rewards the performance of individuals based on our overall success, without encouraging excessive risk-taking. The primary components of our executive compensation program, as we discuss in further detail in this CD&A, are base salary, annual non-equity incentive plan awards (“Cash Incentive Plan”), and long-term incentives that include performance and time-based equity awards (“LTIP”).

Compensation Program Best Practices
•
The number of performance-based RSUs each Named Executive Officer may earn is capped at 225% of target for 2018 LTIP (200% of target for 2019 LTIP), with total equity grants subject to the Company-wide equity funding pool, as approved by our Compensation Committee;

•	We do not provide excise tax gross-ups for executive officers;
•	We do not backdate or reprice options;
•	Our annual Cash Incentive Plans are tied to specific pre-established financial performance goals as well as individual goals for the Named Executive Officers other than the CEO;
•	Payouts under our annual Cash Incentive Plan are capped at 200% of target;
•	We have a Clawback policy that applies to our annual Cash Incentive Plans as well as performance-based portion of our LTIP awards;
•	Our Compensation Committee, which is comprised solely of independent directors, reviews and approves all elements of Named Executive Officer compensation;
•	Our Compensation Committee retains an independent compensation consultant to advise on best practices relative to executive compensation matters;
•	Our executive officers and directors are subject to share ownership requirements; and
•	Our executive officers and directors are subject to our insider trading policy, which prohibits hedging and pledging.

Impact of Business Disruptions on 2018 Goal-Setting. Fiscal year 2018 marked a time of significant transition for the Company due to several business and industry-related disruptions that occurred within a relatively short period. First,

7-Eleven, the Company’s largest retail relationship until that time, had notified Cardtronics in 2015 that it would not renew the ATM placement arrangement with the Company in the U.S. when it was scheduled to end in mid-2017. Also, ATMs located at these

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stores represented 18% and 12.5% of the Company’s revenues in 2016 and 2017, respectively. In addition, the incremental profit margin on revenues attributable to 7-Eleven was higher than the company-wide average, so this relationship accounted for an even greater percentage of the Company’s gross profit. In 2018, in contrast, the 7-Eleven relationship in the U.S. accounted for less than 1% of consolidated revenues, and no gross profit.

In the final months of 2017, the Company also faced substantial, unexpected market-driven disruptions to its large U.K. and Australia businesses. In the U.K., the network (LINK) from which the Company derives the majority of its U.K. revenues announced plans to reduce the payments to operators of free-to-use ATMs in four annual installments of 5% each, beginning in 2018, for a total reduction of 20%. Separately and without prior notice, the four largest banks in the Australian market collectively ceased charging fees to all users of their ATMs, creating a significantly higher number of free-to-use ATMs for consumers (regardless of their banking affiliation). At this time, we expected this action to result in significantly lower customer traffic at our fee-based ATMs in Australia given the abrupt availability of a much higher number of “no fee” ATMs. As a result, the Company recorded an impairment of its Australian business unit during the third quarter of 2017.

In reaction to the anticipated cumulative impact of the 7-Eleven transition and the U.K. and Australia market events that occurred in late 2017, the Company’s stock price was substantially adversely impacted, falling 66% during 2017. As a result, management suffered a significant reduction in the value of its outstanding equity awards, which comprise a considerable portion of management’s total compensation, as discussed in this CD&A. In fact, the performance-based equity compensation earned by management during 2016 did not commence vesting until 2018, and the portion that ultimately vested did so at a much lower value than when it was granted, representing a 31.4% drop from the grant date share price. For a specific example, based on management’s calculations, as of December 31, 2018, the value (realized and unrealized) of Mr. West’s 2016 and 2017 equity awards had diminished by a total of 28% or $1.6 million from their value as of their grant dates. Additionally, Mr. West’s payout in 2018 for the 2017 Cash Incentive Plan period was at 86.4% of target. In this way, management was aligned with shareholders, and was highly motivated to improve business performance by focusing on a new, narrowed set of strategic priorities in 2018, as further discussed below.

These collective business disruptions had a significant impact on the projected financial performance of Cardtronics for 2018, as well as the goal-setting process for the Company’s incentive plans. Due to the combined impact of these factors, as the Company exited 2017 and commenced 2018, it was anticipated that Cardtronics would see a significant decline in Revenues and Adjusted EBITDA for 2018. In contrast, from 2011 through 2017, the Company had experienced exceptional year-over-year growth in its primary incentive compensation measures. In that period, Company revenues increased from $625 million to $1.5 billion, for a compounded annual growth rate of 16%, while Adjusted EBITDA increased from $156 million to $293 million, for a compounded annual growth rate of 11%. As a result, during that time, the Compensation Committee generally set target performance levels for our incentive plans above prior year targets and actual results. Please see our Annual Report on Form 10-K for a reconciliation of Adjusted EBITDA to Net income in the respective periods.

For 2018, as a result of the anticipated impacts of these numerous business disruptions, the Compensation Committee analyzed the circumstances and determined to set 2018 performance targets below 2017 actual performance levels. In doing so, the Compensation Committee considered all relevant factors, including: (i) the alignment of management’s interests with that of our shareholders, (ii) projected Company performance as established in the annual operating plan, (iii) the Compensation Committee’s philosophy of setting difficult but achievable performance goals for management, and (iv) the retention and engagement of the relatively new senior management team. In addition, recognizing the importance of focusing on cash flow and the return to growth following this transformational time, the Compensation Committee added a free cash flow metric to the Cash Incentive Plan design for 2018, and implemented a growth modifier to the performance-based RSUs within the 2018 LTIP, as discussed further below.

2018 Performance and Key Priorities. In order to overcome the challenges facing the business, senior management and the Board had identified and begun onboarding several new strategic executives to lead through transformation, including but not limited to a new CEO (i.e., Mr. West) and a new CFO for the Company. In late 2017 and early 2018, management identified the following key priorities to focus the business on effective execution to drive stabilization as well as growth of the business in 2018 and beyond:

•	Drive organic growth and durable revenue streams
•	Operational excellence & portfolio optimization
•	Earn “Raving Fans” status with customers
•	Deliver growth in free cash flow
•	Engender employee pride

With these key priorities as guide posts, management was aligned with shareholders and highly motivated to improve business performance.

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Ultimately, the Company’s 2018 performance relative to established targets was strong. Although 2018 Revenue and Adjusted EBITDA were down on a year-over-year basis as compared to 2017 (11% and 16%, respectively) due to the impact of the 7-Eleven transition and the market-driven disruptions in Australia and the U.K., the Company exited the year in a better financial position than where it began. This is evidenced by year-over-year growth in adjusted free cash flow of $118 million, up nearly 60% from the prior year, which enabled the Company to pay down $113 million in outstanding debt during the year.1 Additionally, the Company turned its North American business from negative to positive organic revenue growth, excluding the impact of the 7-Eleven business. As discussed below, Consolidated Revenues, Adjusted EBITDA, and Adjusted Free Cash Flow exceeded the established targets, and in the case of Adjusted EBITDA and Adjusted Free Cash Flow, actual results exceeded the maximums set for those metrics. In sum, management’s execution relative to Company goals in 2018 resulted in a significant increase in shareholder value during the year, with the Company’s stock price up 69% from the end of 2017 to the day after the Company reported its full-year 2018 results.

Other Changes to 2018 Compensation Program. In 2018, the Compensation Committee approved a change in the Company’s LTIP design to include a combination of performance-based Restricted Stock Units (“performance-based RSUs”) (50% weighting), time-based Restricted Stock Units (“time-based RSUs”) (25% weighting), and stock options (new for 2018 with a 25% weighting). Also, as part of a contemplated transition to a three-year performance period for the performance-based RSUs beginning in 2019, the 2018 design utilized the following “two-step” process to determine the number of performance-based RSUs earned:

•	Step 1: The first step of the process measures actual 2018 performance relative to 2018 targets that were established based on 2018 operating plan metrics.
•	Step 2: The resulting number of performance-based RSUs earned under Step 1 (solely based on 2018 performance) is then modified (either up or down) based on the level of revenue and Adjusted EBITDA growth in 2019 over actual 2018 revenue and Adjusted EBITDA results.

With this design, the Committee placed an emphasis on both (i) performance against goals for 2018, and (ii) growth in 2019 over 2018 actual performance, to incent the pursuit of growth, and to impose negative consequences in the event of two consecutive years (2018 and 2019) without it. Finally, any earned 2018 performance-based RSUs (as of the end of 2019) are subject to an additional year of time-based vesting. Time-based RSUs are subject to a two-year “cliff” vesting period (which increases to three-year graded vesting for the 2019 LTIP awards). Accordingly, the 2018 LTIP awards are effectively long-term in nature, as their value will increase or decrease based on the Company’s improved performance and share price over time. This 2018 LTIP was transitional in nature as the Company adopted a three-year LTIP program in 2019.

2018 CEO Pay. During the course of CEO succession planning in 2017, the Compensation Committee considered external market data relative to CEO compensation arrangements (including special promotion equity awards) and concluded it would be prudent to enter into an employment agreement with Mr. West addressing the material elements of his compensation and key employment terms upon appointment to the CEO role. Due to the extraordinary events the Company was facing, and Mr. West’s leadership abilities and track record while serving as CFO for the Company and in other prior leadership roles, including previous roles as CEO, the Board believed that securing Mr. West’s services as the successor to Mr. Rathgaber was critical to successful navigation of the business through the following:

•	working through the loss of the 7-Eleven customer relationship (which accounted for 18% and 12.5% of the Company’s revenues in 2016 and 2017, respectively) and returning the North American business to growth;
•	addressing the impact of the unexpected decision by Australia’s four largest banks to remove surcharges from transactions completed on their respective ATM networks as discussed above;
•	offsetting the impact of, and continuing work to stop or at least reduce the planned 20% total reduction in interchange announced by LINK in October 2017, to be implemented over four years commencing in 2018; and
•	effectively integrating, and achieving the intended synergies of, the Company’s largest ever acquisition (DC Payments).

Understanding the challenging environment facing the Company, the Committee approved, and the independent members of the Board ratified, a new compensation package for Mr. West, effective upon his promotion to CEO on January 1, 2018, including the following key components:

•	a new employment agreement with an initial three-year term;
•	a total direct compensation package (base salary, target annual incentive compensation award and annualized value of long-term equity grants) that was slightly below the median value for targeted total compensation of the relevant market for CEOs, as noted in the CEO Market Benchmarks, below:

[1]	Revenue is defined as “Total Revenues” on a U.S. GAAP basis, as reported in our 2018 consolidated financial statements or as reported in the division’s financial statements, defined and reported in the same manner as in our consolidated financial statements included in our Annual Report on Form 10-K. Adjusted EBITDA is a non-GAAP measure that excludes from Net Income depreciation expense, amortization of intangible assets, share-based compensation expense, acquisition and divestiture-related expenses, certain non-operating expenses (if applicable in a particular period), certain costs not anticipated to occur in future periods, gains or losses on disposal and impairment of assets, the Company’s obligations for the payment of income taxes, interest expense, and other obligations such as capital expenditures, and includes an adjustment for non-controlling interests. When the Company’s performance is reported externally, including when used in this proxy statement to reflect performance, Adjusted Free Cash Flow is a non-GAAP measure calculated as cash provided by operating activities less the impact of changes in restricted cash due to the timing of settlements and less payments for capital expenditures, including those financed through direct debt, but excluding acquisitions. For incentive plan purposes discussed herein, Adjusted Free Cash Flow is simplified and calculated as Adjusted EBITDA less payments for capital expenditures as they are reported in the statement of cash flows in our Annual Report on Form 10-K. Revenue, Adjusted EBITDA and Adjusted Free Cash Flow were selected as performance metrics as we believe these three metrics are appropriate indicators of success and sustainable business performance that translate into increased shareholder value and are easily understandable and measurable. For a reconciliation of Net Income to Adjusted EBITDA and for other information concerning non-GAAP measures see pages 67-72 of our Annual Report on Form 10-K (filed with the SEC on February 28, 2019).
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•	a special promotion equity award (“CEO Promotion Award”) consisting of:
○	an award of $3 million in time-based RSUs subject to back-loaded vesting of 50% on December 15, 2019 and 50% on December 15, 2020 (“CEO Promotion Time-based RSUs”); and
○	an award of $2.5 million in performance-based RSUs, which are earned solely by the Company’s achievement of challenging relative total shareholder return (“TSR”) objectives over a three-year performance period ending on December 31, 2020 (“CEO Promotion Performance-based RSUs”).

The Compensation Committee believed that awarding Mr. West a combination of promotion time-based awards and performance-based awards created the right balance between motivation and retention in his initial three-year term. In addition, the promotion equity awards were intended to: (i) induce Mr. West to serve as CEO given the challenges the Company was facing, (ii) create strong incentives for Mr. West to design, implement and deliver on fundamental growth and shareholder value creation opportunities, and (iii) provide a substantial and immediate alignment with shareholders. All of the CEO Promotion Awards are subject to multi-year vesting, with nearly half of the awards being subject to a relative TSR metric and measured over a full three-year performance period. Furthermore, to earn a target level payout, the Company’s relative TSR result must be above the median (i.e., at the 55th percentile) of the peer set.

The material terms of Mr. West’s 2018 compensation package include:

•	an annual salary of $750,000;
•	a target annual cash incentive award of 100% of base salary with a maximum opportunity of 200% of the target amount; and
•	a target annual long-term incentive award for the 2018 normal grant cycle of $3.5 million (in the years that follow 2018 the amount of any such annual long-term incentive awards and the performance criteria for any such awards are at the discretion of the Compensation Committee).
CEO Market Benchmarks
Component	Target Value	Market Percentile
Base Salary	$750,000	53rd percentile
Target Bonus	$750,000	36th percentile
Target Cash	$1,500,000	41st percentile
Long-Term Incentives	$3,500,000	46th percentile
Target Total	$5,000,000	41st percentile

Cash Incentives Earned for 2018 Performance. For 2018, payments under our annual Cash Incentive Plan were reflective of our performance and the achievement of certain performance goals, as discussed further in the “2018 Compensation Decisions—Cash Incentive Plan” section below. As a result of performance, along with other individual factors discussed below, our Compensation Committee approved actual payout amounts for our Named Executive Officers ranging from 155% to 197% of target, depending on the individual.

Equity Awards Earned for 2018 Performance. As discussed above, the performance-based RSUs granted in 2018 are earned based on the two-step process. Based on the 2018 performance results, discussed in “2018 “Transition Year” Long-Term Incentive Plan” below, our Named Executive Officers earned a preliminary payout (representing “Step 1”) of 195% of the target number of performance-based RSUs granted in 2018. The preliminary results determined under Step 1 will be modified (up or down) based on the level of actual 2019 performance results as compared to actual 2018 performance results (“Step 2”). The final number of performance-based RSUs earned under the 2018 LTIP will be disclosed in the 2020 Proxy Statement, once results are finalized based on 2019 actual results. These awards will then be subject to additional time-based vesting, becoming fully vested in January 2021, subject to the Named Executive Officers’ continued employment with Cardtronics (or their qualified retirement dates, if earlier).

Prior Year Say-on-Pay Results. At the May 16, 2018 Annual Meeting of Shareholders, the “Advisory Vote on Named Executive Officer Compensation” proposal (the “say-on-pay” vote) received support from 97.4% of votes cast. Our Compensation Committee considered these results, and based on the overwhelming support from shareholders, determined that the results of the vote did not call for any significant changes to the executive compensation plans and programs in place for 2018. As discussed in this CD&A, the Compensation Committee determined to shift to a multi-year performance period for the LTIP.

Preview of 2019 Compensation Program. Having successfully navigated this period of major transition, long-term performance-based incentives for 2019 were established based on a three-year performance period, and include relative TSR and Adjusted EBITDA as equally weighted metrics. For 2019, the Committee elected to include relative TSR as a key metric to tie a considerable portion of management’s LTIP awards to the Company’s stock price performance as compared to the composite stock price performance of a broad group of companies with similarly-sized market capitalizations. In addition, the 2019 LTIP will incorporate a full three-year performance period for performance-based RSUs, and a three-year graded vesting period for time-based RSUs, along with a three-year graded vesting period for stock options, already included in the 2018 LTIP.

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Role of Compensation Committee, Compensation Consultant and Management

Compensation Committee. Our Compensation Committee is responsible for designing, recommending and evaluating all compensation programs for our executive officers (including each of the Named Executive Officers) as well as oversight for other broad-based employee benefits programs. Our Compensation Committee receives information and advice from third-party compensation consultants as well as from our human resources department and management to assist in making decisions regarding compensation matters.

Compensation Consultant. Our Compensation Committee has sole authority to retain and terminate the services of a compensation consultant who reports to our Compensation Committee. The role of the compensation consultant is to advise our Compensation Committee in its oversight role, advise management in the executive compensation design process, and provide independent compensation data and analysis to facilitate the annual review of our compensation programs. The compensation consultant attends Compensation Committee meetings as requested by our Compensation Committee.

Our Compensation Committee has retained Meridian Compensation Partners, LLC (“Meridian”) as its independent advisor. Meridian is an independent compensation consulting firm and does not provide any other services to us outside of matters pertaining to executive officer and director compensation and related corporate governance. Meridian reports directly to our Compensation Committee, which is the sole party responsible for determining the scope of services performed by Meridian and the directions given to Meridian regarding the performance of such services. Meridian is not given a specific list of instructions, but rather is engaged to provide our Compensation Committee with information and advice that might assist our Compensation Committee in performing its duties. During 2018, the services provided by Meridian included:

•	updating our Compensation Committee on regulatory changes affecting our compensation program;
•	providing information on market trends, practices, and other data;
•	providing guidance on CEO compensation;
•	reviewing our Peer Group (as defined in “Factors Considered in Setting Executive Pay — Peer Company Compensation Analysis”) and conducted a competitive analysis of compensation for our Named Executive Officers and our Board;
•	assisting in reviewing and designing program elements; and
•	providing overall guidance and advice about the efficacy of each element of our compensation program and its fit within our Compensation Committee’s developing compensation philosophy.

While the Meridian guidance has been a valuable resource for our Compensation Committee in identifying compensation trends and determining competitive compensation packages for our executives, our Compensation Committee is not bound to adhere to any advice or recommendations that Meridian may provide.

Our Compensation Committee considered the independence of Meridian in light of SEC rules and NASDAQ listing standards, including the following factors: (i) other services provided to us by the consultant; (ii) fees paid by us as a percentage of the consulting firm’s total revenue; (iii) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and a member of our Compensation Committee; (v) any company stock owned by the individual consultants involved in the engagement; and (vi) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. Our Compensation Committee discussed these considerations, among other things, and concluded that the work of Meridian did not raise any conflicts of interest.

Role of the Chief Executive Officer in Executive Compensation Decisions. Our CEO works very closely with our Compensation Committee; however, except for providing a self-evaluation report to our Compensation Committee, he does not make, participate in, provide input for, or make recommendations about his own compensation. Our CEO sets our strategic direction and strives to promote compensation programs that motivate employee behavior, consistent with our strategic objectives. Under the direction of our Compensation Committee, and in coordination with the compensation consultant, our CEO coordinates the annual review of the compensation programs for the executive officers. This review includes an evaluation of each officer’s historical pay and career development, individual and corporate performance, competitive practices and trends, and various compensation-related issues. Based on the results of this review, our CEO makes recommendations to our Compensation Committee regarding each element of compensation for each of the executive officers, other than himself. Our CEO also provides our Compensation Committee with his evaluation of performance of each executive officer other than himself during the prior year for their consideration for determining actual payouts. Our Compensation Committee also meets in executive session, independently of the CEO and other members of senior management, to review not only compensation issues related to the CEO, but those of all Named Executive Officers and other executive officers. Other than the CEO, none of our other Named Executive Officers provide direct recommendations to our Compensation Committee or participate in the executive compensation setting process; however, our CFO provides information and recommendations to our Compensation Committee when it reviews and sets incentive performance goals.

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Elements of Total Compensation

The table below summarizes the elements of our compensation program, the form in which each element is paid, the purpose or objective of each element, key features of the element, and any performance metrics associated with each element.

ELEMENT OF COMPENSATION	BASE SALARY
FORM OF COMPENSATION	Cash – fixed
PURPOSE / OBJECTIVE
To provide an executive officer with a fixed income stream, based upon the executive’s roles and responsibilities within our organization and relative skills and experience, consistent with market for comparable positions.

KEY FEATURES
Initial salaries for executive officers are set by our Compensation Committee based on responsibilities and market data. Amounts are reviewed annually by our Compensation Committee, with adjustments made based on the executive’s individual performance and our Company’s performance for the year. Additional factors considered may include other achievements or accomplishments, any mitigating priorities that may have resulted in a change in the goals, market conditions, participation in the development of other Company employees, as well as any additional responsibilities that were assumed by the executive during the period.

PERFORMANCE METRIC(S)	Not based on performance metrics

ELEMENT OF COMPENSATION	ANNUAL CASH INCENTIVE PLAN AWARDS
FORM OF COMPENSATION	Cash – variable
PURPOSE / OBJECTIVE
To reward operating results consistent with metrics set forth in the non-equity incentive compensation plan, and provide a strong motivational tool to achieve or exceed earnings and other related pre-established performance objectives.

KEY FEATURES
Our Compensation Committee establishes a threshold, a target and a maximum possible payout for each executive. Amounts are paid after year end once our Compensation Committee has determined our performance and each executive’s performance relative to pre-established performance goals, which reflects our Compensation Committee’s desire that the plan pay amounts relative to actual performance and provides for substantially increased rewards when performance targets are exceeded.

PERFORMANCE METRIC(S)
Performance metrics are selected on an annual basis that our Compensation Committee believes will produce the best return for our shareholders given the then-current conditions. For 2018, our Compensation Committee selected Revenue, Adjusted EBITDA and Adjusted Free Cash Flow, defined in “2018 Compensation Decisions – Cash Incentive Plan” below.

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ELEMENT OF COMPENSATION	LTIP AWARDS
FORM OF COMPENSATION	Performance-based RSUs, time-based RSUs, and non-qualified stock options - variable
PURPOSE / OBJECTIVE
To create a strong financial incentive for achieving or exceeding performance goals, tie the interests of management to the interests of shareholders, encourage a significant equity stake in our Company, and to attract and retain executives.

KEY FEATURES
2018 LTIP: Under our 2018 LTIP, the size of an award is generally based on a review of competitive market data. Equity awards granted under the 2018 LTIP were comprised of 50% performance-based RSUs, 25% time-based RSUs, and 25% non-qualified stock options.
2019 LTIP: The 2019 LTIP will incorporate a full three-year performance period for performance-based RSUs, and will add relative TSR as a metric.

PERFORMANCE METRIC(S)
Performance metrics are selected on an annual basis by our Compensation Committee, with the goal of producing the best return for our shareholders given the then-current conditions. For 2018, our Compensation Committee selected Revenue, Adjusted EBITDA and Adjusted Free Cash Flow, defined in “2018 Compensation Decisions - Cash Incentive Plan” below.

ELEMENT OF COMPENSATION	DISCRETIONARY BONUSES
FORM OF COMPENSATION	Cash – variable
PURPOSE / OBJECTIVE	To reward an executive for significant contributions to a Company initiative, or when the executive has performed at a level above what was expected, or for attracting executives.
KEY FEATURES	Granted at the discretion of our Compensation Committee, discretionary bonuses are not a recurring element of our executive compensation program.
PERFORMANCE METRIC(S)
Varies, but typically relates to performance with respect to special projects that require significant time and effort on the part of the executive. Payments made in conjunction with significant relocation are not performance-based.

ELEMENT OF COMPENSATION	HEALTH, LIFE, RETIREMENT SAVINGS AND OTHER BENEFITS
FORM OF COMPENSATION	Eligibility to participate in benefit plans generally available to our employees, including retirement, health, life insurance and disability plans (generally fixed).
PURPOSE / OBJECTIVE
Our broad-based employee benefits programs are designed to allow us to remain competitive in the market in terms of attracting and retaining employees, and in the case of our 401(k) plan, to assist our employees in providing for their retirement.

KEY FEATURES
Under our 401(k) plan, for 2018, we matched 100% of employee contributions up to 4% of the employee’s salary. Employees immediately vest in their contributions while our matching contributions vest at a rate of 20% per year. We do not provide any supplemental retirement benefits to our Named Executive Officers. For Mr. Terry, we provided retirement, health and life insurance benefits that are customarily provided to executives in the United Kingdom.

PERFORMANCE METRIC(S)	Not performance-based

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Factors Considered in Setting Executive Pay

Tally Sheets. Our Compensation Committee reviews “tally sheets” for the CEO and the CFO, which are prepared by management and reviewed by Meridian. The tally sheets contain information related to prior years’ compensation, outstanding equity awards (both vested and unvested) and various termination scenarios. The tally sheets enable our Compensation Committee to review and evaluate various components of the executive pay programs, understand the magnitude of potential payouts as a result of certain employment terminations, and consider changes to our plans and programs in light of emerging trends.

Other Factors. In determining the level of total compensation to be set for each compensation component, our Compensation Committee considers a number of factors, including market competitiveness analyses of our compensation levels compared with those paid by comparable companies, our most recent annual performance, each individual Named Executive Officer’s performance, the desire to generally maintain internal equity and consistency among our executive officers, tally sheets (as discussed above), and any other considerations that our Compensation Committee deems to be relevant. While our Compensation Committee reviews the total compensation package we provide to each of our Named Executive Officers, our Board and our Compensation Committee view each element of our compensation program as serving a specific purpose and, therefore, as distinct elements. In other words, a significant amount of compensation paid to an executive in the form of one element will not necessarily cause us to reduce another element of the executive’s compensation. Accordingly, we have not adopted any formal or informal policy for allocating compensation between long-term and short-term, between cash and non-cash, or among the different forms of non-cash compensation.

Peer Company Compensation Analysis. To help assess the competitiveness of total compensation for each NEO, and as a reference point for 2018 pay decisions, the Compensation Committee analyzed executive compensation data from the following two sources: (i) publicly available proxy statements of companies selected as peer companies (the “Proxy Peer Group”), and (ii) the proprietary Equilar database (the “Equilar Peer Group”). For purposes of review, the Compensation Committee utilized data from the Proxy Peer Group as the primary data source to assess the competitive positioning for the CEO and CFO target compensation. Given the limited data available from proxy statements for our Named Executive Officers other than CEO and CFO, the Compensation Committee utilized data from the Equilar Peer Group as the primary data source to assess competitive positioning for the other Named Executive Officers. Data from the Equilar Peer Group was used a secondary data source for the CEO and CFO positions.

The companies in the Proxy Peer Group and the Equilar Peer Group, identified in the tables below, were approved by the Compensation Committee following a review of companies, prepared by Meridian, that had revenues generally between one-third and three times those of the Company, and were within similar industries as the Company based on select General Industry Classification Standard (“GICS”) codes. The Equilar Peer

Group is limited by the number of participating companies that submit compensation data to the Equilar database. Therefore, even though similar GICS codes and revenue parameters were used to filter the companies in the Equilar database, only a limited number of Proxy Peer Group companies participated in the Equilar database. Certain companies have subsequently merged with others or become private companies. Their most recent available compensation data was still utilized if considered current and accurate.

Proxy Peer Group
ACI Worldwide, Inc.	Jack Henry & Associates, Inc.
Acxiom Corporation	Moneygram International, Inc
Blackhawk Network Holdings, Inc.	Neustar, Inc.
CSG Systems International, Inc.	SS&C Technologies Holdings, Inc.
Earthlink Inc.	Total System Services, Inc.
Euronet Worldwide, Inc.	Vantiv Inc.
Everi Holdings Inc.	VeriFone Systems, Inc.
Fair Isaac Corp.	WEX, Inc.
Global Payments, Inc.

Equilar Peer Group
Black Knight, Inc.	Manhattan Associates, Inc.
Blackhawk Network Holdings, Inc.	MoneyGram International, Inc.
Broadridge Financial Solutions, Inc.	NeuStar, Inc.
Convergys Corporation	Nuance Communications, Inc.
CoreLogic, Inc.	Pegasystems, Inc.
DST Systems, Inc.	Sabre Corporation
Earthlink Holdings Corp	TeleTech Holdings, Inc.
ExlService Holdings, Inc.	Tyler Technologies, Inc.
Genpact Limited	Vantiv, Inc.
Global Payments Inc.

Our Compensation Committee also believes that using the Proxy Peer Group provides meaningful reference points for competitive design practices, types of equity awards used, and equity usage levels for the Named Executive Officers. Our Compensation Committee’s goal is to provide a target total compensation package that is competitive with prevailing practices in our industry and within the peer groups, as described above.

Our Compensation Committee does not react to or structure our compensation programs on market data alone, and it has not historically utilized any true “benchmarking” techniques when making compensation decisions. Furthermore, our Compensation Committee did not use the peer groups to establish a particular range of compensation for any element of pay in 2018; rather, the peer group market data were used as general guidelines in our Compensation Committee’s deliberations.

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2018 Compensation Decisions

Overview of Pay Mix for 2018: Selected Compensation in Proportion to Total Compensation.

The following table sets forth salary and sign-on bonus compensation (“fixed compensation”) and annual non-equity incentive plan and long-term equity incentive compensation (“incentive-based variable compensation”) as a percentage of total compensation, as presented in the “Total” column of the “Summary Compensation Table for 2018” below, that we paid for the year ended December 31, 2018 to each Named Executive Officer:

Named Executive Officer	Fixed Compensation	Incentive-based Variable Compensation
Edward H. West	6.3%	93.7%
Gary W. Ferrera	19.5%	80.5%
Dan Antilley	25.8%	74.2%
Stuart Mackinnon	33.8%	66.2%
Marc Terry	27.2%	72.8%

Base Salary. In its review of the base salary of each of our Named Executive Officers for 2018, our Compensation Committee generally considered the market data available for the aforementioned peer groups, as applicable. Our Compensation Committee evaluated the results of the market data available and the performance of the executive and made adjustments to the base salaries of certain Named Executive Officers, as deemed necessary, based on the various factors identified above under “Other Factors.”

The following table reflects annualized base salary amounts for our 2018 Named Executive Officers for 2018 and 2017:

Named Executive Officer	2018 Annualized Base Salary	2017 Annualized Base Salary	Percentage Increase
Edward H. West	$750,000	$600,000	25.0%
Gary W. Ferrera	$550,000	$550,000	—
Dan Antilley	$425,000	$425,000	—
Stuart Mackinnon	$375,000	$335,000	11.9%
Marc Terry	$480,516	—	—

Mr. West’s salary increased effective January 1, 2018, as a result of his promotion to CEO. Mr. Mackinnon’s salary increased effective March 24, 2018, in order to align his pay with his increased responsibilities in 2018. Mr. Terry’s salary has been converted from pounds sterling to U.S. dollars using the yearly average exchange rate of approximately $1.33 for 2018.

Cash Incentive Plan. Each year, our Compensation Committee reviews and approves a non-equity incentive compensation plan (the “Cash Incentive Plan”). Under the Cash Incentive Plan, the Compensation Committee sets a threshold, a target, and a maximum payout for each of our Named Executive Officers. For the 2018 Cash Incentive Plan, the threshold, target, and maximum annual incentive payout amounts for each Named Executive Officer were as follows:

Named Executive Officer	2018 Incentive Payout as a % of Base Salary
	Threshold	Target	Maximum
Edward H. West	50.0%	100.0%	200%
Gary W. Ferrera	50.0%	100.0%	200%
Dan Antilley	50.0%	100.0%	200%
Stuart Mackinnon	42.5%	85.0%	170%
Marc Terry	32.5%	65.0%	130%

Under the 2018 Cash Incentive Plan, two components factor into whether a participant’s award will be paid, as well as what level of payout may be achieved: (i) performance qualifiers; and (ii) performance metrics, both of which are further described below. In addition to the financial goals, for fiscal 2018, all Named Executive Officers’ except for Mr. West had individual performance goals set for them by the Compensation Committee, which comprised 25% of their respective incentive cash bonuses. Mr. West’s payout achievement of this award is based solely on Company performance, subject to committee review. See “2018 Cash Incentive Plan Performance Levels” below for a discussion of the applicable individual performance standards and achievement.

Performance Qualifiers. Performance qualifiers are minimum levels of Company performance that must be attained in order for payouts under the Cash Incentive Plan to occur. Amounts of potential payouts under the Cash Incentive Plan are not adjusted based on the level of performance achieved, but rather act as absolute prerequisites that must be met before we will make payments under the Cash Incentive Plan. For 2018, the qualifiers were (i) our compliance with all material public company regulations and reporting requirements for the fiscal year and (ii) the participant’s achievement of the minimum performance standards established by his superior or our Board and completion of required corporate and compliance training as assigned. See “2018 Cash Incentive Plan Performance Levels” below for a discussion of the applicable individual performance standards and achievement.

Financial Performance Metrics. Performance metrics are key metrics designated as critical to our success. For 2018, the metrics for the Cash Incentive Plan were (i) Revenue, (ii) Adjusted EBITDA, and (iii) Adjusted Free Cash Flow. Revenue is defined as “Total Revenues” on a U.S. GAAP basis, as reported in our 2018 consolidated financial statements or as reported in the division’s financial statements, defined and reported in the same manner as in our consolidated financial statements included in our Annual Report on Form 10-K. Adjusted EBITDA is a non-GAAP measure that excludes from Net Income depreciation expense, amortization of intangible assets, share-based compensation expense, acquisition and divestiture-related expenses, certain non-operating expenses (if applicable in a particular period),

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certain costs not anticipated to occur in future periods, gains or losses on disposal and impairment of assets, the Company’s obligations for the payment of income taxes, interest expense, and other obligations such as capital expenditures, and includes an adjustment for non-controlling interests. Adjusted Free Cash Flow is a non-GAAP measure, which for incentive plan purposes is calculated as Adjusted EBITDA less payments for capital expenditures as reported in the statement of cash flows in our Annual Report on Form 10-K. Revenue, Adjusted EBITDA and Adjusted Free Cash Flow were selected as performance metrics as we believe these three metrics are appropriate indicators of success and sustainable business performance that translate into increased shareholder value and are easily understandable and measurable. For a reconciliation of Net Income to Adjusted EBITDA and for other information concerning non-GAAP measures see pages 67-72 of our Annual Report on Form 10-K (filed with the SEC on February 28, 2019). All Named Executive Officers incentive compensation is based on consolidated results (“Global” results), except for Mr. Terry, who also is compensated on results for our International division, which is defined as the combined Europe and Africa segment and the Australia and New Zealand segment as disclosed in our Annual Report on Form 10-K (filed with the SEC on February 28, 2019).

Individual Performance Goals. The individual performance goals set for each Named Executive Officer (other than Mr. West) were intended to align the individual officers with the Company’s business strategies and objectives in each officer’s sphere of duties and control, and varied from individual to individual and included both objective and subjective measures of performance. Examples include customer satisfaction metrics, achieving customer and new customer growth objectives, implementation of programs and systems, process and control improvements, and completion of development projects. These individual goals are key to financial and business success for Cardtronics, and thus contribute to producing income and shareholder returns over the long-term. Grading of performance on the individual performance goals for these individuals was determined as threshold, target, or maximum achievement, and were weighted for each executive based on importance. A threshold achievement resulted in no payout for that goal. The CEO provided an assessment of the achievement of these individual goals, which ranged from threshold to maximum achievement, and based on that input, the Committee determined that each of these executives achieved their individual performance above target levels.

2018 Cash Incentive Plan Performance Levels. The following table provides (i) the 2018 pre-established threshold, target and maximum performance levels for each of our financial performance metrics and (ii) our performance results for each metric, as adjusted for the effects of foreign currency exchange rate movements from target, and other minor adjustments as called for in the Cash Incentive Plan.

Performance Metric	Threshold	Target	Maximum	Performance Results Achieved
	(In thousands)
Global Revenue	$1,241,649	$1,293,385	$1,345,120	$1,339,971
Global Adjusted EBITDA	$249,027	$262,134	$283,105	$290,045
Global Adjusted Free Cash Flow	$136,920	$152,134	$176,475	$183,371

International Revenue	$492,319	$512,832	$533,345	$517,037
International Adjusted EBITDA	$123,950	$130,474	$140,912	$139,323
International Adjusted Free Cash Flow	$77,692	$86,324	$100,136	$92,100

When establishing the appropriate threshold, target and maximum performance levels for the performance measures, the Compensation Committee typically sets the target level based on a number of factors including the Board-approved operating plan for the year, as well as reference to industry dynamics and prior performance results. The Compensation Committee’s goal for each financial performance measure is to establish a target level of performance that we are not certain to attain, so that achieving or exceeding the target level requires significant effort by our executive officers. Once the target levels are set, our Compensation Committee sets the threshold and maximum amounts. Taking a variety of business factors into account, our Compensation Committee sets the threshold at what it considers to be the lowest level of acceptable performance and the maximum at what our Compensation Committee views would be outstanding performance versus target and operating plan. As discussed above, for 2018, as a result of the anticipated impacts of the numerous business disruptions, the Compensation Committee analyzed the circumstances and set 2018 performance targets below 2017 actual performance levels. Performance below threshold for a metric will result in no incentive payout for that metric. After achievement of the qualifying factors, a threshold level of performance for a given metric will result in 50% of the target opportunity being earned for that metric; performance at the target level for a metric will result in 100% of the target opportunity being earned for that metric; and performance at or above the maximum level for a metric will result in 200% of the target opportunity being earned.

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Our Compensation Committee also determines the relative weightings of each performance metrics for each Named Executive Officer. These are presented in the following table, along with the actual total performance percentage achieved, and the amount paid to each Named Executive Officer:

	Global			International			Individual Performance
Named Executive Officer	Revenue	Adjusted EBITDA	Adjusted Free Cash Flow	Revenue	Adjusted EBITDA	Adjusted Free Cash Flow		Total Target	Performance Achieved as Percentage of Target	Amount Paid
Edward H. West	33.4%	33.3%	33.3%	0.0%	0.0%	0.0%	0.0%	100.0%	196.7%	$1,475,070
Gary W. Ferrera	25.0%	25.0%	25.0%	0.0%	0.0%	0.0%	25.0%	100.0%	183.0%	$1,006,539
Dan Antilley	25.0%	25.0%	25.0%	0.0%	0.0%	0.0%	25.0%	100.0%	180.0%	$ 765,030
Stuart Mackinnon	25.0%	25.0%	25.0%	0.0%	0.0%	0.0%	25.0%	100.0%	181.3%	$ 577,757
Marc Terry	8.3%	8.3%	8.3%	16.7%	16.7%	16.7%	25.0%	100.0%	154.9%	$ 483,869

The Compensation Committee retains the right to make adjustments to actual performance results to take into account the occurrence of any material event, such as a material acquisition, which would impact the calculation of these performance metrics. As permitted by the 2018 Cash Incentive Plan, the Compensation Committee adjusted the actual performance results achieved during the 2018 year for (i) the neutralization of foreign currency exchange rate changes as compared to the annual operating plan and (ii) the exclusion of acquisition-related and restructuring costs in accordance with the terms of the 2018 Cash Incentive Plan.

See page 69 of our Annual Report on Form 10-K (filed with the SEC on February 28, 2019) for a discussion of acquisition-related costs and restructuring costs excluded in Adjusted EBITDA. The Committee further noted that the performance qualifiers noted above were achieved, and therefore the amounts awarded to each of the Named Executive Officers under our 2018 Cash Incentive Plan were paid in March 2019.

Recoupment. The 2018 Cash Incentive Plan is subject to our Clawback policy, under which, if the operating or financial results used to calculate the payout are later restated (other than as a result of new accounting pronouncements), a portion of the payouts related to performance-based awards made to participants may be required to be returned to us, if the calculated payout using restated results was lower than originally calculated. Additionally, under this provision, an executive who engages in fraud or other misconduct leading to the restatement is required to return the full payout for the period in question.

Equity Compensation Plans. We have two shareholder-approved long-term equity incentive plans: (i) the Fourth Amended and Restated 2007 Stock Incentive Plan (the “2007 Plan”); and (ii) the 2001 Stock Incentive Plan (the “2001 Plan”).

2001 Plan. In June 2001 and prior to us being a publicly traded company, our Board adopted the 2001 Plan. Various plan amendments have been approved since that time, the most recent being in November 2007. The 2001 Plan allowed for the issuance of equity-based awards in the form of nonqualified stock options and stock appreciation rights. However, as a result of the adoption of the 2007 Plan, at the direction of our Board, no further awards will be granted under our 2001 Plan. There are no remaining awards outstanding under this plan as of December 31, 2018.

2007 Plan. In August 2007, our Board and our shareholders approved our 2007 Plan. The adoption, approval, and effectiveness of this plan were contingent upon the successful completion of our initial public offering, which occurred in December 2007. Effective July 1, 2016, Cardtronics assumed and adopted the third amendment and restatement of the 2007 Plan and, the Board approved and adopted certain amendments to the 2007 Plan on January 18, 2019, as described below. The 2007 Plan provides for incentive stock option awards intended to qualify under Section 422 of the Code, nonqualified stock options, restricted stock awards, restricted stock unit awards, annual incentive awards, performance awards, phantom stock awards, and bonus stock awards. The number of shares that may be issued under the 2007 Plan may not exceed 9,679,393 shares, subject to adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in our capital structure. The individual share limitations that any one participant can receive in any given fiscal year is 1,500,000 shares and, for awards denominated in cash amounts, the amount may not exceed $3,500,000 in a given year.

The January 18, 2019 amendment to the 2007 plan implemented various administrative changes and other clarifications, updates, and conforming revisions. The changes included removing provisions relating to performance goals and conditions previously intended to satisfy Section 162(m) of the Internal Revenue Code, as amended, revising the definition of “Corporate Change,” conforming rights and responsibilities of the plan administrator in respect to the treatment of options and stock appreciation rights in connection with a Corporate Change to similarly apply to restricted stock units, restricted stock and phantom stock awards, providing for the forfeiture or clawback of awards upon certain termination events, providing that, in a merger or other transaction, awards assumed from another company will not be counted against the share reserve, and adding the requirement for dividends and dividend equivalents to also be subject to restrictions on underlying awards.

Long-Term Incentive Programs. Our Compensation Committee approves our annual LTIPs, which are subject to the terms and conditions of our 2007 Plan and formalize specific details for the

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equity awards granted during the year. Our Compensation Committee has the sole authority to grant awards under the respective year’s LTIP to our Section 16 officers, as defined by the SEC, and our CEO has the authority to grant a limited number of awards (based on a pool approved each year by the Compensation Committee) to the non-Section 16 Officers and other employees.

The type and number of awards held by each of our Named Executive Officers as of December 31, 2018 that were granted pursuant to our 2007 Plan are described below in the “Outstanding Equity Awards at Fiscal 2018 Year End” section.

2018 “Transition Year” Long-Term Incentive Plan. Prior to 2018, the performance-based RSU component of the long-term incentive program was designed to measure financial performance over a one-year performance period. Earned performance-based RSUs were then subject to additional time-based vesting over four years from grant year. Over the past few years, management and the Compensation Committee have been committed to change the design of the performance-based RSUs to measure performance over a cumulative three-year period, to better link long-term performance to incentive payouts for our executives. To achieve this result and begin the transition to a three-year program, the Compensation Committee developed the 2018 Long-Term Incentive program (the “2018 LTIP”) as a transitional year design that incorporates a “two-step process”, discussed further below. The 2019 Long-Term Incentive program (the “2019 LTIP”) will incorporate a full three-year performance period.

The 2018 LTIP provided for the grant of performance-based RSUs (with a 50% weighting), time-based RSUs (with a 25% weighting), and nonqualified stock options (with a 25% weighting) to executives, including the Named Executive Officers. The performance-based RSUs are earned based on performance achievement over a two-year period followed by vesting requirements based on continued employment (or to an employee’s qualified retirement date, if earlier), with 100% vesting January 31, 2021 (as described more fully below). The time-based RSUs “cliff” vest 100% January 31, 2020, and the stock options vest 33.3% after 12, 24, and 36 months from January 31st of the grant year, subject to continued service through those vesting dates. For information regarding the fair value of these awards, see the “Stock Awards” column and the related footnotes of the “Summary Compensation Table for 2018” included in “Executive Compensation” below.

As noted above, performance-based RSUs are earned based on achievement of results over a two-year performance period, which is calculated in two steps. The first step of the process measures actual 2018 performance relative to 2018 targets that were established based on 2018 operating plan metrics. The resulting number of performance-based RSUs earned under Step 1 (solely based on 2018 performance) is then modified (either up or down, by up to 12.5%) based on the level of Revenue and Adjusted EBITA growth in 2019 over actual 2018 revenue and Adjusted EBITA results. For both Step 1 and Step 2, performance-based RSUs are earned based on the achievement of a Revenue performance metric and an Adjusted EBITA performance metric, with each metric being equally weighted. Revenue is defined as “Total Revenue” on a U.S. GAAP basis, as reported in our 2018 consolidated financial statements and calculated in the same manner as in our consolidated financial statements included in our Annual Report on Form 10-K. Adjusted EBITA is a non-GAAP measure and is defined as “Adjusted EBITA” as reported in the reconciliation of Non-GAAP Financial Measures in our Annual Report on Form 10-K. Both measures were adjusted for changes in currency exchange rates and other adjustments as contemplated by the 2018 LTIP. These two measures were selected as we believe they are appropriate measures of sustainable business performance and drive increased shareholder value. For a reconciliation of Net Income to Adjusted EBITA, see page 69 of our Annual Report on Form 10-K (filed with the SEC on February 28, 2019).

If we achieved our Revenue and Adjusted EBITA performance levels at the threshold, target, or maximum levels of performance, then 50%, 100% or 225% of the targeted number of performance-based RSUs will be deemed earned, respectively. If we meet threshold for one metric under both Step 1 and Step 2, but not the other, all of the performance-based RSUs associated with the metric that didn’t achieve threshold will be forfeited, resulting in 25% preliminary payout after Step 1, and a 12.5% of target final payout after Step 2. Our Compensation Committee retains the right to make adjustments to actual performance results, similar to the Cash Incentive Plan, and exercised the operating discretion for Step 1 of the 2018 LTIP by adjusting the actual performance results with the same adjustments made to the Cash Incentive Plan as described above.

Our Compensation Committee believes that providing executives with a long-term incentive opportunity that includes both service- and performance-based equity awards is competitive and allows us to attract and retain a talented executive team. In addition to serving as a retention tool, the 2018 awards were intended to incentivize the executives to focus on achieving certain levels of Revenue and Adjusted EBITA.

In March 2018, in addition to approving the annual stock pool limit for total number of awards available to be granted, our Compensation Committee awarded the following target number of awards under the 2018 LTIP to our Named Executive Officers:

Named Executive Officer	Service-based RSUs	Performance- based RSUs	Stock Options
Edward H. West	39,220	78,440	114,544
Gary W. Ferrera	14,568	29,135	42,544
Dan Antilley	5,414	10,829	15,812
Stuart Mackinnon	4,777	9,555	13,952
Marc Terry	4,366	8,732	12,751
2019 PROXY STATEMENT | 50

The following table provides (i) the 2018 pre-established threshold, target and maximum performance levels for Step 1 for each of our performance metrics and (ii) actual results as adjusted for the effects of foreign currency exchange rate movements from operating plan and other minor adjustments as called for in the plan. The two targeted amounts for Revenue and Adjusted EBITA were set based on our intermediate-term growth objectives and our Board-approved operating plan.

Performance Metric	Threshold	Target	Maximum	Performance Results Achieved
	(In thousands)
Revenue	$1,241,649	$1,293,385	$1,345,120	$1,339,971
Adjusted EBITA	$129,802	$136,633	$147,564	$165,131

For Step 1 of the 2018 LTIP, we achieved above target results for Revenue and above maximum results for Adjusted EBITA of $1.34 billion and $165.1 million, respectively, resulting in an initial performance payout of 195% of the target number of performance-based RSUs earned for each participant. As noted above, this result will be modified based on the modifier applied in Step 2, in which 2019 actual results are compared against growth targets set over 2018 actual results, and can result in a reduction or increase up to 12.5% of each performance metric. The growth targets for 2019 were initially set in early 2018, when the 2018 goals were set, and will be disclosed in the 2020 Proxy Statement, once results for 2019 are finalized. The performance-based RSUs remain subject to the additional time-based vesting requirements discussed above. Pursuant to the terms of the 2018 LTIP, 100% will vest January 31st, 2021, with vesting contingent upon continued employment (or set to an employee’s qualified retirement date, if earlier). As discussed above, the time-based RSUs and stock options are subject to the same time-based vesting requirements applicable to the performance-based RSUs, but vest 100% January 31, 2020 for time-based RSUs, and one-third after 12, 24, and 36 months from January 31st of the grant year.

Special Equity Awards Granted during 2018

In 2018, the Committee, in conjunction with his promotion to CEO, granted Mr. West a one-time award of the CEO Promotion Time-based RSUs and the CEO Promotion Performance-based RSUs. The achievement of the CEO Promotion Performance-based RSUs is based solely on the Company’s Relative TSR over the three-year performance period, in relation to that of a Comparator Group’s relative TSR, consisting of companies included in the S&P 600 Index with a market capitalization between $1 billion and $5 billion as of December 29, 2017.

Performance Level	Payout Level (% of Target)	Relative TSR Ranking
Maximum	200%	75th percentile
Target	100%	55th percentile
Threshold	50%	30th percentile

See “2018 CEO Pay” above for further discussion on the awards made to Mr. West.

Additionally, the Committee granted Mr. Terry a one-time award of 3,641 time-based RSUs, which vest 50% January 31, 2019, 25% January 31, 2020, and 25% January 31, 2021. This award was granted in recognition of extraordinary efforts on various projects since joining the Company in September 2017.

Other Compensation and Tax Matters

Share Ownership Guidelines. We adopted a share ownership policy (the “Ownership Policy”) for senior executives and non-employee directors in August 2018, which requires such participants to maintain a stated level of share ownership in Cardtronics in order to align the interests of our senior executives and non-employee directors with those of our shareholders. The Ownership Policy is based on market trend information regarding executive and director share ownership policies, including design approaches, types of share counted towards ownership, time provided to participants to meet goals and common multiples of base salary.

The Ownership Policy applies to our shares acquired by the participants on or after June 1, 2011 or the participant’s hire date, excluding shares acquired in the open market. Under the terms of the Ownership Policy, as of December 31, 2018 participants are required to attain at least the following target levels of share ownership in accordance with the terms of the Ownership Policy:

Position	Target Ownership Level
Non-employee Directors	4x annual retainer
Chief Executive Officer	5x base salary
Chief Financial Officer	3x base salary
Other Section 16 Officers	2x base salary

In March 2019 the Compensation Committee approved increasing the target ownership level for Non-employee Directors to 5x the annual retainer.

Prior to attaining the above target ownership levels, a participant is prohibited from selling, gifting or otherwise transferring more than 50% of any of the shares subject to the Ownership Policy, unless those shares are tendered to us in payment of (i) a stock option exercise price or (ii) any state, federal or other income tax, payroll, social security and/or social insurance withholding obligations that arise in connection with such shares. If a participant wishes to sell unrestricted Covered Shares in excess of the allowable amount and is under the target ownership level, the individual must request an exception and have it approved by our Compensation Committee, who has complete discretion to allow or disallow any such sales.

Participants are not subject to a time period to attain their target ownership level, since this will be achieved through the retention of a specified percentage of equity grants each year through our incentive plans. If a participant’s base salary results in an increased ownership requirement, the participant’s equity grants will continue to be subject to the holding requirement until the

2019 PROXY STATEMENT | 51

new applicable target ownership level is attained. It is anticipated that actual levels of share ownership will fluctuate over time based on the change in pay rates and the value of the underlying shares. Accordingly, on a periodic basis, our Compensation Committee will review the target ownership levels to determine if any adjustments are appropriate. Furthermore, in response to unusual circumstances and in its sole discretion, our Compensation Committee may grant temporary relief or a waiver to individuals and/or categories of participants so as to permit them to sell unrestricted shares covered by the Ownership Policy even if such sale results in that participant falling below his or her prescribed target ownership level. All of our Named Executive Officers are currently in compliance with the Ownership Policy.

Tax Deductibility of Compensation. In general, Section 162(m) of the Internal Revenue Code (“Section 162(m)”) denies a federal income tax deduction to the Company group in the U.S. for compensation in excess of $1 million per year paid to certain employees (the “Covered Employees”). As a result of the Tax Cuts and Jobs Act, enacted on December 22, 2017, Covered Employees include any individual who served as the CEO or CFO at any time during the taxable year and the three other most highly compensated officers for the taxable year. Any individual who is a Covered Employee in any tax year beginning after December 31, 2016 will remain a Covered Employee for all future years. Prior to 2018, Section 162(m) included an exception from the deduction limitation for “qualified performance-based compensation”, however, the Tax Cuts and Jobs Act eliminated the “qualified performance-based compensation” exception effective for tax years beginning after December 31, 2017. As a result, compensation paid to the Covered Employees in excess of $1 million is generally nondeductible in the U.S., whether or not it is performance-based.

The Tax Cuts and Jobs Act includes a transition rule under which the changes to Section 162(m) will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not materially modified after that date. To the extent applicable to our existing contracts and awards, the Compensation Committee may avail itself of this transition rule. However, because of uncertainties as to the application and interpretation of the transition rule, no assurances can be given at this time that our existing contracts and awards will meet the requirements of the transition rule.

While the Committee considers tax deductibility in developing and implementing our compensation program, the Committee also believes it is important to maintain flexibility in administering compensation programs to promote varying Company goals. Therefore, amounts paid under any of our executive compensation programs may be subject to the Section 162(m) limitation on deductibility.

2019 PROXY STATEMENT | 52

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on the review and discussions, has recommended to our Board that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Respectfully submitted by the Compensation Committee of the Board of Cardtronics plc,

G. Patrick Phillips, Chair
Douglas L. Braunstein (member as of June 20, 2018)
Jorge M. Diaz (member until January 18, 2019)
Julie Gardner
Warren C. Jenson (member as of January 18, 2019)
Mark Rossi (member until January 18, 2019)

2019 PROXY STATEMENT | 53

EXECUTIVE COMPENSATION

Summary Compensation Table for 2018

The following table discloses the compensation paid to or earned by our Named Executive Officers serving during the applicable period:

Name & Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Edward H. West Chief Executive Officer	2018	$749,519	$—	$9,823,713	$1,475,070	$11,594	$12,059,896
	2017	$600,000	$—	$1,884,680	$518,585	$11,394	$3,014,659
	2016	$575,000	$—	$3,723,904	$797,258	$511,145	$5,607,307
Gary W. Ferrera Chief Financial Officer	2018	$551,763	$—	$1,324,682	$1,006,539	$11,594	$2,894,578
	2017	$41,954	$100,000	$499,994	$44,281	$50	$686,279
Dan Antilley Chief Information Security Officer	2018	$426,362	$—	$492,340	$765,030	$11,561	$1,695,293
	2017	$243,285	$100,000	$1,407,641	$425,000	$327	$2,176,253
Stuart Mackinnon Executive Vice President Technology and Operations & Chief Information Officer	2018	$366,202	$—	$434,418	$577,757	$11,495	$1,389,872
	2017	$330,512	$—	$1,011,665	$243,431	$11,237	$1,596,845
Marc Terry Executive Vice President & Managing Director— International(6)	2018	$480,516	$—	$491,683	$483,869	$16,531	$1,472,599
(1)	The Company underwent a pay-cycle change during 2018 for certain of our Named Executive Officers, resulting in the amounts presented in the “Salary” column varying from the “2018 Annualized Base Salary” column presented in of the “2018 Compensation Decisions — Base Salary” section included in “Compensation Discussion and Analysis” above.
(2)	Mr. Ferrera and Mr. Antilley were each provided $100,000 sign-on bonuses in connection with the commencement of their employment with the Company on November 28, 2017 and May 30, 2017, respectively.
(3)	Amounts included in the “Stock Awards” columns represent the aggregate grant date fair value of the awards made to our Named Executive Officers, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718, disregarding any estimates for forfeitures, based upon the assumptions in Note 5 - Share-Based Compensation footnote to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018. A portion of the awards made to our Named Executive Officers are time-based RSUs and stock options, for which the associated expense is recognized ratably up to four and three years, respectively. Additionally, a portion of the awards are performance-based RSUs that are based upon the probable outcome of certain performance conditions at the date of grant. In the case of our CEO, a portion of his CEO Promotion Award is performance-based RSU’s with a market condition.

The grant date fair values ultimately realized by the executives upon the actual earning of the awards may be or were different to the values reflected above. Performance payout for the performance-based awards granted in 2018 has not been finalized yet, as the performance periods are multi-year awards, as discussed in the “2018 “Transition Year” Long-Term Incentive Plan” and the “Special Equity Awards Granted during 2018” sections included in “Compensation Discussion and Analysis” above.

The maximum values of the 2018 performance-based RSUs granted under the 2018 LTIP and the CEO Promotion Award if the highest level of performance conditions is achieved, will be as noted in the table below:

Named Executive Officer	Maximum Value of 2018 Stock Awards That Could Be Achieved
Edward H. West	$6,514,569
Gary W. Ferrera	$1,462,504
Dan Antilley	$543,589
Stuart Mackinnon	$479,637
Marc Terry	$438,325

The amounts in the “Maximum Value of 2018 Stock Awards That Could Be Achieved” column above is based on a grant date fair value of $22.31 and a 225% of target maximum for the 2018 LTIP awards, and a grant date fair value of $24.13 (calculated using the Monte Carlo valuation method) and a 200% of target maximum for the CEO Promotion Award.

(4)	Represents amounts paid to each of the Named Executive Officers under our 2018 Cash Incentive Plan in March 2019 based on the achievement of certain performance levels discussed in the “2018 Cash Incentive Plan Performance Levels” section included in “Compensation Discussion and Analysis” above.
(5)	Amounts presented in the “All Other Compensation” column for 2018 include the following:
Named Executive Officer	Matching 401(k) Contributions	Life Insurance Premiums	Other	Total
Edward H. West	$11,000	$594	$—	$11,594
Gary W. Ferrera	$11,000	$594	$—	$11,594
Dan Antilley	$11,000	$561	$—	$11,561
Stuart Mackinnon	$11,000	$495	$—	$11,495
Marc Terry	$—	$—	$16,531	$16,531
2019 PROXY STATEMENT | 54

The “Other” column for Mr. Terry includes $15,483 of contribution to a personal pension plan and $1,048 of health insurance benefits.

(6)	The amounts presented for Mr. Terry, excluding the “Stock Awards” have been converted from pounds sterling to U.S. dollars using the yearly average exchange rate of approximately $1.33 for 2018.

Grants of Plan-Based Awards for 2018

The following table sets forth certain information with respect to the RSUs and stock options granted during the year ended December 31, 2018 as well as the details regarding other plan-based awards granted in 2018 to each of our Named Executive Officers:

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Units)(2)			All Other Stock Awards:	All Other Option Awards:	Exercise Price Of Option Awards	Grant Date Fair Value of Stock and Option Awards(5)
Named Executive Officer	Type of Incentive Plan Award	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Number of Shares of Stock or Units(3)	Number of Stock Option Awards(4)
Edward H. West	Cash Plan	—	$375,000	$750,000	$1,500,000	—	—	—	—	—	$—	$—
	LTIP Stock Options	3/30/2018	$—	$—	$—	—	—	—	—	114,544	$22.31	$941,435
	CEO Promotion Time-based RSUs	1/1/2018	$—	$—	$—	—	—	—	161,987	—	$—	$2,999,999
	LTIP Time-based RSUs	3/30/2018	$—	$—	$—	—	—	—	39,220	—	$—	$874,998
	CEO Promotion Performance- based RSUs	1/1/2018	$—	$—	$—	67,494	134,989	269,978	—	—	$—	$3,257,285
	LTIP Performance-based RSUs	3/30/2018	$—	$—	$—	39,220	78,440	176,490	—	—	$—	$1,749,996
Gary W. Ferrera	Cash Plan	—	$110,000	$550,000	$1,100,000	—	—	—	—	—	$—	$—
	LTIP Stock Options	3/30/2018	$—	$—	$—	—	—	—	—	42,544	$ 22.31	$349,668
	LTIP Time-based RSUs	3/30/2018	$—	$—	$—	—	—	—	14,568	—	$—	$325,012
	LTIP Performance-based RSUs	3/30/2018	$—	$—	$—	14,567	29,135	65,553	—	—	$—	$650,002
Dan Antilley	Cash Plan	—	$212,500	$425,000	$850,000	—	—	—	—	—	$—	$—
	LTIP Stock Options	3/30/2018	$—	$—	$—	—	—	—	—	15,812	$22.31	$129,958
	LTIP Time-based RSUs	3/30/2018	$—	$—	$—	—	—	—	5,414	—	$—	$120,786
	LTIP Performance-based RSUs	3/30/2018	$—	$—	$—	5,414	10,829	24,365	—	—	$—	$241,595
Stuart Mackinnon	Cash Plan	—	$159,400	$318,800	$637,600	—	—	—	—	—	$—	$—
	LTIP Stock Options	3/30/2018	$—	$—	$—	—	—	—	—	13,952	$ 22.31	$114,671
	LTIP Time-based RSUs	3/30/2018	$—	$—	$—	—	—	—	4,777	—	$—	$106,575
	LTIP Performance-based RSUs	3/30/2018	$—	$—	$—	4,777	9,555	21,498	—	—	$—	$213,172
Marc Terry(6)	Cash Plan	—	$156,168	$312,335	$624,671	—	—	—	—	—	$—	$—
	LTIP Stock Options	3/30/2018	$—	$—	$—	—	—	—	—	12,751	$ 22.31	$104,800
	LTIP Time-based RSUs	3/30/2018	$—	$—	$—	—	—	—	4,366	—	$—	$97,405
	Discretionary RSUs	6/4/2018	$—	$—	$—	—	—	—	3,641	—	$—	$94,666
	LTIP Performance-based RSUs	3/30/2018	$—	$—	$—	4,366	8,732	19,647	—	—	$—	$194,811
(1)	Represents possible payouts under 2018 Cash Incentive Plan for those executives employed for the entirety of 2018.
(2)	Represents performance-based RSU awards under 2018 LTIP, and for Mr. West, the CEO Promotion Performance based RSUs. See the “2018 “Transition Year” Long-Term Incentive Plan” and the “Special Equity Awards Granted during 2018” sections included in “Compensation Discussion and Analysis” above.
(3)	Represents time-based RSU awards under 2018 LTIP, and for Mr. West and Mr. Terry one-time time-based RSU awards. See the “2018 “Transition Year” Long-Term Incentive Plan” and the “Special Equity Awards Granted during 2018” sections included in “Compensation Discussion and Analysis” above.
(4)	Represents stock option awards under 2018 LTIP. See the “2018 “Transition Year” Long-Term Incentive Plan” section included in “Compensation Discussion and Analysis” above.
(5)	Grant date fair value of each RSU and stock option award computed in accordance with FASB ASC Topic 718.
(6)	Amounts presented for Mr. Terry as “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” have been converted from pounds sterling to U.S. dollars using the yearly average exchange rate of approximately $1.33 for 2018.
2019 PROXY STATEMENT | 55

Outstanding Equity Awards at Fiscal 2018 Year-End

The following table sets forth information on our Named Executive Officers’ outstanding equity awards. The equity awards reported in the Stock Option Awards columns consist of non-qualified stock options as of December 31, 2018, of which, none are exercisable stock options. The equity awards reported in the Stock Awards columns consist of performance-based RSUs and time-based RSUs that have not vested as of December 31, 2018.

		Option Awards			Stock Awards
Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options - Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Units That Have Not Vested(#)	Market Value of Units That Have Not Vested($)(1)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested(#)(2)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested($)(1)
Edward H. West	3/30/2018	114,544	$22.31	3/30/2028	39,220(3)	1,019,720	78,440	2,039,440
	1/1/2018	—	—	—	161,987(4)	4,211,662	134,989	3,509,714
	3/31/2017	—	—	—	35,174(5)	914,524	—	—
	3/22/2016	—	—	—	30,705(5)	798,330	—	—
	1/11/2016	—	—	—	15,447(6)	401,622	—	—
Gary W. Ferrera	3/30/2018	42,544	$22.31	3/30/2028	14,568(3)	378,768	29,135	757,510
	11/28/2017	—	—	—	20,822(7)	541,372	—	—
Dan Antilley	3/30/2018	15,812	$22.31	3/30/2028	5,414(3)	140,764	10,829	281,554
	5/30/2017	—	—	—	32,273(8)	839,098	—	—
Stuart Mackinnon	3/30/2018	13,952	$22.31	46,842	4,777(3)	124,202	9,555	248,430
	4/19/2017	—	—	—	7,500(5)	195,000	—	—
	3/31/2017	—	—	—	6,546(5)	170,196	—	—
	4/15/2016	—	—	—	2,987(5)	77,662	—	—
	7/20/2015	—	—	—	1,778(7)	46,228	—	—
Marc Terry	6/4/2018	—	—	—	3,641(5)	94,666	—	—
	3/30/2018	12,751	$22.31	3/30/2028	4,366(3)	113,516	8,732	227,032
	9/17/2018	—	—	—	4,420(9)	114,920	—	—
(1)	The market value of awards that have not yet vested is based on the closing market price of our stock on December 31, 2018 of $26.00 per share.
(2)	Performance-based RSU awards are presented at target-level of achievement. All awards will vest January 31, 2021, except for Mr. West’s awards granted on January 1, 2018, which will vest upon the completion of the three-year performance period. See the “2018 “Transition Year” Long-Term Incentive Plan” and the “Special Equity Awards Granted during 2018 ” sections included in “Compensation Discussion and Analysis” above.
(3)	These RSU awards will vest 100% January 31, 2020, and were granted under the 2018 LTIP, pursuant to our 2007 Plan.
(4)	These RSU awards will vest 50% on December 15, 2019 and December 15, 2020, and were granted pursuant to our 2007 Plan.
(5)	These RSU awards vest after 24, 36, and 48 months from January 31st of the grant year, at the rate of 50%, 25%, and 25%. RSUs were granted under each respective year’s LTIP, pursuant to our 2007 Plan.
(6)	These RSU awards will vest 25% on December 15, 2016, 2017, 2018, and 2019, and were granted pursuant to our 2007 Plan.
(7)	These RSU awards will vest 25% after 12, 24, 36, and 48 months from the grant date, and were granted pursuant to our 2007 Plan.
(8)	These RSU awards include new hire awards that vest 25% after 12, 24, 36, and 48 months from the grant date. Additionally, these RSU awards include awards granted under the 2017 LTIP, which vest after 24, 36, and 48 months from January 31st of the grant year, at the rate of 50%, 25%, and 25%. RSUs were granted, pursuant to our 2007 Plan.
(9)	These RSU awards will vest 50% on September 17, 2018, and 25% on September 17, 2019 and September 17, 2020, and were granted pursuant to our 2007 Plan.
2019 PROXY STATEMENT | 56

Option Exercises and Stock Vested During Fiscal Year 2018

The following table sets forth information relating to each vesting of RSUs during the year ended December 31, 2018 for each of our Named Executive Officers. No options were exercised during the year.

	Stock Awards

Named Executive Officer	Number of Shares/Units Acquired on Vesting	Value Realized on Vesting($)(1)
Edward H. West	46,153	$1,175,086
Gary W. Ferrera	6,940	$227,493
Dan Antilley	7,297	$193,589
Stuart Mackinnon	12,267	$304,069
Marc Terry	4,420	$137,948
(1)	Value realized was calculated by multiplying the market value of our shares (the closing price of our shares on the applicable vesting date) by the number of units that became vested on the applicable vesting dates.

Pension Benefits

Currently, we do not offer, and, therefore, none of our Named Executive Officers participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us. In the future, however, our Compensation Committee may elect to adopt qualified or nonqualified defined benefit plans if it determines that doing so is in our best interests (e.g., in order to attract and retain employees.)

Nonqualified Deferred Compensation

In 2015, our Compensation Committee elected to provide our officers, directors and other employees with nonqualified deferred compensation benefits. Under our nonqualified deferred compensation program, eligible employees (including non-employee directors) had the ability to defer eligible cash and equity compensation to a trust administered by a third party. No new deferrals were allowed under the program during 2018 and any future deferrals will be subject to the discretion of our Compensation Committee.

Named Executive Officer Employment-Related Agreements

In October 2018, we entered into new employment agreements with certain of our executive officers with whom we did not previously have written agreements in order to standardize terms and align the executive team. The following is a description of the material terms of the employment agreements we had with our Named Executive Officers as of December 31, 2018, including new agreements for certain of our Named Executive Officers that we entered into in October 2018.

Employment Agreement with Edward H. West-Chief Executive Officer and Former Chief Financial Officer/Chief Operations Officer. In December 2015, we entered into an employment agreement with Mr. West, for his employment commencing January 2016, and in the role of CFO effective February 22, 2016. The agreement with Mr. West provided for an initial term of three years, subject to automatic one-year renewals thereafter unless the agreement was terminated in accordance with its terms. Under the terms of that agreement, Mr. West received a base salary of $600,000 that was subject to periodic review by our Board (or a committee thereof) and that could be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. West was eligible to receive an annual award under a Cash Incentive Plan and an annual LTIP award. Mr. West’s agreement further entitled him to a sign-on $2,000,000 incentive award in the form of RSUs to vest over four years, and a $500,000 relocation allowance. In addition, Mr. West was entitled to receive perquisite benefits made available to other senior officers, sick leave and paid vacation time each year. In July 2016, Mr. West’s role was expanded to also include the role of Chief Operations Officer. His employment agreement was not amended in connection with his new role. In December 2017, we entered into a new employment agreement with Mr. West, in connection with his promotion to CEO, which commenced January 1, 2018. The agreement with Mr. West provides for an initial term of three years, subject to automatic one-year renewals thereafter unless the agreement is terminated in accordance with its terms. Under the terms of his agreement, Mr. West receives a base salary of $750,000, which is subject to periodic review by our Board (or a committee thereof) and can be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. West is eligible to receive an annual award under a Cash Incentive Plan and an annual LTIP award. Mr. West’s agreement further entitles him to the CEO Promotion Time-Based RSUs and the CEO Promotion Performance-Based RSUs. Mr. West is entitled to certain tax equalization payments for foreign taxes incurred as a result of the performance of his

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services under his employment agreement and certain perquisite benefits made available to other senior officers, sick leave and paid vacation time each year.

Employment Agreement with Gary W. Ferrera-Chief Financial Officer. In November 2017, we entered into an employment agreement with Mr. Ferrera commencing November 28, 2017. The agreement with Mr. Ferrera provides for an initial term of four years, subject to automatic one-year renewals thereafter unless the agreement is terminated in accordance with its terms. Under the terms of his agreement, Mr. Ferrera receives a base salary of $550,000, which is subject to periodic review by our Board (or a committee thereof) and can be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Ferrera is eligible to receive an annual award under a Cash Incentive Plan and an annual LTIP award. Mr. Ferrera’s agreement provided for a sign-on incentive award of $500,000 in the form of RSUs vesting over four years, a $100,000 sign-on bonus, and reimbursement of certain relocation costs. In addition, Mr. Ferrera is entitled to receive perquisite benefits made available to other senior officers, sick leave and paid vacation time each year.

Employment Agreement with Dan Antilley-Chief Information Security Officer. In May 2017, we entered into an employment agreement with Mr. Antilley, commencing May 30, 2017. The agreement with Mr. Antilley provides for an initial term of four years, subject to automatic one-year renewals thereafter unless the agreement is terminated in accordance with its terms. Under the terms of his agreement, Mr. Antilley received a base salary of $425,000, which was subject to periodic review by our Board (or a committee thereof) and could be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Antilley was eligible to receive an annual award under a Cash Incentive Plan and an annual LTIP award. Mr. Antilley’s agreement provided for a sign-on incentive award of $1,000,000 in the form of RSUs vesting over four years, and a $100,000 sign-on bonus. In addition, Mr. Antilley was entitled to receive perquisite benefits made available to other senior officers, sick leave and paid vacation time each year. In October 2018, we entered into a new employment agreement with Mr. Antilley, which replaces the agreement entered into May 2017. The new agreement with Mr. Antilley provides for an initial term of four years from May 30, 2017, the original date on which Mr. Antilley started with the Company, subject to automatic one-year renewals thereafter unless the agreement is terminated in accordance with its terms. Under the terms of his agreement, Mr. Antilley receives a base salary of $425,000, which is subject to periodic review by our Board (or a committee thereof) and can be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Antilley is eligible to receive an annual award under a Cash Incentive Plan and an annual LTIP award. In addition, Mr. Antilley is entitled to receive perquisite benefits made available to other senior officers, sick leave and paid vacation time each year.

Employment Agreement with Stuart Mackinnon-Executive Vice President—Technology and Operations & Chief Information Officer. In October 2018, we entered into an employment agreement with Mr. Mackinnon. The agreement with Mr. Mackinnon provides for an initial term of four years from November 17, 2017, the date of his promotion to Executive Vice President-Technology and Operations & Chief Information Officer subject to automatic one-year renewals thereafter unless the agreement is terminated in accordance with its terms. Under the terms of his agreement, Mr. Mackinnon receives a base salary of $375,000, which is subject to periodic review by our Board (or a committee thereof) and can be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Mackinnon is eligible to receive an annual award under a Cash Incentive Plan and an annual LTIP award. In addition, Mr. Mackinnon is entitled to receive perquisite benefits made available to other senior officers, sick leave and paid vacation time each year.

Employment Agreement with Marc Terry-Managing Director— International. In September 2017, we entered into a services agreement with Mr. Terry commencing September 17, 2017. The agreement with Mr. Terry provides for an unlimited term unless the agreement is terminated in accordance with its terms. Under the terms of his agreement, Mr. Terry receives a base salary of £360,000, which is subject to periodic review by our Board and could be increased at any time. Additionally, subject to our achieving certain performance standards set by our Compensation Committee, Mr. Terry is eligible to receive an annual award under a Cash Incentive Plan and an annual LTIP award. Mr. Terry’s agreement provided for a sign-on $250,000 incentive award in the form of RSUs to vest over three years. Mr. Terry is entitled to a pension plan contribution by the Company equal to 6% (or such higher amount as required by law) of Mr. Terry’s base salary, and Mr. Terry is entitled to receive perquisite benefits made available to other senior officers, sick leave and paid vacation time each year.

Our employment agreements with Messrs. West, Ferrera, Mackinnon, Terry and Antilley require the executives to sign a full release within 30 days of the executive’s termination of employment (other than Mr. Terry for which no period is specified) waiving all claims against us, our subsidiaries, and our officers, directors, employees, agents, representatives, or shareholders as a condition to receiving any severance benefits due under the employment agreements. Further, the employment agreements with Messrs. West, Ferrera, Mackinnon, Terry and Antilley also contain non-compete and non-solicitation restrictions for a 24-month period (12-month period for Mr. Terry), during which the executives may not: (i) directly or indirectly participate in or have significant ownership in a competing company; (ii) solicit or advise any of our employees to leave our employment; or (iii) solicit any of our customers (or suppliers in the case of Mr. Terry) either for his own interest or that of a third party, subject to materiality thresholds.

Potential Payments upon a Termination or Change in Control

We provide our Named Executive Officers with certain severance and change in control benefits in order to provide them with assurances against certain types of terminations. This type of protection is intended to provide the executive with a basis for keeping focus and functioning in the shareholders’ interests at all times. Our employment agreements with Messrs. West, Ferrera, Antilley, Mackinnon and Terry that were in effect on December 31, 2018 provide for cash severance payments based

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on certain terminations of employment, including for certain Named Executive Officers, additional payments or benefits in connection a termination following a change in control.

A change in control under the employment agreements with Messrs. West, Ferrera, Mackinnon and Antilley may occur upon any of the following events: (i) a merger, reorganization, reincorporation, amalgamation, scheme of arrangement or consolidation involving us or the sale of all or substantially all of our assets to another entity (each, a “Reorganization”) if, in each case: (a) the holders of our equity securities immediately prior to such Reorganization no longer own immediately following such Reorganization, in substantially the same proportion, equity securities of the resulting entity that are entitled to 70% or more of the votes then eligible to be cast in the election of directors generally of the resulting entity, the transferee entity or any new direct or indirect parent entity; or (b) the members of our Board immediately prior to such Reorganization no longer constitute at least a majority of the board of directors of the resulting entity, the transferee entity or any new direct or indirect parent entity immediately after such transaction or event; (ii) our dissolution or liquidation, other than a liquidation or dissolution into any entity in which the holders of our equity securities immediately prior to such liquidation or dissolution own immediately after such liquidation or dissolution, in substantially the same proportion, equity securities of the entity into which we were liquidated or dissolved that are entitled to 70% or more of the votes then eligible to be cast in the election of directors generally of such entity; (iii) when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) more than 30% of the combined voting power of our outstanding equity securities, other than any entity in which the holders of our equity securities immediately prior to such acquisition own immediately after such acquisition, in substantially the same proportion as such persons owned our equity securities immediately prior to such acquisition, equity securities of the acquiring entity entitled to 70% or more of the votes then eligible to be cast in the election of directors generally of the acquiring entity; or (iv) (a) in respect of Messrs. West and Ferrera, as a result of or in connection with a contested election of directors, the members of our Board immediately before such election cease to constitute a majority of our Board; and (b) in respect of Messrs. Mackinnon and Antilley, during any twelve month period, the members of our Board on the dates of the employment agreements of Messrs. Mackinnon and Antilley (the “Incumbents”), respectively, and such persons appointed or recommended by a majority of the Incumbents, cease, for any reason, to collectively constitute a majority of the Board.

For the purposes of the employment agreements of Messrs. West, Ferrera, Mackinnon and Antilley, and Mr. Terry’s service agreement, a termination without cause means a termination of the executive’s employment other than for death, voluntary resignation, total disability, or cause (as defined in the executives’ respective employment agreement).

Each of our Named Executive Officers has received equity awards grants pursuant to our 2007 Plan. The award agreements for equity awarded under the 2007 Plan and their respective employment agreements, contain provisions permitting accelerated lapsing of forfeiture restrictions upon certain termination and change in control scenarios. The equity award treatment in the event of a termination of employment or a change in control under the 2007 Plan and certain of the executive employment agreements is summarized in the table below.

The table below reflects the amount of compensation payable to our Named Executive Officers in the event of a termination of employment or a change in control of Cardtronics as of December 31, 2018. For purposes of calculating the potential payments, we have made certain assumptions that we have determined to be reasonable and relevant to our shareholders. Upon the occurrence of any of the termination events listed, or in the event of a for-cause termination or a voluntary termination (neither of which are shown in the table below), the terminated executive would receive any base salary amount that had been earned but had not been paid at the time of termination. In the event of a without cause termination, a termination for good reason, or non-renewal of the employment agreement by the Company, in each case, including following a change in control, the executive would also be entitled to receive payment of any prior year amount earned under our Cash Incentive Plan (if not already paid) and a pro rata portion of the amount earned (or in certain instances based on target performance) under our Cash Incentive Plan for the year in which the termination occurred. However, such amounts would not be considered “termination payments” but rather would represent compensation earned by the executive for services rendered, and we, therefore, have not reflected the amount of earned but unpaid salary and non-equity incentive compensation awards in the table below. The executives are also entitled to receive reimbursement payments for reasonable business expenses, and we have assumed that for purposes of the calculations below, all expense reimbursements were current as of December 31, 2018.

The amount of compensation payable to each applicable Named Executive Officer for each situation is listed below based on the equity award agreements and/or the employment agreements in place for each executive as of December 31, 2018. The amounts shown assume that such termination event was effective as of December 31, 2018 and that the closing price of our shares on December 31, 2018 was $26.00. The amounts below are our best estimates as to the amounts that each executive would receive upon that particular termination event; however, exact amounts that any executive would receive could only be determined upon an actual termination of employment.

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Potential Payments upon a Termination or Change in Control Table

Named Executive Officer	Benefit	Termination by Us Without Cause or Non-Renewal of Employment Agreement, or Good Reason Termination By Executive		Change in Control (Treatment of Equity Awards)		Termination in Connection with a Change in Control		Death or Disability
Edward H. West	Base Salary	$1,500,000	(1)	$—		$1,500,000	(1)	$—
	Non-equity incentive compensation	$1,500,000	(1)	$—		$1,500,000	(1)	$—
	Post-employment health care	$35,196	(1)	$—		$35,196	(1)	$—
	Equity Awards(2)	$6,780,520	(3)	$2,135,521	(4)	$13,317,679	(5)	$9,958,150	(6)
	Total	$9,815,716		$2,135,521		$16,352,875		$9,958,150
Gary W. Ferrera	Base Salary	$1,100,000	(1)	$—		$1,100,000	(1)	$—
	Non-equity incentive compensation	$1,100,000	(1)	$—		$1,100,000	(1)	$—
	Post-employment health care	$35,196	(1)	$—		$35,196	(1)	$—
	Equity Awards(2)	$—		$156,987	(7)	$698,359	(8)	$1,455,882	(9)
	Total	$2,235,196		$156,987		$2,933,555		$1,455,882
Dan Antilley	Base Salary	$425,000	(10)	$—		$850,000	(12)	$—
	Non-equity incentive compensation	$425,000	(10)	$—		$850,000	(12)	$—
	Post-employment health care	$39,183	(10)	$—		$39,183	(12)	$—
	Equity Awards(2)	$723,608	(11)	$897,444	(4)	$1,319,762	(13)	$1,178,985	(14)
	Total	$1,612,791		$897,444		$3,058,945		$1,178,985
Stuart Mackinnon	Base Salary	$375,000	(10)	$—		$750,000	(12)	$—
	Non-equity incentive compensation	$318,800	(10)	$—		$637,600	(12)	$—
	Post-employment health care	$35,196	(10)	$—		$35,196	(12)	$—
	Equity Awards(2)	$284,806	(11)	$494,341	(4)	$913,201	(13)	$788,986	(14)
	Total	$1,013,802		$494,341		$2,335,997		$788,986
Marc Terry	Base Salary	$480,516	(15)	$—		$480,516	(15)	$—
	Non-equity incentive compensation	$312,335	(15)	$—		$312,335	(15)	$—
	Equity Awards(2)	$—		$161,971	(4)	$161,971	(16)	$483,669	(17)
	Total	$792,851		$161,971		$954,822		$483,669
(1)	Pursuant to Messrs. West and Ferrera’s employment agreements, in the event of a termination of their employment by the Company without cause, resignation by the executive for good reason or non-renewal of the employment agreement by the Company, the executive would be entitled to receive severance pay equal to two times his then-current base salary plus two times the average amount paid to him in the two preceding calendar years under our Cash Incentive Plan. For Mr. West, if such termination is prior to payment of his 2018 bonus, the bonus component of severance is equal to two times his then-current base salary, which is the amount included in the table above. For Mr. Ferrera, if such termination is prior to the end of the second calendar year after his hire date, the bonus component of severance is equal to two times his then-current base salary, which is the amount included in the table above. Mr. West is entitled to the monthly cost of COBRA premiums multiplied by 18. In the event Mr. Ferrera elected to continue benefits coverage through our group health plan under COBRA, we would reimburse the Mr. Ferrera for the COBRA premiums for up to 18 months. The amounts payable to Mr. West would be payable in a lump sum within ten days following the effective date of the release and the amounts payable to Mr. Ferrera would be payable in bi-monthly installments over twenty-four months.
(2)	The amounts presented for RSUs represent the product of (i) the number of RSUs that would have vested as of December 31, 2018 upon the aforementioned events, and (ii) $26.00, the closing price of our shares as of December 31, 2018. The amounts presented for stock options include the product of (i) the number of stock options that would have vested as of December 31, 2018 upon the aforementioned events and (ii) $26.00, the closing price of our shares as of December 31, 2018 less $22.31, the exercise price for the stock options.
(3)	Pursuant to Mr. West’s employment agreement, in the event of a termination of Mr. West’s employment by the Company without cause, resignation by Mr. West for good reason or non-renewal of the employment agreement by the Company, the sign-on RSUs granted in 2016 and the CEO Promotion Time-based RSUs will fully vest, the CEO Promotion Performance-based RSUs will vest based on actual performance obtained over a truncated performance period (the table above assumes target performance), prorated for the number of months Mr. West was employed during the performance period (other than in the event of non-renewal of the agreement), and any unvested portion of any annual LTIP grant that would have vested solely by the passage of time within the next twelve months from date of termination shall fully vest. According to the 2018 LTIP performance-based RSU award agreement, if Mr. West’s employment is terminated by the Company without cause or he resigns for good reason, the performance-based RSUs granted in 2018 will be treated as follows: (i) if such termination is during the performance period, all such RSUs shall be forfeited and (ii) if such termination is after the performance period, any RSUs that have satisfied the performance criteria and would have become vested within twelve months from the date of termination shall vest on the date of termination.
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(4)	Pursuant to the terms of Messrs. West, Antilley, and Mackinnon’s 2016 and 2017 LTIP award agreements, as applicable, and Mr. Terry’s new hire award agreement, in the event of a Change in Control, the then-outstanding RSU awards would vest 100%, if not replaced with a replacement award. The amounts included in the table above assume no replacement award is provided upon Change in Control.

Additionally, pursuant to the terms of Messrs. West, Antilley, Mackinnon, and Terry’s 2018 LTIP stock option award agreement, the outstanding unvested stock options shall fully vest upon a Change in Control and each outstanding stock option shall be canceled for a cash payment per share subject to the stock options equal to the excess, if any, of the Change of Control value over the exercise price.

(5)	Pursuant to Mr. West’s employment agreement, in the event of a termination of Mr. West’s employment by the Company without cause, resignation by Mr. West for good reason or non-renewal of the employment agreement by the Company, in each case, within 24 months following a Change of Control, the unvested portion of any annual LTIP awards will vest, with any applicable performance goals deemed achieved at the greater of target or actual levels. Mr. West’s sign-on RSUs granted in 2016 and the CEO Promotion Time-based RSUs will fully vest. Other than in the event of the Company’s non-renewal of the employment agreement, the CEO Promotion Performance-based RSUs shall vest based on the greater of target and actual performance over the truncated performance period through the date of the Change of Control (the table above assumes target performance).

Pursuant to the terms of Mr. West’s 2016 and 2017 LTIP award agreements, in the event of a Change in Control, the then-outstanding RSU awards would vest 100%, if not replaced with a replacement award. The amounts included in the table above assume no replacement award is provided upon Change in Control. Additionally, pursuant to the terms of Mr. West’s 2018 LTIP stock option award agreement, the outstanding unvested stock options shall fully vest upon a Change in Control and each outstanding stock option shall be canceled for a cash payment per share subject to the stock options equal to the excess, if any, of the Change of Control value over the exercise price.

(6)	Pursuant to Mr. West’s employment agreement, in the event of Mr. West’s death or disability, his sign-on RSUs and CEO Promotion Time-based RSUs will fully vest, the CEO Promotion Performance-based RSUs will vest based on actual performance obtained over a truncated performance period (the table above assumes target performance), prorated for the number of months Mr. West was employed during the performance period, and any annual LTIP awards that would have otherwise vested solely by the passage of time within twelve months following such termination shall vest on the date of such termination. The LTIP stock option and time-based RSU award agreements provide that the award will fully vest if such termination is after the fiscal year of grant and will vest pro rata based on the number of full and partial months Mr. West was employed within the fiscal year of grant divided by twelve if such termination is within the fiscal year of grant. The LTIP performance-based RSU award agreement provides that if such termination is during the performance period, the awards will be deemed earned at target performance and prorated based on the number of full and partial months Mr. West was employed during the performance period divided by twenty-four and if such termination is following the end of the performance period, the performance RSUs earned during the performance period will fully vest. Mr. West would receive the most favorable treatment of the terms described above for the applicable award.
(7)	Pursuant to the terms of the 2018 LTIP stock option award agreement, in the event of a Change in Control, Mr. Ferrera’s outstanding unvested stock options shall fully vest and each outstanding stock option shall be canceled for a cash payment per Ordinary Share subject to the stock options equal to the excess, if any, of the Change of Control value over the exercise price.
(8)	Pursuant to Mr. Ferrera’s sign-on award agreement, in the event of a termination of Mr. Ferrera’s employment by the Company without cause or resignation by Mr. Ferrera for good reason, in each case, within 24 months following the change in control, the sign-on RSU awards will fully vest. Additionally, pursuant to the terms of Mr. Ferrera’s 2018 LTIP stock option award agreement, in the event of a Change in Control, Mr. Ferrera’s outstanding unvested stock options shall fully vest and each outstanding stock option shall be canceled for a cash payment per Ordinary Share subject to the stock options equal to the excess, if any, of the Change of Control value over the exercise price.
(9)	Pursuant to Mr. Ferrera’s sign-on equity award agreement, in the event of Mr. Ferrera’s death or disability, his sign-on equity award will fully vest. The 2018 LTIP stock option and time-based RSU award agreements provide that the award will fully vest if Mr. Ferrera’s death or disability is after the fiscal year of grant and if Mr. Ferrera’s death or disability is within the fiscal year of grant, the awards will vest pro rata based on the number of full and partial month Mr. Ferrera was employed within the fiscal year of grant divided by twelve. The 2018 LTIP performance-based RSU award agreement provides that if Mr. Ferrera’s death or disability is during the performance period, the awards will be deemed earned at target performance and prorated based on the number of full and partial months Mr. Ferrera was employed during the performance period divided by twenty-four and if Mr. Ferrera’s death or disability is following the end of the performance period, the performance RSUs earned during the performance period will fully vest.
(10)	Pursuant to Messrs. Antilley and Mackinnon’s employment agreement, in the event of a termination of their employment by the Company without cause, resignation by the executive for good reason or non-renewal of the employment agreement by the Company, in each case, other than within 24 months following a change in control, the executive would be entitled to receive severance pay equal to one times his then-current base salary plus one times his annual target bonus amount under our Cash Incentive Plan. For Messrs. Antilley and Mackinnon, all amounts would be payable in bi-monthly installments for twelve months. Additionally, Messrs. Antilley and Mackinnon would be eligible to receive a lump sum payment equal to the product of (a) the monthly cost of the premiums for continued benefits coverage through our group health plan under COBRA and (b) eighteen.
(11)	Pursuant to Messrs. Antilley and Mackinnon’s employment agreements, in the event of a termination of their employment by the Company without cause, resignation by the executive for good reason or non-renewal of the employment agreement by the Company, any sign-on or one-time equity awards will fully vest, the unvested portion of any annual LTIP grant that would have vested solely by the passage of time within the next twelve months following the date of termination shall vest as of the date of termination, and any annual LTIP grants that vest in whole or in part based on performance goals will be treated as follows: (i) if such termination is during the first twelve months of the performance period, the awards shall be forfeited, (ii) if such termination is following the first twelve months of the performance period but prior to the end of the performance period, such awards shall be earned at the actual level of performance at the end of the performance period and prorated for the number of full and partial months the executive was employed within the performance period divided by the total number of months in the performance period and (iii) if such termination is following the end of the performance period, any awards earned during the performance period that would vest but for such termination of employment shall vest as of the date of such termination.
(12)	For Messrs. Antilley and Mackinnon, in the event of a termination of their employment by the Company without cause, resignation by the executive for good reason or non-renewal of the employment agreement by the Company, in each case, within 24 months following a change in control, the executive would be entitled to receive severance pay equal to two times his then-current base salary plus two times his annual target bonus amount under our Cash Incentive Plan and a payment equal to the product of (a) the monthly cost of the premiums for continued benefits coverage through our group health plan under COBRA and (b) eighteen. All amounts would be payable in a lump sum.
(13)	Pursuant to Messrs. Antilley and Mackinnon’s employment agreements, in the event of a termination of their employment by the Company without cause, resignation by the executive for good reason or non-renewal of the employment agreement by the Company, in each case, within 24 months following a Change of Control, any sign-on or one-time equity awards will fully vest, any annual LTIP awards that vest solely based on continued service will fully vest and annual LTIP awards that vest solely or in part based on performance goals, will be treated as follows: (1) in the event such termination is during the performance period, such awards shall be deemed earned at the greater of target or actual performance and any time-vesting condition will be deemed satisfied as of the date of such termination and (2) in the event such termination is following the end of the performance period, any awards earned during the performance period that would vest but for such termination of employment shall vest on the date of such termination.
Pursuant to the terms of Mr. Antilley’s 2017 LTIP award agreements, and Mr. Mackinnon’s 2016 and 2017 LTIP award agreements, in the event of a Change in Control, the then-outstanding RSU awards would vest 100%, if not replaced with a replacement award. The amounts included in the table above assume no replacement award is provided upon Change in Control. Additionally, pursuant to the terms of Messrs. Antilley and Mackinnon’s 2018 LTIP stock option award agreement, the outstanding unvested stock options shall fully vest upon a Change in Control and each outstanding stock option shall be canceled for a cash payment per share subject to the stock options equal to the excess, if any, of the Change of Control value over the exercise price.
(14)	Pursuant to Messrs. Antilley and Mackinnon’s employment agreements, in the event of their death or disability, any sign-on or one-time awards will fully vest, the unvested portion of any annual LTIP grant would have vested solely by the passage of time within the next twelve months following the date of termination shall vest as of the date of termination, and any annual LTIP grants that vest in whole or in part based on performance goals will be treated as follows: (i) if such termination is during the performance period, such awards shall be earned at the target level of performance and prorated for the number of full and partial months the executive was employed within the performance period divided by the total number of months in the performance period and (ii) if such termination is following the performance period, any awards earned during the performance period shall fully vest. The LTIP stock option and time-based RSU award agreements provide that, if the executive’s death or disability is after the fiscal year of grant the award will fully vest and if the executive’s death or disability is during the fiscal year of grant the award will vest pro rata based on the number of full and partial months the executive was employed within the fiscal year of grant divided by twelve. The LTIP performance-based RSU award agreements provide that if such termination is during the performance period, the awards will be deemed earned at target performance and prorated based on the number of full and partial months the executive was employed during the performance period divided by twenty-four and if such termination is following the end of the performance period, the performance RSUs earned during the performance period will fully vest. Messrs. Antilley and Mackinnon would receive the most favorable treatment of the terms described above for the applicable award.
(15)	Pursuant to Mr. Terry’s employment agreement, in the event of a termination of Mr. Terry’s employment by the Company without cause, resignation by Mr. Terry for good reason or non-renewal of the employment agreement by the Company, Mr. Terry would be entitled to receive severance pay equal to one times his then-current base salary plus one times his annual average bonus amount under our Cash Incentive Plan. All amounts would be payable in twelve equal monthly installments, starting 60 days after the termination date.
(16)	Pursuant to Mr. Terry’s new-hire equity award agreement, in the event of a termination of Mr. Terry’s employment by the Company without cause or resignation by Mr. Terry for good reason, in each case, within 24 months following a Change of Control, any unvested awards will fully vest. Additionally, pursuant to the terms of Mr. Terry’s 2018 LTIP stock option award agreement, the outstanding unvested stock options shall fully vest upon a Change in Control and each outstanding stock option shall be canceled for a cash payment per share subject to the stock options equal to the excess, if any, of the Change of Control value over the exercise price.
(17)	Pursuant to Mr. Terry’s LTIP stock option and time-based RSU award agreements, in the event of Mr. Terry’s death or disability after the fiscal year of grant the award will fully vest and in the event of Mr. Terry’s death or disability during the fiscal year of grant the award will vest pro rata based on the number of full and partial months Mr. Terry was employed within the fiscal year of grant divided by twelve. The LTIP performance-based RSU award agreement provides that if Mr. Terry’s death or disability is during the performance period, the awards will be deemed earned at target performance and prorated based on the number of full and partial months Mr. Terry was employed during the performance period divided by twenty-four and if Mr. Terry’s death or disability occurs following the end of the performance period, the performance RSUs earned during the performance period will fully vest.
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Terms of 2007 Plan

Pursuant to the terms of our 2007 Plan, our Compensation Committee, at its sole discretion, may take action related to and/or make changes to stock options and the related option agreements upon the occurrence of an event that qualifies as a Corporate Change under the Plans. Such actions and/or changes could include (but are not limited to): (i) acceleration of the vesting of the outstanding, non-vested options; (ii) modifications to the number and price of shares subject to the option agreements; and/or (iii) the requirement for mandatory cash out of the options (i.e., surrender by an executive of all or some of his outstanding options, whether vested or not, in return for consideration deemed adequate and appropriate based on the specific change in control event). Our Compensation Committee also has discretion to make changes to any awards and the related agreements under the 2007 Plan in the event of a change in our outstanding shares by reason of a recapitalization, a merger, a reorganization or other similar transaction, in order to prevent the dilution or enlargement of rights under the Plans. Such actions and/or changes, if any, may vary among plan participants. As a result of their discretionary nature, these potential changes have not been estimated and are not reflected in the above table.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Edward H. West, our CEO, during the year ended December 31, 2018.

For 2018, we used the same median employee that was identified in 2017 since there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure. For 2017, to identify the median employee, we identified our employee population as of October 1, 2017 and used base salary paid during the year as our consistently applied compensation measure across our global employee population excluding our CEO.

Mr. West’s annual total compensation for 2018 was $12,059,896, as reflected in the Summary Compensation Table in this proxy statement. The 2018 annual total compensation of our median employee, other than the CEO, calculated in the same manner as required for the Summary Compensation Table, was $61,082. As a result, Mr. West’s annual total compensation was 197 times that of our median employee in 2018. Excluding Mr. West’s CEO Promotion Awards discussed in the “Special Equity Awards Granted during 2018” section of “Compensation Discussion and Analysis” above, Mr. West’s annual total compensation would have been $5,802,612, which was 95 times that of our median employee in 2018. The ratio and annual total compensation amount of the median employee are reasonable estimates that have been calculated using methodologies and assumptions permitted by SEC rules. The Company notes that its ratio and annual total compensation amount may not be directly comparable to those of other companies because the methodologies and assumptions used to identify the median employee may vary significantly among companies.

Risk Assessment Related to Our Compensation Structure

We have reviewed our compensation policies and practices for all employees, including executive officers, and determined that our compensation policies, practices and programs are not reasonably likely to have a material adverse effect on us. Moreover, we believe that several design features of our compensation programs and policies reduce the likelihood of excessive risk-taking:

•	The program design provides a balanced mix of cash and equity, annual and long-term incentives and performance metrics.
•	Our 2018 Cash Incentive Plan has a cap of 200% of target.
•	The performance-based RSUs under our 2018 LTIP have a cap of 225% of target.
•	Our 2018 Cash Incentive Plan and the performance-based portion of our 2018 LTIP under the 2007 Plan are subject to our Clawback policy.
•	Our executive officers and directors are subject to share ownership requirements.
•	Our executive officers and directors are subject to our insider trading policy, which prohibits hedging and pledging.
•	Compliance and ethical behaviors are integral factors considered in all performance assessments.
•	We set the proper ethical and moral expectations through our policies and procedures and provide various mechanisms for reporting issues.
•	We maintain an internal and external audit program, which enables us to verify that our compensation policies and practices are aligned with expectations.
•	We also perform extensive financial analysis work before entering into new contracts or ventures thus making it more difficult for individuals to act against our long-term interest by attempting to manipulate earnings results in the short-term.

We have determined that, for all employees, our compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation.

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DIRECTOR COMPENSATION

The following table provides compensation information for each non-employee director who served as a member of our Board during the year ended December 31, 2018.

Director Compensation Table for 2018

Non-Employee Director	Fees Earned or Paid in Cash	Stock Awards(1)	Total
J. Tim Arnoult	$118,889	$134,998	$253,887
Douglas L. Braunstein(2)	$55,000	$96,545	$151,545
Jorge M. Diaz	$110,000	$134,998	$244,998
Julie Gardner	$110,000	$134,998	$244,998
Warren C. Jenson(3)	$55,000	$96,545	$151,545
Dennis F. Lynch(4)	$171,250	$134,998	$306,248
G. Patrick Phillips	$120,000	$134,998	$254,998
Mark Rossi	$145,139	$134,998	$280,137
Juli C. Spottiswood	$120,000	$134,998	$254,998
(1)	This column shows the grant date fair value of each RSU granted in 2018, as computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Note 5. Share-Based Compensation footnote, to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018. As of December 31, 2018, Mr. Arnoult, Mr. Diaz, Ms. Gardner, Mr. Phillips, Mr. Rossi, and Ms. Spottiswood held 6,051 outstanding RSUs, and Mr. Braunstein and Mr. Jenson held 3,810 outstanding RSUs.
(2)	The Board appointed Mr. Braunstein to the Board on June 20, 2018 as a Class I director with an initial term ending at the Company’s annual general meeting in 2020. The cash and stock portions of Mr. Braunstein’s director compensation are prorated based on the date of such appointment.
(3)	The Board appointed Mr. Jenson to the Board on June 20, 2018 as a Class III director with an initial term ending at the Company’s annual general meeting in 2019. The cash and stock portions of Mr. Jenson’s director compensation are prorated based on the date of such appointment.
(4)	Mr. Lynch resigned as Chair of and as a member of the Board on October 31, 2018. The cash portion of Mr. Lynch’s director compensation is prorated based on the date of such resignation.

Only non-employee directors receive compensation for service on our Board. The 2018 compensation paid to our non-employee directors consisted of:

•	an annual award of RSUs, valued at approximately $135,000 at the time of grant, which vest approximately 12 months from the grant date;
•	an annual cash retainer of $70,000;
•	a meeting fee of $10,000 for each Board meeting attended in person in the United Kingdom or other location outside of the United States, with no additional fees paid for committee or other Board meetings attended;
•	an additional annual cash retainer of $85,000 for the Chair of our Board;
•	an annual cash retainer of $10,000 for each committee of which the director is a member;
•	an additional annual cash retainer of $10,000 for the chair of the Audit, Finance and Compensation committee, and an additional annual cash retainer of $5,000 for the chair of our Nominating & Governance Committee; and
•	reimbursement of reasonable fees related to preparation of U.K. tax returns.

Cash amounts are paid monthly. In addition, all of our directors are reimbursed for their reasonable expenses incurred in attending Board and committee meetings. The 2018 RSU awards to all non-employee directors was granted on March 30, 2018, except for Mr. Braunstein and Mr. Jenson, whose RSU awards were granted on June 20, 2018, when they were appointed to the Board. These RSUs vested in full on March 8, 2019, except for Mr. Lynch’s RSU award, which vested on October 31, 2018 when he resigned from the Board. The Board accelerated the vesting of his RSUs in recognition of his service to the Company in connection with his resignation.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2018, Douglas L. Braunstein, Jorge M. Diaz, Julie Gardner, G. Patrick Phillips and Mark Rossi served on our Compensation Committee. During 2018, no member of our Compensation Committee served as an executive officer or employee (current or former) while serving on our Compensation Committee or had any relationships with us or any of our subsidiaries requiring disclosure. Additionally, none of our executive officers has served as a director or member of our Compensation Committee of any other entity whose executive officers served as a director or member of our Compensation Committee.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Transactions with our Directors and Officers

There were no transactions or series of similar transactions since January 1, 2018 or any currently proposed transactions to which we are or were a party that involved an amount exceeding $120,000 and in which any of our directors, nominees for director, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Approval of Related Person Transactions

The policies and procedures relating to the approval of related person transactions are set forth in our Related Persons Transactions Policy. Our Audit Committee is charged with the responsibility of reviewing all the material facts related to any such proposed transaction and either approving or disapproving the entry into such transaction. Our Related Persons Transactions Policy is available on our website at www.cardtronics.com.

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AUDIT MATTERS

Report of our Audit Committee

Each member of our Audit Committee is an independent director as such term is defined under the current listing requirements. Our Audit Committee is governed by our Audit Committee Charter, which complies with the requirements of the Sarbanes-Oxley Act of 2002 and corporate governance rules of NASDAQ. Our Audit Committee Charter may be further amended to comply with the rules and regulations of the SEC and NASDAQ listing standards as they continue to evolve. A copy of our Audit Committee Charter is available on our website at www.cardtronics.com.

In fulfilling its responsibilities, our Audit Committee has reviewed and discussed the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2018 with Cardtronics’ management and independent registered public accounting firm. Management is responsible for the consolidated financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. GAAP.

Our Audit Committee discussed with the independent registered public accounting firm their independence from Cardtronics and its management including the matters in the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding the independent auditors’ communications with our Audit Committee concerning independence, and considered the compatibility of non-audit services with the registered public accounting firms’ independence. In addition, our Audit Committee discussed the matters required to be discussed by PCAOB Auditing Standard No. 16, as adopted by the PCAOB and approved by the SEC.

In reliance on the reviews and discussions referred to above, our Audit Committee recommended to our Board, and our Board approved, the inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors of Cardtronics plc,

Juli C. Spottiswood, Chair
Jorge Diaz (member as of January 18, 2019)
Julie Gardner (member as of January 18, 2019)
Warren C. Jenson (member until January 18, 2019)
J. Tim Arnoult (member until January 18, 2019)
G. Patrick Phillips

2019 PROXY STATEMENT | 66

Independent Registered Public Accounting Firm Fee Information

Fees for professional services provided by our independent registered public accounting firm, KPMG LLP, in each of the last two fiscal years in each of the following categories were:

	2018	2017
	(In thousands)
Audit Fees	$2,420	$2,098
Audit-Related Fees	$898	$677
Tax Fees	$123	$180
Total	$3,441	$2,955

Audit fees include fees associated with the annual audit and quarterly review of our financial statements and the separate statutory audits of several of our entities in the United Kingdom, Australia, Germany, Mexico and South Africa. The tax fees in 2018 and 2017 relate to fees paid to KPMG LLP for general tax consulting services.

Our Audit Committee considers whether the provision of these services is compatible with maintaining the registered public accounting firm’s independence and has determined such services for fiscal year 2018 were compatible.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

Among its other duties, our Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. Our Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm, of which it has delegated its pre-approval authority of certain audit and non-audit services to our Audit Committee Chair. On an as-needed basis, management will communicate specific projects and categories of service for which the advance approval of our Audit Committee Chair or our Audit Committee is requested.

Our Audit Committee Chair or our Audit Committee reviews these requests and advises management if the engagement of the independent registered public accounting firm is approved. On a periodic basis, management reports to our Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. Our Audit Committee Chair or our Audit Committee approved all of the services provided by KPMG LLP in 2018 and 2017.

Shareholder Requests

Under Section 527 of the U.K. Companies Act 2006, Shareholders meeting the threshold requirements set out in that section have the right to require us to publish on a website a statement setting out any matter relating to: (1) the audit of our accounts (including the auditors’ report and the conduct of the audit) that are to be laid before the Annual Meeting; or (2) any circumstance connected with an auditor of Cardtronics ceasing to hold office since the previous meeting at which annual accounts and reports were laid, (in each case) that our Shareholders propose to raise at the Annual Meeting. We may not require the Shareholders requesting any such website publication to pay our expenses in complying with Sections 527 or 528 of the U.K. Companies Act. Where we are required to place a statement on a website under Section 527 of the U.K. Companies Act, we must forward the statement to our auditors not later than the time when we make the statement available on the website. The business which may be dealt with at the Annual Meeting includes any statement that we have been required under Section 527 of the U.K. Companies Act to publish on a website.

2019 PROXY STATEMENT | 67

PROPOSALS FOR THE 2020 ANNUAL GENERAL MEETING OF SHAREHOLDERS

Pursuant to the various rules promulgated by the SEC and without prejudice to the rights of a shareholder of record under the U.K. Companies Act 2006, shareholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2020 Annual General Meeting of Shareholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in such proxy materials, shareholder proposals must be received by our Company Secretary no later than December 4, 2019.

Without prejudice to the rights of a shareholder of record under the U.K. Companies Act 2006, eligible shareholders making a nomination for election to our Board or a proposal of business, must deliver proper notice to our Company Secretary no earlier than 120 days and no later than 90 days prior to the anniversary date of the 2019 Annual General Meeting of Shareholders. In other words, for a shareholder nomination for election to our Board or a proposal of business to be considered at the 2020 Annual General Meeting of Shareholders, it should be properly submitted to our Company Secretary no earlier than January 16, 2020 and no later than the close of business on February 15, 2020.

Shareholders are advised to review our Articles of Association, which contain further details and additional requirements about advance notice of shareholder proposals and director nominations, including the information required to be included in such notice. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements as set forth in our Articles of Association. Please see “Corporate Governance—Our Board—Director Selection and Nomination Process” above for additional information concerning the notice requirements for director nominations by shareholders under our Articles of Association.

Under Section 338 of the U.K. Companies Act 2006, shareholders meeting the threshold requirements in that section may require the Company to include a resolution in its Notice of Annual General Meeting. Provided that the appropriate thresholds are met, notice of the resolution must be received by our Company Secretary at least six weeks prior to the date of the Annual General Meeting or, if later, at the time notice of the Annual General Meeting is delivered to shareholders.

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OTHER MATTERS

Management does not intend to bring before the Annual Meeting any matters other than those set forth herein and has no present knowledge that any other matters will or may be brought before the Annual Meeting by others. However, if any other matters properly come before the Annual Meeting, then the Proxy Holders will vote the proxies as recommended by our Board or, if no recommendation is given, in their own discretion.

2019 PROXY STATEMENT | 69

ANNUAL REPORT TO SHAREHOLDERS

Our Annual Report on Form 10-K, which includes our consolidated financial statements for the year ended December 31, 2018, accompanies the proxy material and is available at www.cardtronics.com. Our Annual Report on Form 10-K is not part of the proxy solicitation material.

We will provide you, without charge upon your request, printed copies of our Annual Report on Form 10-K for the year ended December 31, 2018, including the financial statements and financial schedules. We will furnish a copy of any exhibit to our Annual Report on Form 10-K upon payment of a reasonable fee, which shall be limited to our reasonable expenses in furnishing the exhibit. You may request such copies by contacting our Company Secretary, Aimie Killeen, by mail to Cardtronics plc, 2050 West Sam Houston Parkway South, Suite 1300, Houston, Texas 77042 or by telephone at (832) 308-4518.

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ANNEX A
CARDTRONICS PLC U.K. STATUTORY DIRECTORS’ REMUNERATION REPORT (PART II)

INTRODUCTION

Cardtronics is subject to disclosure regimes in the U.S. and the U.K. While some of the disclosure requirements in these jurisdictions overlap or are otherwise similar, some differ and require distinct disclosures. As a result, you will find our Directors’ Remuneration Report (the “Report”) and the Directors’ Remuneration Policy (the “Policy”) required by the U.K. Companies Act 2006 in two parts: (i) the summary information included in the “Compensation Discussion and Analysis” or “CD&A” (or “Part I”) and (ii) the information contained in this Part II (labeled as Annex A), which includes additional disclosure required under the U.K. Companies Act 2006. Part I should be read in conjunction with this Part II. Pursuant to the U.K. Companies Act 2006, the Report also forms part of the statutory Annual Accounts and Reports of the Company for the year ended December 31, 2018.

The Policy has applied since it was approved by shareholders at the 2017 Annual Meeting. The Committee reviews the approved Policy annually to ensure that it remains aligned with the Company’s strategic objectives. This year, the Committee has determined that no changes should be made. The wording in the Policy, provided for reference below, is unchanged from that approved in 2017 except as necessary to update references, increase clarity for the reader and remove references of application of policy in 2017. All capitalized terms not defined in this Annex A have the meanings ascribed to them in the proxy statement.

Numerical information in the Report is not audited, except as explicitly stated below (in conformity with the requirements of Regulation 41 of Schedule 8 of the U.K. Large & Medium- Sized Companies and Groups (Accounts and Reports) Regulations 2008).

CHAIR’S STATEMENT

Dear Shareholder

As Chairman of the Compensation Committee of the Board of Directors, I am pleased to present the Directors’ Remuneration Report for the year ended December 31, 2018. The report describes our Policy, which governs the pay of all non-executive and executive directors. The primary principles underlying our Policy are unchanged from prior years: that our pay practices are aligned with shareholders’ interests and that they incentivize and support the Company’s strategic objectives. While our overall pay objectives remain the same, 2018 was a year of change for the Company, due to external business disruptions and leadership transitions, all of which affected how we pay our directors.

First, in order to bring a heightened focus to long-term performance, we made positive changes to our executive equity awards. Beginning in 2019, performance-based Restricted Stock Units (“performance-based RSUs”) will use a three-year, rather than one-year performance period. To bridge this transition, 2018 performance-based RSUs will be determined based on 2018 operating plan goals, with additional modification based on 2019 Revenue and Adjusted EBITDA growth performance. Additionally, stock option awards, a new vehicle for 2018, now comprise 25% of our executive directors long-term incentives, along with performance-based RSUs (50% weighting) and time-based RSUs (25% weighting). This is intended to focus our executives on share price appreciation after our stock price fell 66% in 2017, after losing 7-Eleven as our biggest customer and following unexpected market disruptions in Australia and the U.K.

Second, due to the negative impact of these events and the resulting projected decline in Adjusted EBITA, 2018 Cash Incentive Plan performance goals were set lower than performance in the prior year. We also added a free cash flow metric to the plan design for 2018, in recognition of the importance of this metric in our return to growth. Management performed very strongly against established 2018 objectives, exceeding target and in some cases, maximum goals. These accomplishments ultimately resulted in a 69 percent increase in our stock price from the end of 2017 to the day after the Company reported its full-year 2018 results, a clear demonstration that our pay programs incentivize shareholder value creation.

Third, in connection with Mr. West’s promotion to CEO, he received a special promotion equity award of $3 million in time-based RSUs subject to back-loaded vesting, and $2.5 million performance-based RSU award, tied to relative TSR performance.

2019 PROXY STATEMENT | A-1

With respect to non-executive director compensation, effective June 20, 2018, the Board of Directors increased its size to ten directors and appointed two new directors, Mr. Warren C. Jenson, and Mr. Douglas L. Braunstein; their director compensation was pro-rated to include only the period served. In addition, after Mr. Dennis Lynch stepped down as Chairman and a member of our the Board on October 31, 2018, and in accordance with the Policy, the Compensation Committee approved accelerated vesting of previously issued 6,051 Restricted Stock Units which were originally scheduled to vest on March 8, 2019. I wish to thank Mr. Lynch for his contributions to the Company over many years, and for the privilege of serving with him.

The CD&A provides additional detail on many of our compensation practices; we encourage shareholders to read it in conjunction with the Remuneration Report. At our 2018 Annual General Meeting, our Directors’ Remuneration Report received 97.4% vote support. We thank you for your past support and welcome your feedback on our current practices.

G. Patrick Phillips
Chair, Compensation Committee

DIRECTORS’ REMUNERATION POLICY

(a)	Introduction

This Policy contains the information required to be set out by the Company as the directors’ remuneration policy for purposes of Part 4 of Schedule 8 to the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008, as amended by the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2013. The Policy applies to all executive officers appointed to the Board of Directors (“executive directors”) and all non-executive directors.

Context of the Policy

As a solely U.S. listed company with the majority of its executive directors and non-executive directors outside the U.K., the Compensation Committee’s approach to compensation arrangements for its directors are generally set with regard to a U.S. investor and regulatory context.

The primary objectives of our compensation program are to attract, retain and motivate qualified individuals who are capable of leading our Company to meet its business objectives and to increase overall shareholder value. To achieve these objectives, our Compensation Committee’s philosophy has been to implement a total compensation program that aligns the interests of the Company’s leadership with those of our investors and to provide a compensation program that creates incentives for and rewards performance of the individuals based on our overall success and the achievement of financial performance objectives, without encouraging excessive risk-taking. For more information on the context of our compensation philosophy and design, please see the CD&A.

The Compensation Committee will keep the Policy under review to ensure that it continues to promote the long-term success of the Company by giving the Company its best opportunity of delivering on its business strategy. It is the Compensation Committee’s intention that the Policy be put to shareholders for approval every three years, as required by the U.K. Companies Act 2006, unless there is a need for the Policy to be revised and approved at an earlier date. As stated above, the Compensation Committee has decided to retain last year’s Policy, as there are no proposed changes to the executive directors’ compensation for the coming financial year, which would be inconsistent with that policy.

The Company aims to provide sufficient flexibility in the Policy for unanticipated changes in compensation practices and business conditions to ensure the Compensation Committee has appropriate discretion to retain and incentivize its directors and oversee its business. The Compensation Committee reserves the right to make any payments or other compensation that may be outside the terms of this Policy, where the terms of such payment or other compensation were agreed before the Policy came into effect, or before the individual became a director of the Company (provided the payment or award of other compensation was not in consideration for the individual becoming a director).

Maximum caps are provided to comply with the required legislation and should not be taken to indicate a present intention to make payments or awards of other compensation at that level. All monetary amounts are shown in U.S. dollars, unless indicated otherwise.

(b)	Remuneration policy table: executive directors
COMPONENT	SALARY
PURPOSE AND LINK TO STRATEGY
To provide an executive director with a competitive fixed income stream and efficiently retain and reward the director, based upon the executive’s roles and responsibilities within the Company and relative skills and experience, consistent with the market for comparable positions.

2019 PROXY STATEMENT | A-2

OPERATION
Initial salaries for executive directors are set by the Compensation Committee based on job responsibilities and applicable market data. Amounts are reviewed annually by the Compensation Committee, with adjustments made based on the executive director’s individual performance and the Company’s performance for the year. Additional factors considered may include (for example) other achievements or accomplishments, any mitigating priorities that may have resulted in a change in the goals, market conditions, participation in the development of other Company employees, and any additional responsibilities that were assumed by the executive during the period.

MAXIMUM OPPORTUNITY
The maximum annual base salary for any individual is $1.2 million. The Compensation Committee will consider the factors set out under “Operation” when determining the appropriate level of base salary. The Compensation Committee retains discretion to make higher salary increases in exceptional circumstances, for example, following a change in the scope and/or the responsibility of the role or the development of the individual in the role, or in light of significant changes in the business such as mergers and acquisitions, divestitures and/or geographic or product or service expansion.

PERFORMANCE MEASURE(S)	Not performance-based.
COMPONENT	ANNUAL NON-EQUITY INCENTIVE PLAN AWARDS (THE “CASH INCENTIVE PLAN”)
PURPOSE AND LINK TO STRATEGY
To reward operating and individual results consistent with the annual targets of the Cash Incentive Plan and to provide a strong motivational tool to achieve or exceed earnings and other related pre-established performance objectives.

OPERATION
The Compensation Committee may utilize an annual Cash Incentive Plan. The Compensation Committee has absolute discretion to award a cash bonus to its executive directors.

Usually, the Compensation Committee will first establish a target incentive for each executive director based on role, responsibilities and competitive market practices; and then establish a threshold, target and maximum possible payouts for each executive director whom the Compensation Committee determines shall be eligible to participate.

Amounts are paid after year end once the Compensation Committee has determined the Company’s performance and each participating executive director’s performance relative to pre-established performance goals, which reflects the Compensation Committee’s desire that the Cash Incentive Plan pay amounts relative to actual performance (if any) and to provide for substantially increased rewards when performance targets are exceeded.
The Compensation Committee retains absolute discretion in determining the extent to which any actual payouts are made under the Cash Incentive Plan.

The Compensation Committee retains the right to make adjustments to actual performance results to take into account the occurrence of any material event, for example, following a change in the scope and/or the responsibility of the role or the development of the individual in the role, or in light of significant changes in the business such as mergers and acquisitions, divestitures and/or geographic or product or service expansion which would impact the calculation of these performance metrics, or changes to currency exchange rates utilized to establish targets. The Compensation Committee also retains the right to make adjustments to bonuses that it considers appropriate in light of significant corporate events such as a change in control of the Company.

The Cash Incentive Plan is subject to the Company’s Clawback policy, as may be amended from time to time, as described on page 49 of the proxy statement.

While not currently intended, the Compensation Committee reserves the right to add additional features such as the compulsory deferral of part of a payout into shares.

MAXIMUM OPPORTUNITY
The Compensation Committee sets a threshold, target and maximum possible payout for each executive director. The highest current maximum payout is 200% of the Target Incentive. The Compensation Committee may set a higher maximum payout provided that it may not exceed 400% of Base Salary.

PERFORMANCE MEASURE(S)
Performance measures are selected on an annual basis that the Compensation Committee believes will produce the best return for the Company’s shareholders given the then-current conditions, in the Compensation Committee’s absolute discretion.

2019 PROXY STATEMENT | A-3

Two sets of performance measures are determined for each award: performance qualifiers and performance metrics. Performance qualifiers are minimum levels of performance that must be attained before a payout can occur, such as (for example) compliance with material regulatory requirements and/or completion of compliance training. Performance metrics are key metrics designed to be critical to the Company’s success and typically include a profitability factor, revenue factor, and/or a return factor, either as an actual result or a relative metric where results are compared to a defined peer group. For example, Total Revenues (actual revenue) weighted 33.4%, Adjusted EBITDA (a non-GAAP profitability measure) weighted 33.3%, and Adjusted Free Cash Flow weighted 33.3%.

The Compensation Committee has absolute discretion to determine the performance measures (which, for the avoidance of doubt, may be comprised of other measures not mentioned in the examples given above, if the Compensation Committee determines appropriate) and their relative weightings annually. Further details of how performance measures and targets are set are set out in the notes below this table.

The performance period applicable to awards is generally the relevant calendar year but may vary.

Generally, qualifying factors must be achieved before any incentive will be earned. Performance below threshold for a metric will result in no incentive payout for that metric. Currently, a threshold level of performance for a given metric will result in 50% of the target opportunity being earned for that metric; performance at the target level for a metric will result in 100% of the target opportunity being earned for that metric; and performance at or above the maximum level for a metric will result in 200% of the target opportunity being earned. The Compensation Committee may however set different levels of payout for awards. Payouts are calculated through interpolation between threshold and maximum performance levels unless the Compensation Committee determines otherwise. The amounts that may be paid in respect of threshold, target and maximum performance are set annually at the Compensation Committee’s discretion and will be disclosed in the first proxy statement following the relevant bonus award payout.

COMPONENT	DISCRETIONARY BONUSES
PURPOSE AND LINK TO STRATEGY
To reward an executive director for significant contributions to a Company initiative or when the executive has performed at a level above what was expected, or other similar circumstances. A discretionary bonus may also be used to attract a new hire of appropriate experience to promote the success of the Company (see more on this in the recruitment policy section below).

OPERATION
Granted at the discretion of the Compensation Committee in exceptional circumstances or to attract a new hire.

While not currently intended, the Compensation Committee reserves the right to add additional features such as the compulsory deferral of part of a payout into shares.

MAXIMUM OPPORTUNITY
The maximum amount of compensation that may be paid under all awards denominated in cash (cumulatively) granted to any one individual during any calendar year, including long-term incentive awards (see below), may not exceed $3,500,000.

PERFORMANCE MEASURE(S)	None (see notes below).
COMPONENT	LONG-TERM INCENTIVE AWARDS
PURPOSE AND LINK TO STRATEGY
To create a strong financial incentive for achieving or exceeding long-term performance goals, to tie the interests of an executive director to the interests of shareholders, to encourage a significant equity stake in the Company and to attract, retain and motivate executive talent base in future years.

OPERATION
Executive directors may receive, at the discretion of the Compensation Committee, any type of award permitted under the Company’s Fourth Amended and Restated 2007 Stock Incentive Plan (the “Stock Plan”) (as may be amended, restated or replaced), including performance-based restricted stock units (“RSUs”), options, SARs and/or time-based RSUs

2019 PROXY STATEMENT | A-4

and any other share plan that the Company, Board, or Compensation Committee approves (subject to any required approval by the shareholders of the Company).

The Compensation Committee also has the discretion to grant stock options, restricted stock, phantom stock awards and/or awards of unrestricted stock under the Stock Plan. Awards are subject to the rules of the Stock Plan, the applicable award agreement and any other terms and conditions applicable to the awards as the Compensation Committee may determine.

The size of an award at grant is generally based on an analysis of competitive pay that translates an award into a percentage of base salary, but may vary. Equity awards granted in 2016 and 2017 comprised 75% performance-based RSUs and 25% time-based RSUs, and in 2018 comprised 50% Performance-based RSUs, 25% time-based RSUs, and 25% stock options.

RSUs granted to new hires are typically not performance-based and generally vest ratably over four years, though the Compensation Committee may vary such terms for individual grants.

Performance-based RSUs granted in 2017 and going forward are subject to the company’s Clawback policy, as may be amended from time to time and as described on page 49 of the proxy statement. An award may be settled in shares or cash, at the discretion of the Compensation Committee, subject to the terms of the individual award. Dividend equivalents may be payable on an RSU award in cash or in shares, pursuant to the terms of the award set by the Compensation Committee at grant.

The Compensation Committee has the discretion to determine the treatment of outstanding awards in the context of certain corporate events, such as a change in control of the Company or merger and acquisition activity in accordance with the rules of the Stock Plan, the applicable award agreement and any other terms and conditions applicable to the awards.

Performance-based RSUs: Performance-based RSUs have been generally earned based on performance achievement over a one-year period, followed by vesting requirements based on continued employment (or to an employee’s qualified retirement date, if earlier) over a period of four years (from January 31st of the grant year) during which vesting occurs in tranches (which may vary in proportion) as determined by the Compensation Committee, unless the Compensation Committee determines it appropriate to set a different vesting schedule and/or performance period at grant. For 2018 awards, the Performance-based RSUs will be earned based on performance achievement over a two-year period, followed by vesting requirements based on continued employment (or to an employee’s qualified retirement date, if earlier) over a three year period (from January 31st of the grant year), with 100% vesting at the expiry of that period.

The Compensation Committee retains the right to make adjustments to actual performance results, similar to the Cash Incentive Plan.

Time-based RSUs: Time-based RSUs are earned at the time of issuance and vest in accordance with the same schedule as performance-based RSUs, unless the Compensation Committee determines otherwise at grant. For 2018 awards, time-based RSUs vest 100% after a two year period (from January 31st of the grant year).

Stock options and other awards: Stock options, SARs, restricted stock, phantom stock awards and/or awards of unrestricted shares may also be granted under the Stock Plan.

For 2018, stock options were granted which vest in three equal tranches on January 31st of each year following grant. These awards are time-based.

2019 PROXY STATEMENT | A-5

MAXIMUM OPPORTUNITY
The maximum that may be paid to an individual under the Stock Plan shall be the maximum as stated in the “individual limits” section of the Stock Plan, as may be amended from time to time. As at the date of publication of this Policy, the Stock Plan states that the maximum number of shares that may be subject to awards denominated in shares granted to any one individual during any calendar year may not exceed 1,500,000 ordinary shares, and the maximum amount of compensation that may be paid under all awards denominated in cash granted to any one individual during any calendar year may not exceed $3,500,000.

The maximum number of shares that may be comprised in awards may be adjusted to reflect any change in share capital of the Company.

PERFORMANCE MEASURE(S)
Performance-based RSUs: Performance measures are set at grant by the Compensation Committee in its absolute discretion, which the Compensation Committee believes are the most appropriate measures of sustainable business performance and to drive increased shareholder value in the then-current conditions. Performance measures may include, for example, a Revenue performance metric weighted 50% and/or a profitability metric, such as Adjusted EBITA (a non-GAAP measure) weighted 50%. The Compensation Committee has absolute discretion to determine the performance measures (which, for the avoidance of doubt, may be comprised of other measures not mentioned in the examples given above, if the Compensation Committee determines appropriate) and their relative weightings. Further details of how performance measures and targets are set are set out in the notes below this table.

The performance period is generally one calendar year, but may vary, followed by vesting requirements as described under “Operation” above. For 2018 awards the performance period is two calendar years, as described under “Operation” above.

If threshold performance is not attained for at least one metric, all of the performance-based RSUs are forfeited with respect to that metric. If threshold, target, or maximum levels of performance are attained, then 50%, 100% or 225% of the targeted number of performance-based RSUs would be deemed earned, respectively, with results interpolated between performance levels.

The amounts that may be paid in respect of threshold, target and maximum performance will be disclosed in the first proxy statement published following completion of the performance period.

Time-based RSUs, SARs, stock options and other awards: Time-based RSUs and SARs are not performance-based. Stock options are not performance-based in the sense that specific performance metrics are not assigned to the awards (unless the Compensation Committee determines otherwise at grant), but stock options will not provide the holder with value unless the Company’s stock price increases above the exercise price of that award.

Stock options and other awards may however be granted subject to performance measures if the Compensation Committee determines; in which case, the framework for performance measures set out above in relation to performance-based RSUs may apply.

2019 PROXY STATEMENT | A-6

COMPONENT	PENSION
PURPOSE AND LINK TO STRATEGY	To assist our executive directors in providing for their retirement and to maintain a market competitive benefits package to attract and retain executive directors.
OPERATION
Under the Company’s 401(k) plan, eligible U.S. employees including executive directors may make contributions which may be matched up to a certain level by the Company. For 2018, the Company matched 100% of employee contributions up to 4% of the employee’s salary. Employees immediately vest in their contributions while the matching contributions vest at a rate of 20% per year of service.

The Company does not currently offer any defined benefit plans. In the future, however, the Compensation Committee may elect to adopt qualified or nonqualified defined benefit plans if it determines that doing so is in the Company’s best interests (e.g., in order to attract, motivate and retain employees).

In the future, alternative pension arrangements may be provided to non-U.S. executive directors, as required or appropriate in the local context and the individual circumstances.

MAXIMUM OPPORTUNITY
The Internal Revenue Service (“IRS”) limits employer contributions to 401(k) plans to a statutory maximum, which is set each year (for example, the maximum total employer and employee contributions to the plan is $55,000 for 2018). The Company may make contributions up to the statutory maximum.

If alternative pension arrangements are provided in the future, the Compensation Committee has set a maximum of $100,000 per individual. The Compensation Committee anticipates the actual cost to be less than this and will monitor the overall costs to ensure it is satisfied that the provision of pension benefits remains an appropriate use of the Company’s funds.

PERFORMANCE MEASURE(S)	Not performance-based.
COMPONENT	BENEFITS
PURPOSE AND LINK TO STRATEGY	To provide a market competitive level of benefits, for the purposes of attracting, retaining and motivating executive directors.
OPERATION
Executive directors may participate in benefit plans that are generally offered by the Company to its employees from time to time, including health and welfare (for example, medical, dental and vision plans), life insurance and disability plans.

The Company may reimburse executive directors for their expenses incurred in connection with the performance of their duties (including, for example, travel, accommodation and other subsistence expenses), any relocation in connection with their role/duties, corporate hospitality events, meals and Board/committee dinners and functions (or pay such expenses directly). The Company may reimburse executive directors for any excise taxes incurred, together with any related costs, on a grossed up basis (or pay any such amounts directly).

The Company may pay sick leave benefits and paid vacation and/or other benefits consistent with those offered to employees in a particular country, in accordance with the director’s service contract and/or applicable law or Company policy.

Assistance with the preparation of tax returns may also be offered if the Compensation Committee decides it is appropriate to do so.

The company periodically reviews both the range of benefits available and whether they may be appropriate for executive directors or more generally. The Company may adjust the type, scope and/or levels of the benefits offered, and/or provide additional benefits as it considers appropriate.

MAXIMUM OPPORTUNITY
The policy is framed by the nature of the benefits the Compensation Committee is willing to provide to the executive directors. Benefits are paid at cost and given the nature and variety of the items there is no formal maximum level of Company contribution.

PERFORMANCE MEASURE(S)	Not performance-based.
2019 PROXY STATEMENT | A-7

COMPONENT	LIMITED PERQUISITES
PURPOSE AND LINK TO STRATEGY	To provide executive directors with additional benefits considered necessary or customary for the executive’s position, for the purpose of attracting and retaining executive directors.
OPERATION
Perquisites that may be offered (at the Company’s discretion) are intended to be limited in nature and are not guaranteed to be provided to any executive director in any given year. Examples may include a reimbursement for relocation expenses, car allowance, country club memberships, additional insurance and other similar benefits, at the discretion of the Compensation Committee.

MAXIMUM OPPORTUNITY
The policy is framed by the nature of the perquisites the Compensation Committee is willing to provide to the executive directors. Perquisites are paid at cost, and given the nature and variety of the items, there is no formal maximum level of Company contribution.

PERFORMANCE MEASURE(S)	N/A

Notes to the Policy Table

Performance measures and targets

1. Cash Incentive Plan

The Compensation Committee has absolute discretion to set each executive director’s threshold, target and maximum possible payout levels and to determine the extent to which payouts are made under the Cash Incentive Plan.

The performance measures for participants consist of financial measures and business goals linked to the Company’s strategy, which generally include financial and operational performance measures. These are split into (a) performance qualifiers and (b) performance metrics.

Performance qualifiers are prerequisites to an award being paid and are designed to incentivize participants to meet tailored minimum performance standards and complete relevant training (for example, corporate and compliance training); and require compliance with all applicable material regulations and reporting requirements.

The Compensation Committee considers that the performance metrics are appropriate indicators of Company success and sustainable business performance that translate into increased shareholder value and are easily understandable and measurable.

The Compensation Committee’s goal for each performance measure is to establish a target level of performance that is not certain to be attained, so that achieving or exceeding the target level requires significant effort by our executive directors. The factors taken into consideration include the Company’s long range business plan, market and economic conditions, amongst others. Once the target levels are set, the Compensation Committee sets the threshold and maximum amounts. The Compensation Committee sets the threshold at what it considers to be the lowest level of acceptable performance and the maximum at what the Compensation Committee views would be outstanding performance versus target and operating plan.

2. Discretionary bonuses

No specific performance metrics are set for discretionary bonuses. Typically a discretionary bonus may be awarded in connection with special projects that require significant time and effort on the part of the executive as a result of exemplary performance, or to new hires. Payments that may be made in exceptional circumstances, such as reimbursement for lost income upon being hired, compensation for other lost income (such as loss of benefits or retirement plan benefits) and payments made to new hires are not performance-based because they are to reimburse executive directors for particular circumstances rather than to reward performance.

3. Long-Term Incentive Awards

The Compensation Committee has determined that long-term incentive awards under the Stock Plan will consist of both performance-based awards which are subject to vesting after or upon attainment of performance targets and time-based awards which only require continued Company service to be earned. This balance is intended to incent behavior which drives business results (use of performance-based awards) while balancing participants engaging in unnecessary risk and promoting talent retention (use of time-only based awards). The Compensation Committee has absolute discretion to set each executive director’s threshold, target and maximum possible payout levels and to determine the extent to which payouts are made under the Stock Plan.

2019 PROXY STATEMENT | A-8

The performance measures for participants consist of financial measures and business goals linked to the Company’s strategy, which include financial and operational performance measures. The Compensation Committee considers that the performance metrics are appropriate indicators of Company success and sustainable business performance that translate into increased shareholder value and are easily understandable and measurable.

Performance-based RSUs:

The performance measures are chosen to focus on Company performance and the vesting schedule is designed to encourage executive director retention for the long-term success of the Company. As with the Cash Incentive Plan, the Compensation Committee sets performance targets so that they are adequately stretching and with the long-term success of the Company in mind. The combination of the performance measures and targets set also balances driving achievement with the objective of not encouraging excessive risk-taking.

Time-based RSUs, SARs, stock options and other non-performance-based awards:

As mentioned in the Policy table above, the Compensation Committee may determine that certain awards are not subject to performance conditions because such awards are used as a retention tool. The awards may, in certain circumstances, be combined with performance-based awards, as the Compensation Committee deems fit. Further, as mentioned in the policy table, any stock options awarded will not provide value unless the Company’s stock price increases above the exercise price, thereby creating an implicit performance measure which aligns the award-holders performance with Company performance and shareholder value.

Indemnification

Executive directors are entitled to broad indemnification by the Company pursuant to a deed of indemnity entered into with each director and are covered by the Company’s Directors & Officers’ Liability Insurance Policy.

(c)	Remuneration policy table: non-executive directors
COMPONENT	FEES
PURPOSE AND LINK TO STRATEGY	To provide appropriate compensation for a non-executive director of the Company, sufficient to attract, retain and motivate high-caliber individuals with the relevant skills, knowledge and experience.
OPERATION
The Company pays fees to non-executive directors. The fees are determined by the Compensation Committee and currently may include the following:

- an annual retainer for acting as a non-executive director;

- a meeting fee for each Board meeting attended in person in the U.K.;

- an additional annual retainer for the Chair of the Board;

- an additional annual retainer for relevant committee memberships;

- an additional annual retainer for committee chair positions (which may vary depending on the committee).

The Compensation Committee reserves the right to structure the non-executive directors’ fees differently in its absolute discretion.

Fees are generally paid monthly in cash. However, the Compensation Committee reserves the right to pay the fees on a different basis.

Fees are periodically reviewed by the Compensation Committee, having regard to external comparators such as the Company’s peer group, the Chair or committee roles and responsibilities and other market factors.

MAXIMUM OPPORTUNITY	The maximum annual fees that may be paid to any individual is $500,000.
PERFORMANCE MEASURE(S)	Not performance-based.
2019 PROXY STATEMENT | A-9

COMPONENT	EQUITY AWARDS
PURPOSE AND LINK TO STRATEGY	To appropriately attract, retain, motivate and compensate non-executive directors of the highest caliber, and to align non-executive directors’ interests with shareholders.
OPERATION
Non-executive directors are eligible to receive an annual grant of time-based RSUs, at the discretion of the Compensation Committee, or as may otherwise be permitted under the Stock Plan. The Compensation Committee may additionally grant time-based RSUs upon the commencement of a non-executive director’s appointment. All such awards may be subject to vesting periods as set by the Compensation Committee in its absolute discretion.

The value of RSU awards granted to non-executive directors is periodically reviewed alongside the level of cash fees.

The Compensation Committee exercises its judgment as to what it considers to be reasonable in all the circumstances, with regard to the quantum and mix of compensation. The Compensation Committee reserves the right to grant other types of award as permitted under the Stock Plan. RSUs granted to non-executive directors may be settled in shares or cash, at the discretion of the Compensation Committee. Dividend equivalents may be payable on an RSU award in cash or in shares, pursuant to the terms of the award set by the Compensation Committee at grant.

MAXIMUM OPPORTUNITY	The maximum grant that a non-executive director may receive annually is equivalent to face value of $500,000 at the time of grant.
PERFORMANCE MEASURE(S)	Not performance-based.
COMPONENT	EXPENSES
PURPOSE AND LINK TO STRATEGY
To compensate non-executive directors for expenses incurred in connection with the performance of their non-executive director duties and to ensure the Company has the appropriate non-executive director input as and when required.

OPERATION
The Company may reimburse non-executive directors for their expenses incurred in connection with the performance of their duties including attending Board and committee meetings (such as, for example, travel, accommodation and other subsistence expenses), Board/committee dinners and functions, Board training sessions and corporate hospitality events (or the Company may pay such expenses directly).

MAXIMUM OPPORTUNITY
The policy is framed by the nature of the expenses the Compensation Committee is willing to provide to the non-executive directors. Expenses are paid at cost, and given the nature and variety of the items, there is no formal maximum level of Company reimbursement.

PERFORMANCE MEASURE(S)	Not performance-based.

Notes to the Policy Table

Since non-executive directors are not employees, they do not receive compensation or benefits reserved only for employees such as Company paid/subsidized insurance or paid vacation. The non-executive directors do not participate in the Company’s annual bonus or performance-based long-term incentive awards. They do not currently receive pension or other benefits and are not enrolled in the Company’s 401(k) plan, as this is for employees only. The value of time-based RSUs will be determined by the share price of the Company, but time-based RSUs granted to non-executive directors are not subject to performance conditions. Awards with performance conditions are not part of the non-executive remuneration package as we do not wish the non-executive directors to be driven by short-term Company performance so as to maintain their independence as advisors to the Company.

Non-executive directors may receive professional advice in respect of their duties with the Company and/or training to ensure they are aware of legal developments that will be paid for by the Company.

The non-executive directors are entitled to broad indemnification by the Company pursuant to agreement deed of indemnity entered into with each director and are covered by the Company’s Directors & Officers’ Liability Insurance Policy.

2019 PROXY STATEMENT | A-10

(d)	Remuneration throughout the Group

As employees of the Company, executive directors’ pay is largely treated the same as all other employees recognizing different pay practices in different countries. Executive directors receive a market competitive pay package consisting of base salary, applicable incentive programs, and employee benefits. Executive director and employee pay is studied and determined through the use of appropriate market data usually with input from a compensation consultant. Non-executive director pay is also compared to appropriate market data but does not include “employee” type compensation.

(e)	Recruitment policy

The Compensation Committee intends that the components of remuneration set out in the above policy tables, and the approach to those components as set out in the policy tables, will (subject to the remainder of this recruitment policy) be equally applicable to the annual package provided to new recruits, i.e. for executive directors, base salary, Cash Incentive Plan awards, long-term incentive awards, discretionary bonuses, pension or applicable retirement plan and benefits and for non-executive directors, fees and RSUs.

For an internal appointment, any pay element awarded in respect of the prior role may either continue on its original terms or be adjusted to reflect the new appointment, as appropriate. In the year of promotion for an internal appointment, additional equity-related incentive awards may be made to the individual.

Where it is necessary to make a recruitment related pay award to an external candidate, the Company will not pay more than the Compensation Committee considers necessary and will deliver any such awards under the terms of the existing pay structure, except to the extent that the Compensation Committee determines that it is appropriate to provide a buy-out arrangement (see further below) and/or to establish additional or particular arrangements specifically to facilitate the recruitment of the individual. Details of any recruitment-related awards will be appropriately disclosed and any arrangements would be made within the context of minimizing the cost to the Company.

All such awards for external appointments will take account of the nature, time-horizons and performance requirements for any remuneration relinquished by the individual when leaving a previous position, and will be appropriately discounted to ensure that the Company does not, in the view of the Compensation Committee, over-pay.

Any recruitment-related awards which do not replace awards with a previous employer will be subject to the limits as detailed in the general policy, other than any additional or particular arrangements specifically made to facilitate the recruitment of the individual which shall not exceed $3.5 million.

The Company may make a contribution towards legal fees in connection with agreeing employment terms. The Company may also agree to pay certain expenses and taxes should an executive director be asked to relocate to a different country, such that the executive director pays no more than would have been required in the home location.

Buy-out arrangements

For the avoidance of doubt, where recruitment-related awards are intended to replace existing awards granted by a previous employer, the maximum amounts for incentive pay as stated in the policy table above will not apply to such awards. The Compensation Committee has not placed a maximum limit on any such awards which it may be necessary to make as it is not considered to be in shareholders’ interests to set any expectations for prospective candidates regarding such awards.

(f)	Policy on payments for loss of office

Any compensation payable in the event that the employment of an executive director is terminated will be determined in accordance the terms of any service contract between the Company and the executive, as well as the relevant rules governing outstanding long-term incentive awards, the rules of the Cash Incentive Plan and this Policy.

The Compensation Committee will take all relevant factors into account when considering leaving arrangements for an executive director and exercising any discretion it has in this regard with the aim to ensure they are fair and reasonable, including (but not limited to) individual and business performance during the office, the reason for leaving, any other relevant circumstances (for example, ill health, disability, death and retirement) and the local context. The Compensation Committee will exercise its absolute discretion to determine whether such terms should be included in any new service contract.

In addition to any payment that the Compensation Committee may decide to make, the Compensation Committee reserves discretion as it considers appropriate to:

•	Continue benefits beyond date of termination;
•	Pay for relocation to previous location, where applicable;
2019 PROXY STATEMENT | A-11

•	Make payments in lieu of notice;
•	Accelerate the vesting of equity awards;
•	Pay for outplacement services and/or legal fees.

Generally, the Company would require a non-compete, non-solicitation agreement from the departing executive to protect the interests of the Company.

Non-executive directors do not have notice periods and are not entitled to any termination payments. However, time-based RSUs may be paid out in shares depending on the circumstances and in accordance with the relevant RSU agreement. Usually, in the event a non-executive director is terminated, vesting in the RSUs as of the termination date shall cease and any unvested RSUs shall be forfeited in their entirety. However, where the non-executive director terminates due to death or disability, or involuntarily due to a corporate change any unvested RSUs will usually become fully vested and paid out in ordinary shares as soon as practicable following termination. Further, non-executive directors do not have service agreements or appointment letters, as is common practice in the U.S.

Service contract—executive directors

The service contracts (also referred to as employment agreements) of executive directors may contain tailored terms which allow for termination payments to be paid if the executive director’s employment is terminated under certain circumstances, such as following a corporate change, involuntary termination, termination “without cause”, “good reason”, death or disability, each as defined in the applicable executive director’s service contract. Details of such terms contained in the current executive director’s service contract are described more fully starting on page 60 of the proxy statement; however, such provisions may be amended from time to time. Notice periods for executive directors will be set in accordance with market practice and with reference to factors such as business continuity balanced with the expectations of new hires.

This is in addition to any potential additional benefits that may be made on a change in control, as outlined for the current year from page 58 onwards of the proxy statement, which gives an indication of how these payments may be determined in the future.

The key terms and conditions contained in the current executive director’s service contract that could impact on the director’s remuneration are also set out from page 57 onwards of the proxy statement. Executive director service contracts are available for inspection at the Company’s registered office and on the U.S. Securities and Exchange Commission website: www.sec.gov

(g)	Legacy arrangements

The Compensation Committee reserves the right to make any remuneration payments and payments for loss of office notwithstanding that they are not in line with the Policy set out above (for both executive and non-executive directors), where the terms of that payment were agreed before the Policy came into effect (including, without limitation, pursuant to awards granted before the Policy came into effect), or before the individual became a director of the Company (provided the payment was not in consideration for the individual becoming a director). For the avoidance of doubt, the above policy tables shall not have the effect of limiting any payment to a new recruit made under the recruitment policy set out above unless expressly stated in the recruitment policy.

(h)	Consideration of shareholder views

The Company has taken shareholders’ views into account in the development of this Policy, as the remuneration practices described in this Policy have been voted on by shareholders under the U.S. disclosure requirements and appropriate industry groups have reported favorably.

The Compensation Committee will take into account the results of the shareholder vote on remuneration matters when making future remuneration decisions. The Compensation Committee remains mindful of shareholder views when evaluating and setting ongoing remuneration strategy.

(i)	Consideration of employment conditions elsewhere within the Group

In accordance with prevailing commercial practice, the Compensation Committee evaluates the compensation and conditions of employees of the Company group in determining the Policy with respect to executive directors. Each year the Compensation Committee approves the overall Cash Incentive Plan percentage payout and material changes to employee benefit plans. Consistent with practice in the industry in which the Company operates, it is not the Company’s policy to consult with staff on the pay of its directors.

2019 PROXY STATEMENT | A-12

(j)	Minor changes

The Compensation Committee may make, without the need for shareholder approval, minor amendments to the Policy for regulatory, exchange control, stock exchange, tax or administrative purposes or to take account of changes in legislation.

For the Board:

G. Patrick Phillips
Chair, Compensation Committee

2019 PROXY STATEMENT | A-13

REMUNERATION REPORT

Implementation Section

All amounts are expressed in U.S. dollars.

Compensation Committee

In 2018, the Compensation Committee was composed of five independent non-executive directors: Douglas L. Braunstein (as of June 20, 2018), Jorge M. Diaz, Julie Gardner, Mark Rossi and G. Patrick Phillips (Committee chair).

Further details of the responsibilities of the Compensation Committee are set out on page 43 of the proxy statement.

Details of the Compensation Committee’s process for making decisions is set out on pages 43-52 of the proxy statement, including information about our use of a compensation consultant. As stated in the proxy statement, an external compensation consultant, Meridian Compensation Partners LLC (“Meridian”), was appointed by the Compensation Committee. Meridian was selected based on their reputation in the market and after being interviewed by the Compensation Committee. The Compensation Committee considered and determined that Meridian is independent on the basis of the following factors (amongst others detailed on page 43 of the proxy statement) outlined by Meridian in a letter; Meridian provides no other services to the Company; fees paid by the Company as a percentage of the Meridian’s total revenue; and policies or procedures maintained by Meridian that are designed to prevent a conflict of interest.

Fees paid to the Compensation Committee’s external compensation consultants in year 2018 were approximately $306,000, such fees being charged on the firm’s standard terms of business for advice provided.

Shareholder Voting on Remuneration Matters

The last Annual Meeting of Shareholders of Cardtronics plc was held on May 16, 2018. The U.S. “Advisory Vote to Approve Named Executive Officer Compensation” and the “Advisory Vote to Approve the Directors’ Remuneration Report” proposal received overwhelming support from shareholders. Additionally, at the Annual Meeting of Shareholders of Cardtronics plc held on May 10, 2017, the “Approve the Directors’ Remuneration Policy” proposal also received overwhelming support from shareholders:

Proposal	For	Against	Abstain
2018 Advisory Vote to Approve Named Executive Officer Compensation
Total Shares Voted	41,819,823	1,081,074	19,004
% of Voted	97.4%	2.5%
2018 Advisory Vote to Approve the Directors’ Remuneration Report
Total Shares Voted	41,795,306	1,123,079	1,516
% of Voted	97.4%	2.6%
2017 Binding Vote to Approve the Directors’ Remuneration Policy
Total Shares Voted	40,491,223	219,919	192,139
% of Voted	99.0%	0.5%
2019 PROXY STATEMENT | A-14

Single Figure Tables—Audited

The tables below summarize the total remuneration earned by each director of the Company for the fiscal year ended December 31, 2018.

Executive Director

CEO/Executive Director	Year	Salary	Benefits(1)	Cash Bonus(2)	RSUs(3)	Stock Options(4)	Pension(5)	Total
Edward H. West	2018	$749,519	$16,981	$1,475,070	$5,231,382	$422,667	$11,000	$7,906,619
(1)	Benefits comprise core benefits and any taxable benefits (that are or would be taxable in the U.K., if the director was resident in the U.K. for tax purposes). The amounts disclosed above include Life Insurance Premiums and amounts paid by the Company for health and welfare benefits (such as medical, vision and dental benefits). The gross value (before tax) of the benefits has been included. All U.S. employees are entitled to participate in the same benefit programs.
(2)	A detailed discussion of the current year cash bonus awarded to Mr. West is available starting on page 47 of the proxy statement, including details on the performance measures used and their weighting, as well as actual performance relative to the targets set, and the resulting actual payout. None of the bonus was deferred.
(3)	The value of the RSU awards made in the corresponding fiscal year is based on the closing market price of our stock on December 31, 2018 of $26.00 per share. These awards were granted under the Company’s LTIP (as defined in the proxy statement), and the CEO Promotion Award Mr. West received upon his promotion to CEO. A detailed discussion on the current year LTIP is available starting on page 50 of the proxy statement, including details on the performance measures used and their weighting, as well as preliminary actual performance relative to the targets set. A detailed discussion on the CEO Promotion Award made to Mr. West is available on page 41 and page 51 of the proxy statement. Both performance-based awards granted as part of the CEO Promotion Award and under the 2018 LTIP are excluded from the above presentation, as the performance periods are not completed.
(4)	The value of the Stock Option awards made in the corresponding fiscal year is based on the closing market price of our stock on December 31, 2018 of $26.00 per share less the option exercise price of $22.31. These awards were granted under the Company’s LTIP (as defined in the proxy statement). A detailed discussion on the current year LTIP is available starting on page 50.
(5)	Pension consists of the matching contribution made by the Company to the executive director’s 401(k) plan.

Non-Executive Directors

	2018				2017
Director	Gross Retainers Paid	Tax Preparation Fees	Stock Awards Granted(1)	Total	Gross Retainers Paid	Stock Awards Granted(2)	Total

J. Tim Arnoult	$118,889	$2,873	$157,326	$279,088	$113,952	$56,116	$170,068
Douglas L. Braunstein	$55,000	$—	$99,060	$154,060	$—	$—	$—
Jorge M. Diaz	$110,000	$2,873	$157,326	$270,199	$98,952	$56,116	$155,068
Julie Gardner	$110,000	$2,873	$157,326	$270,199	$98,952	$56,116	$155,068
Warren C. Jenson	$55,000	$—	$99,060	$154,060	$—	$—	$—
Dennis F. Lynch	$171,250	$5,745	$164,345	$341,340	$182,903	$56,116	$239,019
G. Patrick Phillips	$120,000	$2,873	$157,326	$280,199	$108,952	$56,116	$165,068
Mark Rossi	$145,139	$2,873	$157,326	$305,338	$118,952	$56,116	$175,068
Juli C. Spottiswood	$120,000	$2,873	$157,326	$280,199	$108,952	$56,116	$165,068
(1)	Stock Awards Granted shows the value of the time-based RSU awards made in the corresponding fiscal year using the closing market price of our stock on December 31, 2018 of $26.00 per share (being the best estimate of the fair value at the vesting date), except for Mr. Lynch’s award, which is valued at $27.16 per share (the share price on October 31, 2018, the vesting date). The RSUs are not performance-based.
(2)	Stock Awards Granted shows the value of the time-based RSU awards made in the corresponding fiscal year using the closing market price of our stock on December 29, 2017 of $18.52 per share (being the best estimate of the fair value at the vesting date).
2019 PROXY STATEMENT | A-15

Equity Awards made during the Fiscal Year (Scheme Interests Awarded during the Fiscal Year)—Audited

The following table sets forth information for each director who served the Company during 2018 regarding the RSUs granted during the year ended December 31, 2018. The terms of the RSUs awarded to the directors are summarized in the Policy table above and in the proxy statement.

	Type of Award	Face Value of Award	Performance Conditions	Threshold vesting level %	Performance period end
Executive Director
Edward H. West	Performance-based RSUs (LTIP)(1)	$3,937,492(2)	See details on pages 50 - 51 of proxy statement	50%	12/31/2019
	Time-based RSUs (LTIP)(1)	$874,998(3)	None	–	–
	Stock Options (LTIP)(1)	$941,435(4)	None	–	–
	Performance-based RSUs (CEO Promotion Award)	$6,514,569(5)	See details on page 51 of proxy statement	50%	12/31/2020
	Time-based RSUs (CEO Promotion Award)	$2,999,999(6)	None	–	–
Non-Executive Directors				−	−
J. Tim Arnoult	Time-based RSUs(7)	$134,998(8)	None	–	–
Douglas H. Braunstein	Time-based RSUs(7)	$96,545(8)	None	–	–
Jorge M. Diaz	Time-based RSUs (7)	$134,998(8)	None	–	–
Julie Gardner	Time-based RSUs(7)	$134,998(8)	None	–	–
Warren Jenson	Time-based RSUs(7)	$96,545(8)	None	–	–
Dennis F. Lynch	Time-based RSUs (7)	$134,998(8)	None	–	–
G. Patrick Phillips	Time-based RSUs(7)	$134,998(8)	None	–	–
Mark Rossi	Time-based RSUs(7)	$134,998(8)	None	–	–
Juli C. Spottiswood	Time-based RSUs(7)	$134,998(8)	None	–	–
(1)	Total 2018 LTIP target award based on 4.7x base salary and the share price on the grant date. Of the total amount, 50% of the total target award is performance-based RSUs, 25% is time-based RSUs, and 25% is stock options. See the proxy statement starting on page 50 for a full description of the 2018 LTIP, including performance metrics and vesting dates.
(2)	Calculated as the maximum RSUs available to earn of 176,490 multiplied by the grant date fair value of $22.31. The date of grant was March 30, 2018.
(3)	Calculated as 39,220 RSUs multiplied by the grant date fair value of $22.31. The date of grant was March 30, 2018.
(4)	Calculated as 114,544 Options multiplied by the grant date fair value of $8.22. The date of grant was March 30, 2018. Exercise price is $22.31.
(5)	Calculated as the maximum RSUs available to earn of 269,978 multiplied by the grant date fair value of $24.31, which was valued using the Monte Carlo valuation method. The date of grant was January 1, 2018.
(6)	Calculated as 161,987 RSUs multiplied by the grant date fair value of $18.52. The date of grant was January 1, 2018.
(7)	Non-executive director RSU awards granted at an approximate value of $135,000 and vest approximately one year after grant subject to continuous service.
(8)	Calculated as 6,051 RSUs multiplied by the grant date fair value of $22.31. The date of grant was March 30, 2018.
(9)	Calculated as 3,810 RSUs multiplied by the grant date fair value of $25.34. The date of grant was June 20, 2018.
2019 PROXY STATEMENT | A-16

Directors’ Shareholding and Share Interests

The Company’s share ownership policy is described on page 51 of the proxy statement. As of the date of this proxy statement, all directors are in compliance with the share ownership policy. The following table sets forth information for each director regarding the number of shares and RSUs held as of December 31, 2018.

Director	Shares held outright	Outstanding unvested RSUs	Outstanding unearned Performance -based RSUs	Outstanding Stock Options	Aggregate holding of Shares and Share Interests
Edward H. West	65,889	282,533(1)	213,429(2)	114,544(3)	676,395
J. Tim Arnoult	10,325	6,051(4)	—	—	16,376
Douglas H. Braunstein(5)	8,126,933	3,810(6)	—	—	8,130,743
Jorge M. Diaz	45,892	6,051(4)	—	—	51,943
Julie Gardner	13,247	6,051(4)	—	—	19,298
Warren Jenson	—	3,810(6)	—	—	3,810
G. Patrick Phillips	24,412	6,051(4)	—	—	30,463
Mark Rossi	43,924	6,051(4)	—	—	49,975
Juli C. Spottiswood	19,622	6,051(4)	—	—	25,673
(1)	RSUs granted under 2016 and 2017 LTIP and vesting 24, 36 and 48 months from January 31st of the grant year, at the rate of 50%, 25% and 25% respectively, new hire award granted January 2016 and vesting 12, 24, 36, and 48 months from December 15th of the grant year, at the rate of 25% respectively, CEO Promotion Award granted January 2018 and vesting 24 and 36 months from December 15th of the grant year at the rate of 50% respectively, and RSUs granted under 2018 LTIP and vesting 100% on January 31, 2020.
(2)	Performance-based RSUs granted under the 2018 LTIP, shown at target level of performance achievement, vesting 100% 36 months from January 31st of the grant year, and Performance-based RSUs granted as CEO Promotion Award, shown at target level of performance achievement, vesting 100% upon completion of the three-year performance period. See the proxy statement starting on page 50 for a full description of the 2018 LTIP, including performance metrics, and page 41 and page 51 of the proxy statement for a full description of the CEO Promotion Award, including performance metrics.
(3)	Stock options granted under the 2018 LTIP, and vesting 12, 24 and 36 months from January 31st of the grant year, at 25% on each vesting date. Exercise price is $22.31 per share.
(4)	RSUs granted March 30, 2018 and vested March 8, 2019.
(5)	Mr. Braunstein’s holdings aggregate all securities of the Company held by him, Hudson Executive Capital LP (“Hudson Executive”), HEC Management GP LLC (“Hudson Management”)and their affiliated investment funds by virtue of Hudson Management being the general partner of Hudson Executive and Mr. Braunstein being the managing partner of Hudson Executive and managing member of Hudson Management. Mr. Braunstein, Hudson Executive, Hudson Management, and their affiliated investment funds held 8,126,933 shares as of December 31, 2018.
(6)	RSUs granted June 20, 2018 and vested March 8, 2019.

Payments to Past Directors

No payments were made by the Company to past directors, except to Mr. Rathgaber in connection with his retirement, as noted under “Payments for Loss of Office - Audited” below.

Payments for Loss of Office—Audited

The Company paid Mr. Rathgaber, our CEO and Executive Director through December 31, 2017, a $605,016 cash bonus in March 2018, which he earned in 2017 under our 2017 Cash Incentive Plan. Additionally, in accordance with Mr. Rathgaber’s RSU award agreements, all of his 249,059 unvested RSUs vested, and were distributed in common shares in July 2018.

In connection with Mr. Lynch’s departure from the Board, the Compensation Committee approved accelerating the vesting on his outstanding RSUs as of his date of departure from the Board, in recognition Mr. Lynch’s many years of dedicated service to the Company. As a result, the 6,051 RSUs granted to him in March 2018 vested and were distributed in common shares on October 31, 2018.

2019 PROXY STATEMENT | A-17

Performance Graph and Table

The graph below represents the relative investment performance of the Company’s shares to the NASDAQ Composite Index. The Board has selected the NASDAQ Composite Index for the comparison of total shareholder return for purposes of U.K. requirements as it represents a good market comparator.

The table below sets out the following compensation for our CEO:

•	Total remuneration as seen in the single figure table for the relevant financial year calculated using the stock prices at the end of the relevant financial year;
•	The bonus paid as a percentage of maximum opportunity;
•	The value of the long-term incentives that have met their performance condition against the maximum possible level which could have been earned in that period.
Item	2016	2017	2018
Total CEO remuneration	$8,000,402	$2,415,579	$7,906,619
Annual bonus as % of maximum	41.4%	43.2%	98.3%
Performance units meeting condition in year as % of maximum	68.0%	41.5%	−%

Percentage Change in Pay of Chief Executive Officer Fiscal 2017 to Fiscal 2018

The U.K. legislation requires the Company to disclose the percentage change in the prescribed pay elements of the CEO between 2017 and 2018 together with equivalent average percentages for the employee population of the Company’s group. The percentage change attributable to the employees below was calculated using the per-employee average compensation for the pay element using the employee population taken as a whole.

Pay Element	CEO	Employees
Salary	7.1%	2.1%
Benefits	27.1%	(5.9)%
Cash Bonus	143.8%	23.0%
Equity Awards	420.8%	(59.5)%

2019 PROXY STATEMENT | A-18

Effective January 1, 2018 Mr. West was promoted and became the Company’s CEO, replacing Mr. Steven Rathgaber upon his retirement. As a result, the CEO compensation was adjusted to take into consideration current market compensation, and Mr. West’s prior experience including his experience as CFO of the Company. This resulted in an increase in salary relative to the salary earned by our CEO in 2017, as well as an increase in bonus target and annual equity award value. Additionally, in conjunction with this promotion Mr. West received a special promotion equity award. The change in value of the equity awards is calculated using the equity awards granted and earned in 2017 and 2018 and the stock price at the respective year-ends. The stock prices as of December 31, 2017 and 2018 were $18.52 and $26.00, respectively, contributing to the percentage change. Additionally, the 2018 cash bonus paid to the CEO was paid at 98.3% of maximum as compared to the 2017 cash bonus paid to the CEO at 43.2% of maximum, as disclosed above.

The change in per-employee cash bonus is due to the overall above average Company results in relation to target, which resulted in higher cash bonuses, similar to the CEO position. Equity Awards on a per employee basis declined due to a change in the LTIP plan design from 2017 to 2018. For in 2017, the calculation includes time-based and performance-based awards granted in 2017, the performance-based portion of which were also fully earned in 2017 due to a one-year performance period. For 2018, the calculation includes only time-based awards granted in 2018, as the performance-based awards have a two-year performance period, and therefore have not been earned yet and are excluded.

Relative Importance of Spend on Pay

U.K. legislation requires the Company to show the annual change in spending on certain specified items. The following table includes the statutory items for the current and prior year:

•	Total remuneration for all employees across the Company;
•	Dividends paid;
•	Share repurchases.
	2017	2018	Change
Total Employee Remuneration(1)	$190,665,427	$195,878,862	2.7%
Share Repurchases	$−	$−	−%
Dividends Paid	$−	$−	−%
(1)	Total Employee Remuneration costs include all compensation related costs for employees, including salaries, bonuses, benefits and taxes incurred by the Company, etc. Equity Awards granted in the year to employees (net of forfeitures in the year) are included at closing market price of our stock on December 31, 2018 of $26.00 per share and December 29, 2017 of $18.52 per share, and performance-based RSUs are included at the actually earned values.
2019 PROXY STATEMENT | A-19

Statement of Implementation of Policy in 2019

In 2019, the Compensation Committee intends to continue to provide remuneration in accordance with the policy tables set forth above. Base salaries may be increased in line with increases across the Group and new targets will be set for the Cash Incentive Plan and the performance-based RSU awards, as explained below. The appropriate level of awards to be granted in 2019 is assessed by the Compensation Committee but in all cases will remain within the maximums stated in the Policy.

Effective March 2019, the following will apply:

Chief Executive Officer

Base Salary - The Compensation Committee approved our CEO’s base salary as $750,000, making no changes from 2018.

Cash Incentive Plan - The 2019 Cash Incentive Plan will utilize the following performance metrics and weightings:

•	Total Revenue (33.3%)
•	Adjusted EBITDA (33.3%)
•	Adjusted Free Cash Flow (33.3%)

Consistent with 2018, our CEO’s Cash Incentive target is set at 100% of his base salary.

Stock Option, Performance-based and Time-based RSUs - The 2019 LTIP will utilize the following performance measures and weightings for the Performance-based RSUs, measured over a three year performance period:

•	Cumulative Adjusted EBITDA (50%)
•	Relative Total Shareholder Return (50%)

Consistent with 2018, the value of the share-based payments granted to our CEO is based on an award of 4.7X base salary for 2019, with 25% being Options, 25% being Time-based RSUs and 50% being Performance-based RSUs. However, for Performance-based RSUs in 2019, the Company moved to a three-year performance period, and included relative Total Shareholder Return as a key metric, weighted at 50%, as noted above.

Non-Executive Directors

Fees and Time-based RSUs - Director Fees and Time-based RSUs granted will remain consistent with 2018 and as described on page 63 of the proxy statement:

•	the annual award of RSUs will remain at approximately $135,000 at the time of grant;
•	the annual cash retainer will remain at $70,000;
•	the additional annual cash retainer for the Chair of our Board will remain at $85,000;
•	the meeting fee for each Board meeting attended in person in the United Kingdom will be $10,000 with no additional fees paid for committee or other Board meetings attended;
•	reimbursement of reasonable fees related to preparation of U.K. tax returns; and
•	cash retainers for committee members and committee chair will remain the same as in 2018.

Specific performance targets are considered commercially sensitive as they will give our competitors information about our operating plan and strategy. The targets will be accurately disclosed in the proxy statement following the final performance period year.

2019 PROXY STATEMENT | A-20

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E71727-P19051 KEEP THIS PORTION FOR YOUR RECORDS

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CARDTRONICS PLC

The Board of Directors recommends you vote FOR the following proposals:

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

E71728-P19051

CARDTRONICS PLC
ANNUAL GENERAL MEETING OF SHAREHOLDERS
Wednesday, May 15, 2019, (5:00 p.m.) London Time

This proxy is solicited by the Board of Directors

The undersigned hereby revokes all prior proxies and appoints Edward H. West and Aimie Killeen, and each of them, as proxyholders with full power of substitution, to represent, vote and act with respect to all Class A ordinary shares of Cardtronics plc, which the undersigned would be entitled to vote at the Annual General Meeting of Shareholders to be held on Wednesday, May 15, 2019 at 5:00 p.m. London Time at Weil, Gotshal & Manges LLP, 110 Fetter Lane, London EC4A 1AY, United Kingdom, or any postponements or adjournments thereof, on any matter properly coming before the meeting, with all the powers the undersigned would possess if personally present.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance will the recommendations of the Board of Directors. Please see the accompanying proxy statement for additional details.

Address Changes/Comments: ______________________________

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(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side